As filed with the Securities and Exchange Commission on April 11, 2002.
                                                      Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                ---------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                                B&G FOODS, INC.
             (Exact name of Registrant as specified in its charter)
        Delaware                           2035                 13-3916496
(State or Other Jurisdiction of (Primary Standard Industrial (I.R.S. Employer Incorporation or Organization) Classification Code Number) Identification No.)
                         Four Gatehall Drive, Suite 110
                              Parsippany, NJ 07054
                                 (973) 401-6500
   Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                   -----------------------------------------
                   See Table of Additional Registrants Below
                   -----------------------------------------
                                David L. Wenner
                              Four Gatehall Drive
                                   Suite 110
                              Parsippany, NJ 07054
                                 (973) 401-6500
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                   -----------------------------------------
                                With a copy to:
                             Glyndwr P. Lobo, Esq.
                                    Dechert
                              30 Rockefeller Plaza
                               New York, NY 10112
                                 (212) 698-3500

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
                                                          Proposed Maximum                        Amount Of
Title Of Each Class Of Securities              Amount      Offering Price   Proposed Maximum    Registration
        To Be Registered                  To Be Registered     Per Share   Offering Price (1)      Fee (1)
------------------------------------------------------------------------------------------------------------
9 5/8% Senior Subordinated Notes due 2007 $220,000,000            100%         $220,000,000         $20,240
------------------------------------------------------------------------------------------------------------
Subsidiary Guarantees (2)                 $220,000,000             --              --
------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(f) under the Securities Act of 1933 solely for purposes of calculating the registration fee.
(2) Each of the subsidiary guarantors listed in the Table of Additional Registrants below have guaranteed, jointly and severally, the 9 5/8% Senior Subordinated Notes due 2007 being registered hereby. The subsidiary guarantors are registering the guarantees. Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee is required with respect to the guarantees.
                         -----------------------------
The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                B&G FOODS, INC.

                        Table of Additional Registrants

======================================================================================================

                                                Jurisdiction of  Primary Standard        IRS Employer
                                                 Incorporation        Industrial        Identification
Name                                            or Organization  Classification Number     Number
----                                            ---------------  ---------------------     ------

BGH Holdings Inc.                                  Delaware             6719             36-3867424
Bloch & Guggenheimer, Inc.                         Delaware             2035             36-1208070
Heritage Acquisition Corp.                         Delaware         2032, 2033           22-3640377
Les Produits Alimentaires Jacques Et Fils, Inc.     Quebec              2099                 --
Maple Groves Farms of Vermont, Inc.                 Vermont             2099             03-0259252
Polaner, Inc.                                      Delaware             2033             22-3210182
RWBV Acquisition Corp.                             Delaware             2099             22-3518822
Trappey's Fine Foods, Inc.                         Delaware       2099, 2035, 2033       22-2934591
William Underwood Company                        Massachusetts      2013, 2032           04-1919830

======================================================================================================

The address, including zip code, telephone number and area code, of the principal offices of the additional registrants listed above is: Four Gatehall Drive, Suite 110, Parsippany, NJ 07054; the telephone number at that address is
(973) 401-6500.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  SUBJECT TO COMPLETION, DATED APRIL 11, 2002
PROSPECTUS
                               OFFER TO EXCHANGE

                                All Outstanding
         Registered 9 5/8% Senior Subordinated Notes due 2007, Series B
                       and Related Subsidiary Guarantees
                                      and
        Unregistered 9 5/8% Senior Subordinated Notes due 2007, Series C
                       and Related Subsidiary Guarantees
                                      for
         Registered 9 5/8% Senior Subordinated Notes due 2007, Series D
                       and Related Subsidiary Guarantees
                                       of

                                     [LOGO]

                                B&G FOODS, INC.

                  The Exchange Offer Will Expire At 5:00 P.M.,
                 New York City Time, On , 2002, Unless Extended
                           -------------------------

     Terms of the exchange offer:

     o We will exchange all existing notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

     o You may withdraw tenders of existing notes at any time prior to the expiration of the exchange offer.

     o We believe that the exchange of existing notes will not be a taxable event for U.S. federal income tax purposes, but you should see "United States Federal Income Tax Considerations" on page 92 for more information.

     o    We will not receive any proceeds from the exchange offer.

     o The terms of the new notes are substantially identical to the existing notes, except that the new notes are registered under the Securities Act of 1933 and the transfer restrictions and registration rights applicable to the Series C notes issued in March 2002 do not apply to the new notes.

                               -----------------

     See "Risk Factors" beginning on page 12 for a discussion of risks that should be considered by holders prior to tendering their existing notes.

                               -----------------

     Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               -----------------

                  The date of this Prospectus is    , 2002

                               TABLE OF CONTENTS

                                                Page                                                    Page
                                                ----                                                    ----
Forward-Looking Statements.......................iii    Ownership of Capital Stock........................51
Summary............................................1    Certain Relationships and Related Transactions....53
Risk Factors......................................12    Description of Other Indebtedness.................54
Use of Proceeds...................................20    Description of the Notes..........................55
Capitalization....................................21    Certain U.S. Federal Income Tax Considerations....92
Selected Historical Consolidated Financial Data...22    Plan of Distribution..............................96
Management's Discussion and Analysis of                 Legal Matters.....................................96
Financial Condition and Results of Operations.....24    Experts...........................................97
The Exchange Offer................................31    Where You Can Find More Information...............97
Our Business......................................40    Index to Consolidated Financial Statements.......F-1
Our Management....................................46


                                ----------------

     In making your investment decision, you should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provided you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information in this prospectus is correct as of any date subsequent to the date on the cover of this prospectus.

     B&G Foods, Inc. is a Delaware corporation. Our principal executive offices are located at Four Gatehall Drive, Suite 110, Parsippany, NJ 07054, and our telephone number at that address is (973) 401-6500. Our World Wide Web site address is www.bgfoods.com. The information in our web site is not part of this prospectus.

                                ----------------

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for existing notes where the existing notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of one year after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                                ----------------

                            INDUSTRY AND MARKET DATA

     In this prospectus we rely on and refer to information and statistics regarding the food industry. We obtained this information and these statistics from various third-party sources, discussions with our customers and our own internal estimates. We believe that these sources and estimates are reliable, but we have not independently verified them and cannot guarantee their accuracy or completeness. Unless otherwise indicated, all statements in this prospectus regarding market share and brand position are measured by retail dollar share.

                                ----------------

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes  forward-looking  statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, including without limitation the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Our Business." The words "believes," "anticipates," "plans," "expects," "intends," "estimates" and similar expressions are intended to identify forward-looking statements. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus and include:

     o    our substantial leverage;

     o    the risks associated with the expansion of our business;

     o    our possible inability to integrate the businesses we acquire;

     o lower sales volumes for our products and higher costs of food product raw materials;

     o    factors that affect the food industry generally; and

     o other factors discussed under "Risk Factors" or elsewhere in this prospectus.

     All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to use or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

                                    SUMMARY

     This summary may not contain all the information that is important to you. You should read the entire prospectus, including the financial statements and the notes to those statements included in this prospectus, before making an investment decision. You should also carefully consider the factors set forth under "Risk Factors" starting on page 12.

     The terms "B&G," "B&G Foods," "our," "we" and "us," as used in this prospectus, refer to B&G Foods, Inc. and its wholly owned subsidiaries, except where it is clear that the term refers only to the parent company. Our fiscal year is the 52 or 53 week reporting period ending on the Saturday closest to December 31. Our fiscal year 2001 ended on December 29, 2001.

                        Background of the Exchange Offer

     On August 11, 1997, we completed a private offering of $120,000,000 principal amount of 9 5/8% Senior Subordinated Notes due 2007, referred to as the Series A notes. The Series A notes were subsequently part of an exchange offer completed on February 6, 1998 that allowed holders of the Series A notes to exchange the Series A notes for 9 5/8% Senior Subordinated Notes due 2007, referred to as the Series B notes, which were registered under the Securities Act. On March 7, 2002, we completed the private offering of $100,000,000 principal amount of 9 5/8% Senior Subordinated Notes due 2007, referred to as the Series C notes.

     As part of the private offering of Series C notes, we entered into a registration rights agreement with the initial purchasers of the existing notes in which we agreed to complete an exchange offer for the existing February 1998 and Series C notes. We are offering to exchange the existing notes for $220,000,000 aggregate principal amount of our 9 5/8% Senior Subordinated Notes due 2007, which have been registered under the Securities Act. We refer to this offer to exchange new notes for existing notes in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal as the exchange offer. You are entitled to exchange in the exchange offer your Series B notes, which are already registered under the Securities Act, or your Series C notes, or both, for new notes with substantially identical terms to both the Series B notes and the Series C notes.

     You should read the discussion under the headings "--The New Notes" and "Description of the Notes" for further information regarding the new notes and the discussion under the headings "--The Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and the new notes.

     In this prospectus the Series B notes and Series C notes are collectively called the existing notes. The notes for which the existing notes will be exchanged are called the Series D notes or the new notes.

                                  Our Company

Overview

     We manufacture, sell and distribute a diverse portfolio of high quality, shelf-stable, branded food products with leading retail market shares in our relevant markets. In general, we position our retail branded products to appeal to the consumer desiring a high quality and reasonably priced branded product. In our relevant retail markets, eight of our products hold the number one or two position. We complement our branded retail product sales with a growing food service business. For fiscal year 2001, our net sales were $332.4 million and our adjusted EBITDA (as defined below) was $52.0 million.

     Our portfolio of brands consists of the following:


                                   Year
         Brand                  Originated                 Products
         -----                  ----------                 --------

[logo]   Ac'cent                   1947      All-natural flavor enhancer used primarily on
                                             beef, poultry, fish and vegetables

[logo]   B&M                       1927      Variety of brick-oven baked beans and brown bread

[logo]   Bloch & Guggenheimer      1886      Pickles, relishes, peppers, olives and other
                                             related specialty items

[logo]   Brer Rabbit               1907      Molasses

[logo]   Emeril's                  2000      Seasonings, salad dressings, marinades, pepper
                                             sauces and pasta sauces

[logo]   Joan of Arc               1895      Canned beans

[logo]   Las Palmas                1923      Enchilada sauce, jalapenos, green chilis and
                                             crushed tomatillos

[logo]   Maple Grove Farms         1915      Pure maple syrup, gourmet salad dressings,
         of Vermont                          marinades, fruit syrups, confections and pancake
                                             mixes

[logo]   Polaner                   1880      Fruit-based spreads and wet spices such as
                                             bottled chopped garlic and basil

[logo]   Regina                    1949      Vinegars and cooking wines

[logo]   Sa-so'n                   1947      Flavor enhancer used primarily on beef, poultry,
                                             fish and vegetables

[logo]   Trappey's                 1898      Peppers and hot sauces

[logo]   Underwood                 1870      Meat spreads, including deviled ham, chicken and
                                             roast beef

[logo]   Vermont Maid              1919      Maple-flavored syrup

[logo]   Wright's                  1895      Liquid smoke


     We sell and distribute our products through a unique, multiple-channel system. We believe our distribution system has sufficient capacity to cost-effectively accommodate incremental product volume through existing channels. Our multiple-channel sales and distribution system includes the following:

     o    direct sales to supermarket chains;

     o    direct and distributor sales to food service outlets;

     o    direct sales to mass merchants, warehouse clubs and non-food outlets;

     o    direct sales to specialty food distributors;

     o direct-store-organization sales on a regional basis to individual grocery stores; and

     o    other sales through export, catalogues and the Internet.

     We generally sell our national brands through brokers to supermarket chains, food service outlets, mass merchants, warehouse clubs, non-food outlets and specialty food distributors. National and regional food brokers sell the entire portfolio of our products. Broker sales efforts are coordinated by our regional sales managers, who supervise brokers' activities with buyers or distributors and brokers' retail coverage of the products at the store level.

     We distribute our products in the greater New York metropolitan area primarily through our direct-store-organization sales and distribution system, which we refer to as our DSO system. Our DSO system supports an organization of sales personnel who directly service over 2,000 individual grocery stores with our products.

Competitive Strengths

     We believe the following competitive strengths will allow us to continue to enhance our operating profitability and cash flow:

     Portfolio of Brands with Leading Market Positions. We have assembled a diverse portfolio of 15 branded food products which consists primarily of niche or specialty products with strong market positions. In the markets in which we have a presence, eight of our products hold either a number one or two market position and possess a significant market share. Our mix of brands and products provides us financial stability, cash flow diversity and the ability to mitigate the financial impact of seasonality and the competitive pressures against any single product.

                      Retail Market Position of Our Brands

                                                    Retail Market Share(1)
                                                    ----------------------
Brand                         Category          Share Position       Percentage
-----                         --------          --------------       ----------

B&M                           Baked Beans       #1 New England         39.9%
Bloch & Guggenheimer          Pickles           #1 Greater NY Metro    32.0%
                              Peppers           #1 Greater NY Metro    33.4%
Brer Rabbit                   Molasses          #2 National            24.5%
Las Palmas                    Enchilada Sauce   #1 Los Angeles         68.5%
Maple Grove Farms of Vermont  Pure Maple Syrup  #2 National            32.2%
Polaner                       All Fruit         #1 National            47.9%
Regina                        Wine Vinegar      #1 National            19.9%
Ac'cent                       Flavor Enhancer   Unique Product          N/A
Underwood                     Deviled Meats     Unique Product          N/A

-----------

(1)  Retail dollar  supermarket sales for the 52 weeks ending December 30, 2001,
     according  to   Information   Resources   Inc.,  a  nationally   recognized
     independent research service.

     Diversity of Distribution Channels. We have strong marketing and sales representation in most U.S. food distribution channels. Historically, our distribution efforts have focused primarily on supermarket, warehouse and DSO channels. In recent years, however, we have expanded our distribution efforts to also include specialty distributors, food service, specialty markets and export channels. The diversity of our multiple-channel sales and distribution system enhances our ability to capitalize on growth trends within a number of these distribution channels. Our diverse distribution channels have also contributed to our ability to maintain a broad customer base, with sales to our ten largest customers accounting for less than 10.0% of our total sales in fiscal year 2001.

     Improved Financial Performance. We have benefited from significant and stable financial and operating improvements in our business, which have enabled us to reduce our financial leverage over time. We have focused on generating profitable sales growth, implementing cost savings initiatives and improving productivity which has improved our profitability. While our leverage has historically increased due to acquisitions, we are dedicated to attaining conservative leverage levels. We have successfully decreased debt levels with increased cash flow and net proceeds from asset sales. In fiscal year 2001, we reduced our total debt by $40.0 million from $329.3 million to $289.3 million.

     Successful Integration of Acquisitions. We believe that our portfolio of shelf-stable, branded food products, effective sales and distribution channels and experienced management team provide a sound platform for future growth. Since 1996, we have acquired and successfully integrated 13 brands. We have focused on acquiring niche and specialty products that generate high margins. These acquisitions have broadened our product offering, significantly increased sales and our operating performance, and expanded our geographic reach. We believe that our ability to achieve operating efficiencies and economies of scale have enabled us to acquire and integrate new acquisitions in a timelier manner than most of our competitors.

     Experienced Management Team with Proven Track Record. Our management team has an average of approximately 27 years of industry experience and 20 years of experience with our company. Our management team has successfully operated in a leveraged environment and has developed and implemented a business strategy which has enabled our company to become one of the more successful manufacturers and distributors of a diverse portfolio of shelf-stable branded food products. Our senior management team has a strong interest in the continued success of our company, as demonstrated by its ownership of 17.5% of our company on a fully diluted basis.

Business Strategy

     Our goal is to continue to increase sales and profitability by enhancing our existing portfolio of branded shelf-stable products and by capitalizing on our competitive strengths. We intend to implement our strategy through the following initiatives:

     Leverage Our Unique Multiple-Channel Sales and Distribution System. Our unique multiple-channel sales and distribution system is one of our primary competitive strengths, allowing us to capitalize on growth opportunities quickly and efficiently. Our sales and distribution system enables us to introduce and sell new products effectively to existing and new customers. We continue to strengthen our sales and distribution system in order to realize distribution economies of scale and provide an efficient, national platform for new products and product line extensions.

     Expand Presence in Mass Merchants, Specialty Food Distributors and Other Markets. Grocery retailers have been the traditional market for our products. We believe that there are certain other retail markets that have the potential to grow faster than the grocery retail industry as a whole and that these other markets present considerable growth opportunities for our brands. These other retail markets include specialty food distributors, mass merchants, warehouse and club stores, convenience stores, drug stores, vending machines and food services. For example, by selling Emeril's branded products to specialty food distributors in addition to grocery retailers, we were able to grow sales of Emeril's branded products since their introduction in July 2000 to $18.7 million in fiscal year 2001.

     Introduce New Products and Line Extensions. We believe that our leading market positions, combined with the competitive strength of our unique multiple-channel sales and distribution system, provide a strong platform for new product introductions and product line extensions. Our management has demonstrated its prior experience in successfully introducing new products and product line extensions, including Emeril's branded products, B&G Sandwich Toppers and the Polaner All-Fruit line. For example, management was able to begin selling Emeril's branded products within four months of the product line's conception.

     Leverage Direct-Store-Organization Sales and Distribution System. Our extensive and focused DSO system, concentrated in the greater New York metropolitan area, provides us with strong relationships at the food retailer level, superior store penetration and preferred shelf product placement. This sales and distribution system also enables us to introduce and sell new products effectively to our existing grocery customers.

     Complete Select Acquisitions. We believe that our portfolio of branded food products, our unique multiple-channel sales and distribution system and our experienced management team provide a sound platform for future growth. We may pursue select acquisitions of high-margin niche products when we believe we have an opportunity to enhance sales growth and operating performance through increased management focus and integration into our administrative, manufacturing, sales and distribution infrastructure. We further believe that successful future acquisitions can enhance our portfolio of existing businesses by broadening our product offerings.

                               ------------------

     Our corporate headquarters are located at Four Gatehall Drive, Suite 110, Parsippany, New Jersey 07054, and our telephone number is (973) 401-6500. Our website address is www.bgfoods.com.

                               The Exchange Offer

Securities Offered....................    $220,000,000 aggregate principal amount of 9 5/8% senior subordinated notes due 2007.  The terms of the new notes and existing notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Series C notes.

The Exchange Offer....................    We are offering the new notes to you in exchange for a like principal amount of existing notes.  Existing notes may be exchanged only in integral multiples of $1,000.  We intend by the issuance of the new notes to satisfy our obligations contained in the registration rights agreement.  See "The Exchange Offer--Purpose of the Exchange Offer."

Expiration Date.......................    The exchange offer will expire at 5:00 p.m. New York City time, on
                                                , 2002, unless we extend the exchange offer.

Conditions to the Exchange Offer......    The exchange offer is not subject to any condition other than the exchange offer not violating applicable law, court order or any applicable interpretation of the Securities and Exchange Commission.

Procedures for Tendering Existing
Notes.................................    The procedures for tendering existing notes, as well as guaranteed delivery procedures, are described in "The Exchange Offer--Procedures for
                                          Tendering Existing Notes" and "The Exchange Offer--Guaranteed Delivery
                                          Procedures."

Withdrawal Rights.....................    You may withdraw your tender of existing notes at any time prior to the expiration date.  See "The Exchange Offer--Withdrawal of Tenders."
Certain Federal Income Tax
Considerations........................    We believe that the exchange of notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes.  See
                                          "Certain U.S. Federal Income Tax Considerations."

Use of Proceeds.......................    We will not receive any proceeds from the exchange offer.

Exchange Agent........................    ---------- is serving as the exchange agent in connection with exchange offer.


                       Consequences of the Exchange Offer

     Based on interpretive letters issued by the staff on the Securities and Exchange Commission to third parties in unrelated transactions, we are of the view that holders of existing notes who exchange their existing notes for new notes pursuant to the exchange offer generally may offer such new notes for resale, resell such new notes and otherwise transfer such new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided:

     o the new notes are acquired in the ordinary course of the holders' business;

     o the holders have no arrangement with any person to participate in a distribution of such new notes;

     o neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes; and

     o the holder is not our "affiliate" within the meaning of Rule 405 under the Securities Act.

     Each broker-dealer that receives new notes for its own account in exchange for existing notes must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution." In addition, the securities laws of some jurisdictions may prohibit the offer or sale of the new notes unless they have been registered or qualified for sale in such jurisdiction or in compliance with an available exemption from registration or qualification. We have agreed, pursuant to the registration rights agreement, to register or qualify the new notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the notes reasonably requests in writing. If a holder of Series C notes does not exchange such existing notes for new notes pursuant to the exchange offer, such existing notes will continue to be subject to the restrictions on transfer contained in the legend printed on the Series C notes. In general, the existing notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from the Securities Act and applicable state securities laws. Holders of existing notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the exchange offer. See "The Exchange Offer--Consequences of Failure to Exchange; Resales of New Notes."

     The Series C notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages market. Prior to the consummation of the exchange offer, the Series C notes may continue to be traded in the PORTAL market. Following expiration of the exchange offer, the new notes will not be eligible for PORTAL trading.

                                 The New Notes

     The terms of the new notes and the existing notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Series C notes.


Issuer..................................  B&G Foods, Inc.

Securities Offered......................  $220,000,000 aggregate principal amount of 9 5/8% Senior Subordinated Notes due 2007.

Maturity Date...........................  August 1, 2007.

Interest Payment Dates..................  February 1 and August 1, commencing August 1, 2002.

Optional Redemption.....................  On or after August 1, 2002, we may redeem some or all of the notes at any time at the redemption prices described in the section "Description of the
                                          Notes -- Optional Redemption."

Mandatory Redemption....................  We will not be required to make mandatory redemption or sinking fund payments with respect to the notes.

Subsidiary Guarantees...................  All payments with respect to the notes, including principal and interest, will be fully, unconditionally and irrevocably guaranteed, jointly and severally, on an unsecured senior subordinated basis by each of our existing and future subsidiaries. Each of our guarantors also guarantees our senior credit facility.


                                       7

Change of Control; Asset Sales..........  If we sell specified assets or experience certain changes in control, we must offer to repurchase the notes at the prices, plus accrued and unpaid interest, if any, to the date of redemption, listed in the section
                                          "Description of the Notes -- Repurchase at the Option of Holders."

Rankings................................  The notes and the guarantees will be unsecured senior subordinated obligations. The notes will rank:

                                          o        subordinate in right of payment to all of our and our guarantors'
                                                   existing and future senior indebtedness (including our and our guarantors' obligations under our senior credit
                                                   facility);

                                          o        equal in right of payment to our and our guarantors' existing and future senior subordinated indebtedness; and

                                          o        senior in right of payment to our and our guarantors' future subordinated indebtedness.

Covenants...............................  We will issue the new notes under an indenture among us, the guarantors and
                                          The Bank of New York, as trustee. The indenture will, among other things, to the same extent as the indentures governing the existing notes, limit our ability and that of our subsidiaries to:

                                          o        incur additional indebtedness and issue preferred stock;

                                          o        pay dividends or make other distributions;

                                          o        make other restricted payments and investments;

                                          o        create liens;

                                          o        incur restrictions on the ability of our subsidiaries to pay dividends or

                                          o        other payments to us;

                                          o        sell assets;

                                          o        merge or consolidate with other entities;

                                          o        enter into transactions with affiliates;

                                          o        engage in sale and leaseback transactions;

                                          o        issue capital stock of wholly owned subsidiaries; and

                                          o        engage in certain business activities.

                                          o        Each of the covenants is subject to a number of important
                                                   exceptions and qualifications. See "Description of the Notes
                                                   -- Certain Covenants."

     For a more detailed discussion of the new notes, see "Description of the Notes."

     For a discussion of certain risks that should be considered in connection with an investment in the new notes, see "Risk Factors."

                            -----------------------

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following summary historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Consolidated Financial Data" and our audited consolidated financial statements and notes to those statements included in this prospectus. Our summary historical consolidated financial data as of December 29, 2001 and for the years ended December 29, 2001, December 30, 2000 and January 1, 2000 have been derived from consolidated financial statements that have been audited by KPMG LLP, independent auditors.

     The unaudited as adjusted balance sheet data as of December 29, 2001 gives effect to the offering of the Series C notes and the application of the proceeds from the offering to the repayment of indebtedness under our senior credit facility as if they had occurred on December 29, 2001. This information is for illustrative purposes only and is not necessarily indicative of the financial position that would have occurred if the offering and repayment had occurred on December 29, 2001.


                                                                         Fiscal Year Ended
                                                             -------------------------------------------
                                                              December 29,   December 30,   January 1,
                                                                 2001           2000            2000
                                                             -------------- -------------- -------------
                                                                (Dollars in thousands, except ratios)

Statement of Operations Data(1):
Net sales.................................................    $  332,433     $   351,416    $  336,112
Cost of goods sold........................................       192,525         200,651       196,184
                                                              ----------     -----------    ----------
Gross profit..............................................    $  139,908     $   150,765    $  139,928
Sales, marketing and distribution expenses................        87,576         100,711        91,120
General and administrative expenses.......................        14,120          12,957        13,802
Management fees...........................................           500             500           450
Environmental clean-up....................................           950              --            --
Special charge-severance..................................            --             250            --
                                                              ----------     -----------    ----------
Operating income..........................................    $   36,762     $    36,347    $   34,556
Gain on sale of assets....................................        (3,112)             --            --
Interest expense..........................................        29,847          36,073        29,874
                                                              ----------     -----------    ----------
Income before income tax expense..........................    $   10,027     $       274    $    4,682
Income tax expense........................................         4,029           1,559         2,429
                                                              ----------     -----------    ----------
Net income (loss).........................................    $    5,998     $    (1,285)   $    2,253
                                                              ==========     ===========    ==========
Other Financial Data(1):
Adjusted EBITDA(2)........................................    $   52,002     $    52,351    $   49,704
Depreciation and amortization.............................        14,290          15,754        15,148
Cash interest expense(3)..................................        27,875          34,230        28,397
Capital expenditures......................................         3,904           5,891         5,500
Ratio of EBITDA to cash interest expense..................          1.9x            1.5x          1.8x



                                                                                    Fiscal Year Ended
                                                                                    December 29, 2001
                                                                             ------------------------------
                                                                                Actual      As Adjusted(4)
                                                                             ------------- ----------------

Balance Sheet Data (at period end)(1):
Cash and cash equivalents..................................................  $   15,055     $   15,055
Total assets...............................................................     426,006        429,006
Long-term debt, including current portion..................................     289,275        292,275
Total stockholder's equity.................................................      62,836         62,836
---------


(1) The purchase method of accounting was used to account for (a) the acquisition of certain assets of the Polaner and related brands from International Home Foods, Inc. on February 5, 1999 and (b) the acquisition of the Heritage Portfolio of Brands from the Pillsbury Company, Indivined B.V. and IC Acquisition Company on March 15, 1999. We completed the sale of our wholly owned subsidiary, Burns & Ricker, Inc. to Nonni's Food Company, Inc. on January 17, 2001. The sale of Burns & Ricker, Inc. accounted for $25.1 million of the sales decrease during fiscal year 2001.

(2) EBITDA is defined as earnings before interest, taxes, depreciation and amortization and extraordinary items and is presented because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company's ability to service and incur debt. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income, cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

          Adjusted EBITDA is calculated by adding to or deducting from EBITDA certain items that we believe are unusual consisting of: (a) a net charge in fiscal year 2001 of $1.0 million related to environmental cleanup, (b) a charge of $0.3 million related to employee severance in fiscal year 2000 and (c) a gain of $3.1 million related to the sale of Burns & Ricker, Inc. in fiscal year 2001. No adjustments were made to EBITDA for fiscal year 1999.

          The following table summarizes the impact of these adjustments to EBITDA for the periods indicated (see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more detail):


                                                                      Fiscal Year Ended
                                                        ------------------------------------------
                                                          December 29,   December 30,   January 1,
                                                              2001           2000          2000
                                                        --------------- -------------- -----------

    EBITDA...........................................   $   54,164      $   52,101     $   49,704
    Adjustments:
         Environmental cleanup.......................          950              --             --
         Special charge -- severance.................           --             250             --
         Gain of sale of assets......................       (3,112)             --             --
                                                        ----------      ----------     ----------
    Adjusted EBITDA..................................   $   52,002      $   52,351     $   49,704
                                                        ==========      ==========     ==========

(3) Cash interest expense represents interest expense less amortization of capitalized financing fees.

(4) Net proceeds from the private offering of the Series C notes were approximately $95.8 million, after deducting estimated fees and expenses totaling approximately $3.0 million. The net proceeds were used to repay borrowings under our senior credit facility.

                                  RISK FACTORS

     Before you invest in the notes, you should carefully consider the risk factors set forth below as well as the other information contained in this prospectus. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Relating to the Notes

Our substantial indebtedness could prevent us from fulfilling our obligations under the notes and otherwise restrict our activities.

     We have now and, after the exchange offer, will continue to have a significant amount of indebtedness. On December 29, 2001, after giving pro forma effect to the offering of the Series C notes in March 2002, we would have had total indebtedness of $292.3 million (of which $218.8 million would have consisted of the existing notes).

     Our substantial indebtedness could have important consequences to you. For example, it could:

     o make it more difficult for us to satisfy our obligations with respect to these notes;

     o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

     o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     o place us at a competitive disadvantage compared to our competitors that have less debt;

     o increase our vulnerability to general adverse economic and industry conditions; and

     o    limit our ability to borrow additional funds.

     In addition, the indentures governing the existing notes and the new notes and our senior credit facility contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial indebtedness.

     We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indentures governing the existing notes and the new notes do not fully prohibit us or our subsidiaries from doing so. Our senior credit facility permits borrowing of up to $60.0 million, and all of those borrowings would rank senior to the notes and the subsidiary guarantees. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. See "Description of Other Indebtedness--Senior Credit Facility."

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

     Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures will depend on our ability to generate cash flow from operations in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

     Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our senior credit facility, will be adequate to meet our future liquidity needs for at least the next few years.

     We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior credit facility in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior credit facility and these notes, on commercially reasonable terms or at all.

Your right to receive payments on these notes is junior to our existing senior indebtedness and possibly all of our future borrowings. Further, the guarantees of these notes are junior to all of our guarantors' existing senior indebtedness and possibly to all their future borrowings.

     These notes and the subsidiary guarantees rank behind all of our and the subsidiary guarantors' existing senior indebtedness (other than trade payables) and all of our and their future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior debt and the guarantors will be entitled to be paid in full and in cash before any payment may be made with respect to these notes or the subsidiary guarantees.

     In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

     In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with trade creditors and all other holders of our and the guarantors' subordinated indebtedness in the assets remaining after we and the subsidiary guarantors have paid all of our senior debt. However, because the indentures governing the existing notes and the new notes require that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of our senior debt.

     Assuming we had completed the offering of the Series C notes and amended our senior credit facility on December 29, 2001 as described under the heading "Description of Other Indebtedness," the notes and the subsidiary guarantees would have been subordinated to $73.5 million of senior debt, and approximately $60.0 million would have been available for borrowing as additional senior debt under our senior credit facility. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indentures governing the existing notes and the new notes.

Restrictions in our outstanding debt instruments may limit our ability to make payments on the notes or operate our business.

     Our senior credit facility and the indentures governing the existing notes and the new notes contain covenants that limit the discretion of our management with respect to certain business matters. These covenants significantly restrict our ability and our subsidiaries' ability to (among other things):

     o    incur additional indebtedness and issue preferred stock;

     o    pay dividends or make other distributions;

     o    make other restricted payments and investments;

     o    create liens;

     o incur restrictions on the ability of our subsidiaries to pay dividends or other payments to us;

     o    sell assets;

     o    merge or consolidate with other entities;

     o    enter into transactions with affiliates;

     o    engage in sale and leaseback transactions;

     o    issue capital stock of wholly owned subsidiaries; and

     o    engage in certain business activities.

     In addition, our senior credit facility will require us to meet a number of financial ratios and financial condition tests including maximum capital expenditure limits, a minimum total interest coverage ratio, a minimum fixed charge coverage ratio and a maximum leverage ratio. You should read the discussions under the headings "Description of Other Indebtedness--Senior Credit Facility" and "Description of the Notes--Certain Covenants" for further information about these covenants. Events beyond our control can affect our ability to meet these financial ratios and financial condition tests. Our failure to comply with these obligations could cause an event of default under our senior credit facility. If an event of default occurs, our lenders could elect to declare all amounts outstanding and accrued and unpaid interest on our senior credit facility to be immediately due, and the lenders thereafter could foreclose upon the assets securing the senior credit facility. In that event, we cannot assure you that we would have sufficient assets to repay all of our obligations, including the notes and the related guarantees. We may incur other indebtedness in the future that may contain financial or other covenants more restrictive than those applicable to our senior credit facility or the indentures governing the existing notes and the new notes.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indentures.

     Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indentures governing the existing notes and the new notes.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

     Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

     o received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

     o    was insolvent or rendered insolvent by reason of such incurrence; or

     o was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

     o intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

     In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

     o the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

     o the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     o    it could not pay its debts as they become due.

     On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of these notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

There is no active trading market for the new notes and one may not develop.

     The Series C notes are currently eligible for trading in the PORTAL Market. Upon consummation of the exchange offer, the Series C notes will cease to be eligible for trading in the PORTAL market. The new notes are new securities for which there currently is no market. We have been informed by the initial purchasers in the private offering of the Series C notes that they intend to make a market in the new notes. Those initial purchasers, however, may cease their market making at any time. As a result, we cannot assure you that an active trading market will develop for the new notes. We do not intend to apply for listing of the new notes on any securities exchange or for quotation through the Nasdaq National Market or any other quotation system.

Failure to exchange your existing notes for new notes will significantly limit your ability to sell the existing notes.

     If you do not exchange your Series C notes for new notes pursuant to the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the Series C notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. Also, upon consummation of the exchange offer, the Series C notes, which are currently eligible for trading in the PORTAL market, will cease to be eligible for trading in the PORTAL market.

     Any Series B notes that are not exchanged will continue to be registered securities. However, to the extent any Series B notes and Series C notes are tendered and accepted for exchange pursuant to the exchange offer, the trading market for Series B notes or Series C notes that remain outstanding may be significantly more limited, which might adversely affect the liquidity of the existing notes not exchanged. The number of holders of existing notes remaining and the interest in maintaining a market in such existing notes on the part of securities firms will largely determine the extent of the market and availability of price quotations. The market price for Series B notes or Series C notes that are not exchanged in the exchange offer may be affected adversely to the extent that the amount of Series B notes or Series C notes exchanged pursuant to the exchange offer reduces the outstanding market value available for trading. This may also make the market price of the existing notes that are not exchanged more volatile.

Terrorist attacks, such as the attacks that occurred in New York City and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect the markets on which the notes trade, the markets in which we operate, our operations and our profitability.

     Terrorist attacks may negatively affect our operations and your investment. There can be no assurance that there will not be further terrorist attacks against the United States or United States businesses. These attacks or armed conflicts may directly impact our physical facilities or those of our suppliers or customers. Furthermore, these attacks may make travel and the transportation of our supplies and products more difficult and more expensive and ultimately affect our sales.

     More generally, terrorist attacks or related armed conflicts could cause consumer confidence and spending to decrease or result in increased volatility in the U.S. and worldwide financial markets and economy. They also could result in economic recession in the U.S. or abroad. Any of these occurrences could have a significant impact on our operating results, revenues and costs and may result in the volatility of the market price for our securities and on the future price of our securities.

Risks Specific to Our Company

We face significant competition in our industry.

     The food products business is highly competitive. Numerous brands and products compete for shelf space and sales, with competition based primarily on product quality, convenience, price, trade promotion, consumer promotion, brand recognition and loyalty, customer service, effective advertising and promotional activities and the ability to identify and satisfy emerging consumer preferences. We compete with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies. Many of these competitors have multiple product lines, substantially greater financial and other resources available to them and may have lower fixed costs and/or be substantially less leveraged than our company. We cannot assure you that we will be able to continue to compete successfully with these companies. Competitive pressures or other factors could cause our products to lose market share or result in significant price erosion, which could have a material adverse effect on our business, financial condition or results of operations. See "Our Business--Competition."

We are vulnerable to fluctuations in the supply and price of raw materials.

     We purchase agricultural products, meat and poultry, other raw materials and packaging supplies from growers, commodity processors, other food companies and packaging manufacturers. While all such materials are available from numerous independent suppliers, raw materials are subject to fluctuations in price attributable to a number of factors, including changes in crop size, federal and state agricultural programs, export demand, weather conditions during the growing and harvesting seasons, insects, plant diseases and fungi. Although we enter into advance commodities purchase agreements from time to time, increases in raw material costs could have a material adverse effect on our business, financial condition or results of operations. See "Our Business--Raw Materials."

We may have difficulties integrating our planned future acquisitions.

     We may pursue additional acquisitions of food product lines and businesses. We cannot assure you, however, that we will be able to identify additional acquisitions or that we would realize any anticipated benefits from such acquisitions. Moreover, future acquisitions by us could result in the incurrence of substantial additional indebtedness, exposure to contingent liabilities and the possible future impairment of any goodwill and other intangible assets incurred in connection with these acquisitions, all of which could adversely affect our financial condition and results of operations. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies and the diversion of management's attention from other business concerns. Any inability by us to integrate any acquired companies in a timely and efficient manner could adversely affect our business, financial condition or results of operations. In the event that any such acquisition were to occur, we cannot assure you that our business, financial condition or results of operations would not suffer material adverse effects.

We rely on co-packers for certain of our manufacturing needs.

     We rely upon co-packers for a portion of our manufacturing needs. The success of our business depends, in part, on maintaining a strong manufacturing platform. We feel that there are a limited number of competent, high-quality co-packers in the industry, and if we were required to obtain additional or alternative co-packing agreements or arrangements in the future, we cannot assure you we will be able to do so on satisfactory terms or in a timely manner. Our inability to enter into satisfactory co-packing agreements could limit our ability to implement our business plan or meet customer demand. See "Our Business--Facilities and Production."

We are subject to environmental laws and regulations relating to hazardous materials, substances and waste used in or resulting from our operations. Liabilities or claims with respect to environmental matters could have a significant negative impact on our business.

     Our operations are also governed by laws and regulations relating to workplace safety and worker health which, among other things, regulate employee exposure to hazardous chemicals in the workplace. As with other companies engaged in like businesses, the nature of our operations expose us to the risk of liabilities or claims with respect to environmental matters, including those relating to the disposal and release of hazardous substances. We cannot assure you that material costs will not be incurred in connection with such liabilities or claims.

     Based on our company's experience to date, we believe that the future cost of compliance with existing environmental laws and regulations (and liability for known environmental conditions) will not have a material adverse effect on our business, financial condition or results of operations. We cannot predict, however, what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted. Nor can we predict the amount of future expenditures that may be required in order to comply with such environmental or health and safety laws or regulations or to respond to such environmental claims.

     On January 17, 2001, we became aware that fuel oil from our underground storage tank at our Roseland, New Jersey facility had been released into the ground and into a brook adjacent to such property. The New Jersey Department of Environmental Protection (NJDEP) initially engaged an environmental services firm to address the clean up of the oil in the brook; and, with the approval of the NJDEP, we retained such environmental services firm on January 18, 2001 for the same purpose. In addition, we hired another environmental services firm to address the on-site oil impact to subsurface soils. Since January 17, 2001, together with our environmental services firms, we have worked to clean up the oil and are cooperating with the NJDEP.

     Both environmental services firms have completed the site work and believe they have remediated the site such that no further clean-up is warranted. Both firms have submitted their findings to the NJDEP along with recommendations for no further action. We are awaiting the NJDEP's response to those recommendations. The NJDEP could require additional investigation before acceding to the no further action recommendations, but the cost of such additional investigation is not expected to have a material adverse effect on our business, financial condition or results of operations.

     In January 2002, we were named as a third-party defendant in an action regarding environmental liability at the Combe Fill South Landfill in New Jersey under the Comprehensive Environmental Response, Compensation and Liability Act, or Superfund, and under New Jersey's Spill Compensation and Control Act for alleged disposal of waste from White Cap Preserves, a former subsidiary of M. Polaner, Inc. M. Polaner was sold by one of our former parents and was ultimately acquired by International Home Foods, Inc. We believe we are indemnified by an affiliate of International Home Foods, Inc. for this liability. We have submitted a demand for indemnity, but the indemnitor's initial response was limited to a request for additional information. We believe that we may also have substantive defenses to the third-party complaint, and will explore those defenses if we are not indemnified for this liability.

Our operations are subject to FDA and USDA governmental regulation and there is no assurance that we will be in compliance with all regulations.

     Our operations are subject to extensive regulation by the United States Food and Drug Administration, the United States Department of Agriculture and other national, state and local authorities. Specifically, for example, we are subject to the Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, packaging and safety of food. Under this program the FDA regulates manufacturing practices for foods through its current "good manufacturing practices" regulations and specifies the recipes for certain foods. Our processing facilities and products are subject to periodic inspection by federal, state and local authorities. We cannot assure you, however, that we are in compliance with currently applicable laws and regulations or that we will be able to comply with any or all future laws and regulations. Failure by us to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our business, financial condition or results of operations. See "Our Business--Governmental Regulation."

We may be subject to significant liability should the consumption of any of our products cause injury, illness or death.

     We may be required to recall products in the event of contamination, product tampering, mislabeling or damage to our products. We cannot assure you that product liability claims will not be asserted against us or that we will not be obligated to recall our products. A product liability judgment against us or a product recall could have a material adverse effect on our business, financial condition or results of operations.

Litigation regarding our trademarks and any other proprietary rights may have a significant negative impact on our business.

     We own 74 trademarks which are registered in the United States and 226 trademarks which are registered in foreign countries. In addition, we have 18 trademark applications pending in foreign countries. We consider our trademarks to be of significant importance in our business. We cannot assure you that the actions we take to establish and protect our trademarks and other proprietary rights will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as an alleged violation of their trademarks and proprietary rights. Although we are not aware of any circumstances that would negatively impact our trademarks, there can be no assurance that future litigation by our company will not be necessary to enforce our trademark rights or to defend us against claimed infringement of the rights of others, or result in adverse determinations that could have a material adverse effect on our business, financial condition or results of operations.

If we are unable to retain our key management personnel, our growth and future success may be impaired and our financial condition could suffer as a result.

     Our success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by our executive officers could have a material adverse effect on our business, financial condition or results of operations. We do not maintain key-man life insurance on any of our executive officers. We cannot assure you that the services of such personnel will continue to be available to us. See "Our Management."

Our financial well-being could be jeopardized by unforeseen changes in our employee's collective bargaining agreements or shifts in union policy.

     As of January 31, 2002, approximately 189 of our 652 employees were covered by a collective bargaining agreement. Approximately 52 of our employees at our Roseland, New Jersey facility were represented by a collective bargaining agreement with the International Brotherhood of Teamsters, Chauffeurs,

Warehousemen & Helpers of America (Local No. 863). Approximately 137 of our employees at our Portland, Maine facility were represented by a collective bargaining agreement with the Bakery, Confectionery and Tobacco Workers and Grain Millers International Union (AFL-CFO, Local No. 334). These collective bargaining agreements expire on March 31, 2004 and May 1, 2004, respectively. Although we consider our employee relations to be generally good, a prolonged work stoppage or strike at any facility with union employees could have a material adverse effect on our business, financial condition or results of operations. In addition, we cannot assure you that upon the expiration of existing collective bargaining agreements new agreements will be reached without union action or that any such new agreements will be on terms satisfactory to us. See "Our Business--Employees and Labor Relations."

We are controlled by parties whose interests may not be aligned with yours.

     Bruckmann, Rosser, Sherrill & Co., L.P., a private equity investment firm, together with some of its affiliates, owns 71% of the outstanding voting stock of B&G Foods Holdings Corp. on a fully diluted basis. B&G Foods Holdings Corp. owns all of our outstanding capital stock. Accordingly, Bruckmann, Rosser, Sherrill & Co., L.P. has the ability to elect a majority of our Board of Directors and to determine the outcome of any other matter submitted to the stockholders for their approval, including the power to determine the outcome of all corporate transactions, such as mergers, consolidations and the sale of all or substantially all of our assets. See "Ownership of Capital Stock."

                                USE OF PROCEEDS

     We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive in exchange existing notes of like principal amount, the terms of which are identical in all material respects to the new notes. The existing notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

     The net proceeds from the sale of the Series C notes, which was completed on March 7, 2002, were about $95.8 million, after deducting fees and expenses totaling approximately $3.0 million. We used the net proceeds to repay borrowings under our senior credit facility. The maturity date of outstanding borrowing under our senior credit facility is March 2004 with respect to the revolving credit facility and term loan A and March 2006 with respect to term loan B. At December 29, 2001, $38.3 million was outstanding under our term loan A facility and $130.7 million was outstanding under our term loan B facility. No amounts were outstanding under our revolving credit facility. At December 29, 2001, the interest rate was 7.31% under term loan A and between 6.17% and 7.56% under term loan B. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Other Indebtedness--Senior Credit Facility."

     The net proceeds from the sale of the Series A notes, which was completed on August 11, 1997 and which were subsequently exchanged for the Series B notes, were approximately $116.4 million, after deducting fees and expenses totaling approximately $3.6 million. From the net proceeds, we used approximately $100.0 million to repay indebtedness then existing, approximately $12.3 million to consummate the acquisition of Trappey's and approximately $1.5 million to pay certain fees and expenses. We did not receive any proceeds from the exchange of the Series B notes for the Series A notes that was completed on February 6, 1998.

                                 CAPITALIZATION

     The following table sets forth the capitalization of our company as of December 29, 2001 on an actual basis and on an as adjusted basis to give effect to the offering of Series C notes completed on March 7, 2002 and the application of the proceeds from the offering of the Series C notes to the repayment of indebtedness under our senior credit facility. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds," the financial statements and the notes to these statements included elsewhere in this prospectus and the financial data set forth under "Summary" and "Summary Historical Consolidated Financial Data."

                                                                                      As of December 29, 2001
                                                                                     -------------------------
                                                                                       Actual        As Adjusted
                                                                                     ----------     ------------
                                                                                       (Dollars in thousands)

Cash and cash equivalents.....................................................       $   15,055     $   15,055
                                                                                     ==========     ==========

Long term debt (including current maturities):
 Revolving credit facility(1)................................................                --             --
 Term loans..................................................................        $  168,962     $   73,202
 Other.......................................................................               313            313
 9 5/8% senior subordinated notes due 2007 (Series B notes)..................           120,000        120,000
 9 5/8% senior subordinated notes due 2007 (Series C notes)(2)...............                --         98,760
                                                                                     ----------     ----------
 Total debt..................................................................        $  289,275     $  292,275
 Total stockholder's equity..................................................            62,836         62,836
                                                                                     ----------     ----------
Total capitalization..........................................................       $  352,111     $  355,111
                                                                                     ==========     ==========

------------

(1) Before and after giving effect to the offering of the Series C notes in March 2002 and the application of the proceeds from the offering of the Series C notes to the repayment of indebtedness under our senior credit facility, we have $60.0 million of availability under our revolving credit facility, none of which is drawn except $1.0 million of letters of credit.

(2) $1.24 million of de minimis discount with respect to the notes has been recorded and will be amortized over the life of the notes, using the effective interest method.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following selected historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus. The selected historical consolidated financial data as of and for the years ended December 29, 2001, December 30, 2000, January 1, 2000, January 2, 1999 and January 3, 1998 are derived from consolidated financial statements that have been audited by KPMG LLP.



                                                                          Fiscal Year Ended
                                            ------------------------------------------------------------------------------
                                             December 29,   December 30,     January 1,      January 2,      January 3,
                                                 2001           2000            2000            1999            1998
                                            -------------- --------------- --------------- --------------- ---------------
                                                                  (Dollars in thousands, except ratios)

Statement of Operations Data(1):

Net sales..............................       $  332,433     $  351,416      $  336,112      $  179,780      $  151,615
Cost of goods sold.....................          192,525        200,651         196,184         117,514         105,720
                                              ----------     ----------      ----------      ----------      ----------
Gross profit...........................       $  139,908     $  150,765      $  139,928      $   62,266      $   45,895
Sales, marketing and distribution
  expenses.............................           87,576        100,711          91,120          40,102          30,114
General and administrative expenses....           14,120         12,957          13,802           5,725           4,688
Management fees........................              500            500             450             250             250
Environmental clean-up.................              950             --              --              --              --
Special charge-severance...............               --            250              --              --              --
                                              ----------     ----------      ----------      ----------      ----------
Operating income.......................       $   36,762     $   36,347      $   34,556      $   16,189      $   10,843
Gain on sale of assets.................           (3,112)            --              --              --              --
Interest expense.......................           29,847         36,073          29,874          13,908           9,578
                                              ----------     ----------      ----------      ----------      ----------
Income before income tax expense and
  extraordinary item...................       $   10,027     $      274      $    4,682      $    2,281      $    1,265
Income tax expense.....................            4,029          1,559           2,429           1,431             833
Income (loss) before extraordinary item            5,998         (1,285)         2,253              850             432
Extraordinary item, net of income tax
  benefit..............................               --             --             --               --          (1,804)
                                              ----------     ----------      ----------      ----------      ----------
  Net income (loss)....................       $    5,998     $   (1,285)     $    2,253      $      850      $   (1,372)
                                              ==========     ==========      ==========      ==========      ==========

Other Financial Data(1):
Adjusted EBITDA(2).....................       $   52,002     $   52,351      $   49,704      $   23,372      $   16,263
Depreciation and amortization..........           14,290         15,754          15,148           7,183           5,420
Cash interest expense..................           27,875         34,230          28,397          13,319           8,948
Capital expenditures...................            3,904          5,891           5,500           3,780           4,022
Ratio of earnings to fixed charges(4)..             1.3x           1.0x            1.2x            1.2x            1.1x
Ratio of EBITDA to cash interest
  expense..............................             1.9x           1.5x            1.8x            1.8x            1.8x

Balance Sheet Data (at period end)(1):

Cash and cash equivalents..............       $   15,055     $   13,433      $    7,745      $      599      $      691
 Total assets..........................          426,006        457,016         477,057         211,873         180,035
Long-term debt, including current
   portion.............................          289,275        329,323         340,892         144,696         121,376
Total stockholder's equity.............           62,836         56,788          58,073          20,820          18,628

--------------

  (1) The purchase method of accounting was used to account for (a) the acquisition of assets relating to the Regina wine vinegars and cooking wines, Wright's liquid smoke hickory flavoring, Brer Rabbit molasses and Vermont Maid syrup brands on June 17, 1997; (b) the acquisition of all of the outstanding capital stock of JEM Brands, Inc., a holding company of Trappey's Fine Foods, Inc. on August 15, 1997; (c) the acquisition of all of the outstanding capital stock of Maple Grove Farms of Vermont, Inc. and related entities on July 17, 1998; (d) the acquisition of certain assets of the Polaner and related brands from International Home Foods, Inc. on February 5, 1999; and (e) the acquisition of the Heritage Portfolio of Brands from the Pillsbury Company, Indivined B.V. and IC Acquisition on March 15, 1999. We completed the sale of our wholly owned subsidiary, Burns & Ricker, Inc. to Nonni's Food Company, Inc. on January 17, 2001. The sale of Burns & Ricker accounted for $25.1 million of the sales decrease during fiscal year 2001.

  (2) EBITDA is defined as earnings before interest, taxes, depreciation and amortization and extraordinary items and is presented because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company's ability to service and incur debt. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income, cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

       Adjusted EBITDA is calculated by adding to or deducting from EBITDA certain items that we believe are unusual consisting of: (a) a net charge in fiscal year 2001 of $1.0 million related to environmental cleanup, (b) a charge of $0.3 million related to employee severance in fiscal year 2000 and (c) a gain of $3.1 million related to the sale of Burns & Ricker, Inc. in fiscal year 2001. No adjustments were made to EBITDA for fiscal years 1999, 1998 and 1997.

       The following table summarizes the impact of these adjustments to EBITDA for the periods indicated (see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more detail):


                                                                  Fiscal Year Ended
                                ------------------------------------------------------------------------------
                                  December 29,      December 30,     January 1,      January 2,     January 3,
                                      2001              2000            2000            1999           1998
                                ----------------- ---------------- ---------------- ------------- ------------

EBITDA....................      $   54,164        $   52,101       $   49,704       $  23,372     $  16,263
Adjustments:..............
 Environmental cleanup....             950                --               --              --            --
 Special charge --
 severance                              --               250               --              --            --
 Gain on sale of assets...          (3,112)               --               --              --            --
                                ----------        ----------       ----------       ---------     ---------
Adjusted EBITDA...........      $   52,002        $   52,351       $   49,704       $  23,372     $  16,263
                                ==========        ==========       ==========       =========     =========


  (3) Cash interest expense represents interest expense less amortization of capitalized financing fees.

  (4) For purposes of this computation, earnings consist of income before taxes plus fixed charges. Fixed charges consist of the sum of interest on indebtedness and that portion of lease rental expense representative of the interest factor.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under the heading "Risk Factors" and elsewhere in this prospectus. The following discussion should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

General

     We manufacture, sell and distribute a diversified portfolio of high quality, shelf-stable, branded food products with leading regional or national retail market shares. In general, we position our retail branded products to appeal to the consumer desiring a high quality and reasonably priced branded product.

     We completed the acquisition of certain assets of the Polaner and related brands from International Home Foods, Inc. and M. Polaner, Inc. on February 5, 1999 and one of our subsidiaries completed the acquisition of the Heritage Portfolio of Brands from the Pillsbury Company, Indivined B.V. and IC Acquisition Corp. on March 15, 1999. These acquisitions have been accounted for using the purchase method of accounting and, accordingly, the results of operations of the acquired companies are included in our operating results from the dates of acquisition. On January 17, 2001, we completed the sale of our wholly owned subsidiary, Burns & Ricker, Inc., to Nonni's Food Company, Inc. pursuant to a stock purchase agreement of the same date under which we sold all of the issued and outstanding capital stock of Burns & Ricker to Nonni's. Such acquisitions and the application of the purchase method of accounting and sale of Burns & Ricker affect comparability between periods.

Results of Operations

Year Ended December 29, 2001 Compared to Year Ended December 30, 2000

     Net Sales. Net sales decreased $19.0 million or 5.4% to $332.4 million for the 52 week period ended December 29, 2001 (fiscal 2001) from $351.4 million for the 52 week period ended December 30, 2000 (fiscal 2000). The sale of Burns & Ricker accounted for $25.1 million of the sales decrease on a comparative basis. Our new line of Emeril's branded products, which was introduced in July 2000, increased $14.7 million to $18.7 million for fiscal 2001 from $4.0 million in the 2000 period. Sales of our Maple Grove Farms of Vermont, Ac'cent and Sa-so'n brand increased $2.1 million, $1.8 million and $0.4 million, respectively, or 4.5%, 11.2% and 6.3%, respectively. Sales of our Polaner brands, Joan of Arc brand, B&M Baked Beans, Las Palmas brands, Underwood brands, Trappey's brands, Brer Rabbit Molasses brands and Vermont Maid Syrup decreased by $4.0 million, $1.9 million, $1.9 million, $1.5 million, $1.2 million, $1.0 million, $0.8 million and $0.6 million, respectively, or 8.5%, 11.9%, 4.8%, 6.3% 4.7%, 5.8%,
18.5% and 11.2%, respectively, largely reflecting lower unit volume. The decline in sales of certain brands is partially due to a decision by management to reduce trade spending.

     Gross Profit. Gross profit decreased $10.9 million or 7.2% to $139.9 million for fiscal 2001 from $150.8 million in fiscal 2000. Gross profit expressed as a percentage of net sales decreased to 42.1% in fiscal 2001 from 42.9% in fiscal 2000. The decrease in gross profit percentage included higher costs of maple syrup, increased costs from the co-packers of the Underwood and Las Palmas brands and a shift in the mix of products sold, including the fact that higher margin Burns & Ricker branded products are no longer in the mix of products sold by our company.

     Sales, Marketing and Distribution Expenses. Sales, marketing and distribution expenses decreased $13.1 million or 13.0% to $87.6 million for fiscal 2001 from $100.7 million for fiscal 2000. Such expenses expressed as a percentage of net sales decreased to 26.3% in fiscal 2001 from 28.7% in fiscal 2000. The decrease is primarily due to a decision by our management to reduce trade promotion spending, coupled with the sale of Burns & Ricker. Trade promotion spending decreased $10.4 million or 15.2%. Trade promotion spending as a percentage of sales decreased to 17.3% in fiscal 2001 from 19.3% in fiscal 2000. Overall, consumer spending expenses decreased $1.3 million or 12.3%. Distribution expenses decreased $0.9 million or 14.8%. All other expenses decreased $0.5 million.

     General and Administrative Expenses. General and administrative expenses (including amortization of intangibles and management fees) increased $1.2 million or 8.6% to $14.6 million in fiscal 2001 from $13.5 million in fiscal 2000. A decrease in amortization in the amount of $1.0 million of certain intangibles disposed of in the sale of Burns & Ricker was offset by an increase in operating expenses of $2.2 million due to an increase in incentive compensation costs in fiscal 2001.

     Environmental Clean-Up. As previously described, we recorded a charge of $1.0 million, net of insurance proceeds, in fiscal 2001.

     Special Charge-Severance. During fiscal 2000, we recorded a severance charge of $0.3 million. As part of the severance arrangements, 13 employees were terminated.

     Operating Income. As a result of the foregoing, operating income increased $0.4 million or 1.1% to $36.8 million in fiscal 2001 from $36.3 million in fiscal 2000. Operating income expressed as a percentage of net sales increased to 11.1% in fiscal 2001 from 10.3% in fiscal 2000.

     Gain of Sale of Assets. As further described in Note 1 of the consolidated financial statements, we recorded a $3.1 million gain on the sale of Burns & Ricker.

     Interest Expense. Interest expense decreased $6.2 million to $29.8 million in fiscal 2001 from $36.1 million in fiscal 2000 as a result of lower outstanding loan balances in fiscal 2001 due to the partial prepayment of the term loans required in connection with the sale of Burns & Ricker and reduced interest rates.

     Income Tax Expense. Income tax expense increased $2.5 million to $4.0 million in fiscal 2001 from $1.6 million in fiscal 2000. Our effective tax rate for fiscal 2001 was 40.2% as compared with 569% for fiscal 2000. The decrease in the effective tax rate reflects the effect of the amortization of nondeductible goodwill and other intangibles when applied to income before income tax expense of $10.0 million in fiscal 2001 as compared to $0.3 million in fiscal 2000.

     Because of the highly leveraged status of our company, EBITDA is an important performance measure used by our company and our stockholders. We believe that EBITDA provides additional information for determining our ability to meet future debt service requirements. However, EBITDA is not indicative of operating income or cash flow from operations as determined under generally accepted accounting principles. Our EBITDA from continuing operations for fiscal 2001 and fiscal 2000 is calculated as follows (dollars in millions):

                                              Fiscal 2001       Fiscal 2000
                                              -----------       -----------

Net income (loss)....................          $   6.0           $  (1.3)
Depreciation and amortization........             14.3              15.7
Income tax expense...................              4.0               1.6
Interest expense.....................             29.8              36.1
EBITDA...............................             54.1              52.1
Environmental clean-up...............              1.0               0.0
Gain on sale of assets...............             (3.1)              0.0
Special charge-severance.............              0.0               0.3
Adjusted EBITDA......................          $  52.0           $  52.4


Year Ended December 30, 2000 Compared to Year Ended January 1, 2000

     Net Sales. Net sales increased $15.3 million or 4.6% to $351.4 million for the 52 week period ended December 30, 2000 (fiscal 2000) from $336.1 million for the 52 week period ended January 1, 2000 (fiscal 1999). The net sales increase included $19.5 million in the aggregate of incremental sales of products acquired in the acquisition of Polaner and the acquisition of Heritage Brands during the first quarter of fiscal 2000. Such brands were not owned in the comparable first quarter of fiscal 1999. During the remaining nine months of the year, sales for the Ac'cent/Sa-so'n branded flavor enhancer increased $1.3 million or 8.5%. Sales of Maple Grove Farms of Vermont products and Wright's liquid smoke hickory flavoring increased $2.2 million and $0.5 million, or 5.1% and 9.8%, respectively, from fiscal 1999, largely reflecting a higher unit volume. Our new line of Emeril's branded products produced $4.0 million in sales in the 2000 period. These increases were offset by a decrease in sales of Polaner brands, Las Palmas brands, Underwood brands, B&M Baked Beans and Burns & Ricker baked snack foods by $4.8 million, $2.6 million, $1.8 million, $1.6 million and $1.0 million, respectively, or 12.1%, 12.1%, 8.3%, 4.6% and 3.5%, respectively, largely reflecting lower unit volume. Sales of our other brands collectively decreased $0.4 million in fiscal 2000.

     Gross Profit. Gross profit increased $10.8 million or 7.7% to $150.8 million for fiscal 2000 from $139.9 million in fiscal 1999. Gross profit expressed as a percentage of net sales increased to 42.9% in fiscal 2000 from 41.6% in fiscal 1999. This increase was due to a favorable shift in the sales mix to higher gross profit margins from sales of the Heritage Portfolio of Brands products, reduced labor and overhead costs at the Burns & Ricker baked snack foods manufacturing facility and reduced maple syrup costs.

     Sales, Marketing and Distribution Expenses. Sales, marketing and distribution expenses increased $9.6 million or 10.5% to $100.7 million for fiscal 2000 from $91.1 million for fiscal 1999. Such expenses expressed as a percentage of net sales increased to 28.7% in fiscal 2000 from 27.1% in fiscal 1999 primarily as a result of the acquisition of Polaner and of Heritage Brands. Additional expenses relating to these acquisitions accounted for $7.6 million of the increase. Trade promotion spending and slotting expenses increased $4.9 million or 11.2%. The increase in promotional spending and slotting expenses includes increases in spending on the Heritage Portfolio of Brands and Vermont Maid brand of $5.0 million and $0.9 million, respectively, which was partially offset by a decrease in promotional spending of $1.1 million on B&G branded pickles and peppers. Increases in promotional spending and slotting for our other brands, taken as a whole, accounted for the remaining $0.1 million or 0.1%. Overall, consumer spending expenses decreased $1.5 million or 14.0%. The decrease in consumer spending expenses in the aggregate includes an increase in consumer spending on B&G branded pickles of $0.7 million, which was more than offset by decreases in consumer spending on Las Palmas brands, Polaner brands and Regina brands of $0.8 million, $0.6 million and $0.5 million, respectively. Increases in consumer spending for our other brands, taken as a whole, accounted for the remaining $0.3 million. Brokerage expenses and commissions decreased $0.7 million or 9.5%, reflecting a reduced ongoing brokerage percentage. Distribution expenses decreased $0.7 million or 16.0%.

     General and Administrative Expenses. General and administrative expenses (including amortization of intangibles and management fees) decreased $0.8 million or 5.6% to $13.5 million in fiscal 2000 from $14.3 million in fiscal 1999, primarily due to decreased operating expenses of $1.1 million and increased amortization of intangibles of $0.3 million associated with the acquisition of Polaner and the acquisition of the Heritage Brands.

     Operating Income. As a result of the foregoing, operating income increased $1.8 million or 5.2% to $36.3 million in fiscal 2000 from $34.6 million in fiscal 1999. Operating income expressed as a percentage of net sales for fiscal 2000 is 10.3%, which equaled the 10.3% obtained in fiscal 1999.

     Interest Expense. Interest expense increased $6.2 million to $36.1 million in fiscal 2000 from $29.9 million in fiscal 1999 as a result of increased interest rates during fiscal 2000.

     Income Tax Expense. Income tax expense decreased $0.9 million to $1.6 million in fiscal 2000 from $2.4 million in fiscal 1999. Our effective tax rate for fiscal 2000 was 569% as compared with 51.9% for fiscal 1999. The increase in the effective tax rate reflects the effect of the amortization of nondeductible goodwill and other intangibles when applied to income before income tax expense of $0.3 million in fiscal 2000 as compared to $4.7 million in fiscal 1999.

     Because of the highly leveraged status of our company, EBITDA is an important performance measure used by our company and our stockholders. We believe that EBITDA provides additional information for determining our ability to meet future debt service requirements. However, EBITDA is not indicative of operating income or cash flow from operations as determined under generally accepted accounting principles. Our EBITDA from continuing operations for fiscal 2000 and fiscal 1999 is calculated as follows (dollars in millions):

                                              Fiscal 2000       Fiscal 1999
                                              -----------       -----------

Net (loss) income.......................      $   (1.3)         $   2.3
Depreciation and amortization...........          15.7             15.1
Income tax expense......................           1.6              2.4
Interest expense........................          36.1             29.9
EBITDA..................................          52.1             49.7
Special charge-severance................           0.3              0.0
Adjusted EBITDA.........................      $   52.4          $  49.7


Liquidity and Capital Resources

     Cash Flows. Cash provided by operating activities decreased $2.8 million or 11.4% to $21.4 million in fiscal 2001 from $24.2 million in fiscal 2000. This decrease was primarily due to increases in inventories and decreases in accounts payable offset by an increase in accrued expenses, a decrease in accounts receivable and an increase in net income. Working capital at December 29, 2001 was $50.3 million, a decrease of $18.7 million over working capital at December 30, 2000 of $69.0 million. This decrease is a result of the sale of Burns & Ricker which had $20.7 million in net assets held for sale as of December 30, 2000. Cash provided by operating activities increased $11.0 million or 83.0% to $24.2 million in fiscal 2000 from $13.2 million in fiscal 1999. This increase was primarily due to decreases in accounts receivable and inventories and increases in accounts payable, which were partially offset by a decrease in accrued expenses. Working capital at December 30, 2000 was $69.0 million, an increase of $9.6 million over working capital at January 1, 2000 of $59.4 million.

     Net cash provided by investing activities for fiscal 2001 was $20.2 million as compared to net cash used in investing activities of $5.7 million for fiscal 2000. Capital expenditures during fiscal 2001, which included purchases of manufacturing and computer equipment, was $3.9 million as compared to $5.9 million for fiscal 2000 for similar such expenditures. Net cash received of $24.1 million for the sale of assets accounted for the remaining change. Net cash used in investing activities for fiscal 2000 was $5.7 million as compared to $230.2 million for fiscal 1999. Investment expenditures during fiscal 1999 included $30.6 million for the acquisition of Polaner and $194.1 million for the acquisition of Heritage Brands. Capital expenditures during fiscal 2000, which included purchases of manufacturing and computer equipment, was $5.9 million as compared to $5.5 million for fiscal 1999 for similar expenditures.

     Net cash used in financing activities for fiscal 2001 was $40.0 million as compared to net cash used in financing activities for fiscal 2000 of $12.8. The net cash used by financing activities for fiscal 2001 included payments of $20.5 million due on term loan A and $19.3 million due on the term loan B, along with capital lease payments of $0.2 million. These payments included a mandatory prepayment made in January 2001 of $26.0 million required under the senior secured credit facility in connection with the sale of Burns & Ricker. Net cash used in financing activities for fiscal 2000 was $12.8 million as compared to net cash provided by financing activities of $224.1 million for fiscal 1999. The net cash used by financing activities for fiscal 2000 included payments of $11.3 million due on term loan A and $1.3 million of deferred debt issuance costs incurred to amend our senior secured credit facility, along with capital lease payments of $0.3 million.

     Acquisitions. Our liquidity and capital resources have been significantly impacted by acquisitions and may be impacted in the foreseeable future by additional acquisitions. We have historically financed acquisitions with borrowings and cash flows from operations. Our future interest expense has increased significantly as a result of additional indebtedness we have incurred as a result of our recent acquisitions, and will increase with any additional indebtedness we may incur to finance potential future acquisitions, if any. To the extent future acquisitions, if any, are financed by additional indebtedness, the resulting increase in debt and interest expense could have a negative impact on liquidity.

     Environmental Clean-Up Costs. We recorded a charge of $1.1 million in the first quarter of fiscal 2001 to cover the expected cost of an environmental clean-up, which approximates the actual amount spent as of December 29, 2001. In the third quarter of fiscal 2001, we received an insurance reimbursement of $0.2 million and accrued an additional $0.1 million for certain remaining miscellaneous expenses.

     Special Charge-Severance. During the second quarter of 2000, we recorded a severance charge of $0.3 million. As part of the severance arrangements, 13 employees were terminated. At December 30, 2000, all amounts related to such severance charges were paid.

     Debt. We have outstanding $220 million of existing notes with interest payable semiannually on February 1 and August 1 of each year. The existing notes contain certain transfer restrictions.

     We are a party to a $280 million senior credit facility comprised of a $60 million five-year revolving credit facility, a $70 million five-year term loan A and a $150 million seven-year term loan B. Interest is determined based on several alternative rates as stipulated in the senior credit facility, including the base lending rate per annum plus an applicable margin, or LIBOR plus an applicable margin. The senior credit facility is secured by substantially all of our assets. The senior credit facility provides for mandatory prepayment requirements based on asset dispositions and issuances of securities, as defined. The senior credit facility contains covenants that will restrict, among other things, the ability of our company to incur additional indebtedness, pay dividends and create certain liens. The senior credit facility also contains certain financial covenants, which, among other things, specify maximum capital expenditure limits, a minimum fixed charge coverage ratio, a minimum total interest coverage ratio and a maximum leverage ratio, each ratio as defined. Proceeds of the senior credit facility are restricted to funding our working capital requirements, capital expenditures and acquisitions of companies in the same line of business as our company, subject to certain criteria. The senior credit facility limits expenditures on acquisitions to $40 million per year. There were no borrowings outstanding under the revolving credit facility at April 11, 2002.

Future Capital Needs

     We are highly leveraged. On December 29, 2001, after giving pro forma effect to the offering of the Series C notes, which was completed on March 7, 2002, and the refinancing of our senior credit facility, our total long-term debt would have been $292.3 million and our stockholders' equity would have been $62.8 million.

     Our primary sources of capital are cash flows from operations and borrowings under the revolving credit facility. Our primary capital requirements include debt service, capital expenditures, working capital needs and financing for acquisitions. Our ability to generate sufficient cash to fund our operations depends generally on the results of our operations and the availability of financing. Our management believes that cash flows from operations in conjunction with the available borrowing capacity under the revolving credit facility, net of outstanding letters of credit, of approximately $59.0 million at December 29, 2001 after giving pro forma effect to the refinancing of our senior secured credit facility, and possible future debt financing will be sufficient for the foreseeable future to meet debt service requirements, make future acquisitions, if any, and fund capital expenditures. However, there can be no assurance in this regard or that the terms available for any future financing, if required, would be favorable to our company.

Recent Accounting Pronouncements

     The Financial  Accounting Standards Board (FASB) Emerging Issues Task Force
(EITF) has reached a consensus with respect to Issue No. 00-14, "Accounting for Certain Sales Incentives," including point of sale coupons, rebates and free merchandise. The consensus included a conclusion that the value of such sales incentives that results in a reduction of the price paid by the customer should be netted against revenue and not classified as a sales or marketing expense. We currently record reductions in price pursuant to coupons as sales, marketing and distribution expenses. Upon the implementation of the EITF consensus, which is required in the first quarter of fiscal 2002, we will reclassify current and prior period coupon expense as a reduction of net sales. Coupon expense was $1.4 million, $2.5 million and $2.8 million in fiscal 2001, 2000 and 1999, respectively. The implementation of the EITF consensus will impact classification of expenses in the consolidated statements of operations, but will not have any effect on our net income (loss). We include free merchandise in cost of goods sold as required by the new EITF consensus.

     In April 2001, the EITF reached a consensus with respect to EITF Issue No. 00-25, "Vendor Income Statement Characterization of Consideration to a Purchaser of the Vendor's Products or Services." The consensus included a conclusion that consideration from a vendor to a retailer is presumed to be a reduction to the selling prices of the vendor's products and, therefore, should be characterized as a reduction of revenue when recognized in the vendor's income statement. Upon implementation of the EITF consensus, which is required in the first quarter of fiscal 2002, we will reclassify certain current and prior period expenses as a reduction of net sales. Such reclassification will reduce sales and gross margin, but will have no impact on operating income or net earnings. We are currently evaluating the impact of adoption of this EITF consensus. While we have not completed the significant effort involved in analyzing the effect of adopting this EITF, management believes that such expenses to be reclassified as a reduction of net sales and a decrease in sales, marketing and distribution expenses will be approximately 11% to 14% of net sales in each period.

     In July 2001, the FASB issued Statement No. 141, "Business Combinations" and Statement No. 142, "Goodwill and Other Intangible Assets." Statement No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. Statement No. 141 also specifies the criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. Statement No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of Statement No.
142. Statement No. 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and be reviewed for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

     We are required to adopt the provisions of Statement No. 141 immediately and Statement No. 142, effective December 30, 2001. Furthermore, any goodwill and any intangible asset determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30, 2001 will not be amortized, but will continue to be evaluated for impairment in accordance with the appropriate pre-Statement No. 142 accounting literature. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized prior to the adoption of Statement No. 142.

     Statement No. 141 will require upon adoption of Statement No. 142 that we evaluate our existing intangible assets and goodwill that were acquired in a prior purchase business combination, and make any necessary reclassifications in order to conform with the new criteria in Statement No. 141 for recognition apart from goodwill. Upon adoption of Statement No. 142, we will be required to reassess the useful lives and residual values of all intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, we will be required to test the intangible asset for impairment in accordance with the provisions of Statement No. 142 within the first interim period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

     In connection with the transitional goodwill impairment evaluation, Statement No. 142 will require us to perform an assessment, by reporting unit, of whether there is an indication that goodwill is impaired as of the date of adoption. We believe that we have one reporting unit. We will then have up to six months from the date of adoption to determine the fair value of our reporting unit and compare it to the reporting unit's carrying amount. To the extent the reporting unit's carrying amount exceeds its fair value, an indication exists that the reporting unit's goodwill may be impaired and we must perform the second step of the transitional impairment test. In the second step, we must compare the implied fair value of the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with Statement No. 141, to its carrying amount, both of which would be measured as of the date of adoption. This second step is required to be completed as soon as possible, but no later than the end of the year of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in our statement of earnings.

     As of the date of adoption, we expect to have unamortized goodwill in the amount of $112.3 million, and unamortized identifiable intangible assets (trademarks) in the amount of $162.8 million, all of which will be subject to the transition provisions of Statements 141 and 142. Amortization expense related to goodwill was $3.1 million and $3.8 million for fiscal 2001 and 2000, respectively. Amortization expense related to trademarks was $5.4 million and $5.7 million for fiscal 2001 and 2000, respectively. Because of the extensive effort needed to comply with adopting Statements 141 and 142, we have not finalized its assessment of the impact of adopting these Statements on our consolidated financial statements at this time, including whether any transitional impairment losses will be required to be recognized as the cumulative effect of a change in accounting principle. However, based upon our initial analysis, we believe that the adoption of Statements 141 and 142 will not have a material effect on the consolidated financial statements other than the nonamortization of goodwill and other identifiable assets (beginning upon adoption) deemed to have an indefinite useful life.

     In August, 2001, the FASB issued Statement No. 144, "Accounting for the Impairment of Disposal of Long-Lived Assets." Statement No. 144 addresses financial accounting and reporting for the impairment of disposal of long-lived assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Statement No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. We were required to adopt Statement No. 144 on December 30, 2001. Management believes that the adoption of this statement will not have a material impact on our consolidated financial statements.

Critical Accounting Policies

     The Securities and Exchange Commission recently issued disclosure guidance for "critical accounting policies." The SEC defines "critical accounting policies" as those that require application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

     Our significant accounting policies are described in Note 1 of the Notes to Consolidated Financial Statements. Not all of these significant accounting policies require management to make difficult, subjective or complex judgments or estimates. However, the following policies could be deemed to be critical within the SEC definition.

Use of Estimates

     Our management is required to make certain estimates and assumptions during the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary. Actual results could differ from those estimates.

     Significant estimates underlying the accompanying consolidated financial statements include inventory valuation, allowance for doubtful accounts, trade and promotional expense accruals, useful lives of certain tangible and intangibles assets, valuation allowance for deferred tax assets , and certain environmental and other accruals.

Commitments and Contractual Obligations

     Our contractual obligations and commitments principally include obligations associated with our outstanding indebtedness and future minimum operating lease obligations as set forth in the following table:

--------------------------------------------------------------------------------
                             Payments Due by Period
                                 (In thousands)
--------------------------------------------------------------------------------
 Contractual Obligations:

                                      Within 1     1-2      3-4      After 4
                              Total     Year      Years    Years      Years
                           --------    -------   -------  --------  --------
Long-term debt, and
  capital leases           $289,275    $17,436   $18,455  $51,967   $201,417
Operating leases             14,375      3,079     2,422    2,154      6,720
                            -------    -------   -------  -------   --------
Total contractual
  cash obligations         $303,650    $20,515   $20,877  $54,121   $208,137
                           ========    =======   =======  =======   ========

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

     On March 7, 2002, we issued and sold the Series C notes to the initial purchasers in a private placement transaction exempt from the registration requirements of the Securities Act. The initial purchasers subsequently sold the Series C notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Because the Series C notes are subject to transfer restrictions, we, our guarantors and the initial purchasers in the March 2002 offering entered into a registration rights agreement dated March 7, 2002 under which we agreed, with respect to the Series B notes (which were issued in February 1998, in a transaction registered under the Securities Act) and the Series C notes, to:

     o use our best efforts to file a registration statement within 60 days after March 7, 2002, enabling holders to exchange the notes and holders of our existing notes to exchange such notes, for publicly registered exchange notes with substantially identical terms as the notes;

     o use our best efforts to cause the registration statement to become effective within 120 days after March 7, 2002;

     o consummate the exchange offer within 45 days of the effective date of the registration statement; and

     o file a shelf registration statement for the resale of Series C notes if we cannot effect an exchange offer within the time periods listed above and in certain other circumstances.

     The Registration Statement is intended to satisfy our exchange offer obligations under the registration rights agreement.

     Under existing interpretations of the Securities and Exchange Commission, the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents that:

     o    it is acquiring the new notes in the ordinary course of its business;

     o it has no arrangement or understanding with any person to participate in the distribution of the new notes;

     o it is not an affiliate of us, as such terms are interpreted by the Securities and Exchange Commission; and

     o if such holder is not a broker-dealer, then such holder is not engaged in and does not intend to engage in, a distribution of the new notes.

     However, participating broker-dealers receiving new notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such new notes. The Securities and Exchange Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to new notes, other than a resale of an unsold allotment from the original sale of the existing notes, with this prospectus. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of such new notes. Each broker-dealer that receives new notes for its own account in exchange for existing notes, where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

Terms Of The Exchange Offer; Period For Tendering Existing Notes

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), we will accept for exchange existing notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted
below.  The  expiration  date will be 5:00 p.m.,  New York City time, on      ,
2002, unless extended by us in our sole discretion.

     As of the date of this prospectus, $220,000,000 aggregate principal amount of the existing notes are outstanding. Only a registered holder of the existing notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the trustee under the applicable indenture may participate in the exchange offer. There will be no fixed record date for determining registered holders of the existing notes entitled to participate in the exchange offer. The existing notes may be tendered only in integral multiples of $1,000. This prospectus, together with the letter of transmittal, is first being sent on
or about    , 2002 to all holders of existing notes known to us.

     We shall be deemed to have accepted validly tendered existing notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of existing notes for the purposes of receiving the new notes from us.

     We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for any exchange of any existing notes, by giving notice of such extension to the exchange agent and the holders of the existing notes as described below. During any such extension, all existing notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any existing notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     We expressly reserve the right, in our sole and absolute discretion:

     o    to delay accepting any existing notes;

     o    to extend the exchange offer;

     o    to terminate the exchange offer; and

     o to waive any condition or otherwise amend the terms of the exchange offer in any manner.

     If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the eligible holders of existing notes. Any delay in acceptance, extension, termination, amendment or waiver will be followed promptly by oral or written notice to the exchange agent and by making a public announcement of it, and the notice and announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the exchange offer was previously scheduled to expire. Subject to applicable law, we may make this public announcement by issuing a press release.

     Holders of existing notes do not have any appraisal or dissenters' rights under the Delaware Corporation Law in connection with the exchange offer.

Procedures For Tendering Existing Notes

     Only a registered holder of existing notes may tender such existing notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile to the exchange agent at the address set forth below under "--Exchange Agent" for receipt prior to the expiration date. In addition, either:

     o certificates for such existing notes must be received by the exchange agent along with the letter of transmittal;

     o a timely confirmation of a book-entry transfer of such existing notes, if such procedure is available, into the exchange agent's account at the depositary pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

     o the holder must comply with the guaranteed delivery procedures described below.

     The tender by a holder which is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     The method of delivery of existing notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service, properly insured. If delivery is by mail, we recommend that you use registered mail, properly insured, with return requested. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send letters of transmittal or existing notes to us. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for you.

     Any beneficial owner whose existing notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the letter of transmittal and delivering such owner's existing notes, either make appropriate arrangements to register ownership of the existing notes in such owner's name or obtain a properly completed power of attorney from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the existing notes tendered pursuant thereto are tendered:

     o by a registered holder of the existing notes who has not completed the box entitled "Special Issuance Instruction" or "Special Delivery Instructions" on the letter of transmittal; or

     o    for the account of an eligible institution.

     In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by an eligible institution. Eligible institutions include any firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

     If the letter of transmittal is signed by a person other than the registered holder of any existing notes listed therein, such existing notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such existing notes.

     If the letter of transmittal or any existing notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     The exchange agent and the depositary have confirmed that any financial institution that is a participant in the depositary's system may utilize the depositary's Automated Tender Offer Program to tender existing notes.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered existing notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any and all existing notes not properly tendered or to not accept any particular existing notes our acceptance of which might, in our judgment or our counsel's judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to particular existing notes either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender existing notes in the exchange offer). Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of existing notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of existing notes for exchange, nor shall any of them incur any liability for failure to give such notification. Tenders of existing notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     While we have no present plan to acquire any existing notes which are not tendered in the exchange offer or to file a registration statement to permit resales of any existing notes which are not tendered pursuant to the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any existing notes that remain outstanding subsequent to the expiration date or, as set forth below under "-- Certain Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase existing notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

     By tendering, each holder will represent to us in writing that, among other things:

     o the new notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the holder and any beneficial holder;

     o neither the holder nor any such beneficial holder has an arrangement or understanding with any person to participate in the distribution of new notes;

     o the holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the exchange offer for the purposes of distributing the new notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the new notes acquired by such person and cannot rely on the position of the staff of the Securities and Exchange Commission set forth in certain no-action letters;

     o the holder and any beneficial holder understands that a secondary resale transaction described in the third bullet point above and any resales of new notes obtained by such holder in exchange for existing notes acquired by such holder directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Securities and Exchange Commission; and

     o the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of our company.

     If the holder is a broker-dealer that will receive new notes for its own account in exchange for existing notes that were acquired as a result of market-making activities or other trading activities, the holder is required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such new notes. However, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Existing Notes For Exchange; Delivery Of New Notes

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date of the exchange offer, all existing notes properly tendered, and will issue the new notes promptly after acceptance of the existing notes. See "--Conditions to the Exchange Offer" below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered existing notes for exchange when, as and if we have given oral and written notice to the exchange agent. The new notes will bear interest from the most recent date to which interest has been paid on the existing notes, or if no interest has been paid on the existing notes, from February 1, 2002. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from February 1, 2002. Existing notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Holders of existing notes whose existing notes are accepted for exchange will not receive any payment for accrued interest on the existing notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the exchange offer and will be deemed to have waived their rights to receive accrued interest on the existing notes.

Return of Existing Notes

     If any tendered existing notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if existing notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged existing notes will be returned without expense to the tendering holder of such existing notes (or, in the case of existing notes tendered by book-entry transfer into the exchange agent's account at the depositary pursuant to the book-entry transfer procedures described below, such existing notes will be credited to an account maintained with the depositary) as promptly as practicable after the expiration of the exchange offer.

Book-Entry Transfer

     The exchange agent will make a request to establish an account with respect to the existing notes at the depositary for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the depositary's systems may make book-entry delivery of existing notes by causing the depositary to transfer such existing notes into the exchange agent's account at the depositary in accordance with the depositary's procedures for transfer. However, although delivery of existing notes may be effected through book-entry transfer at the depositary, the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "--Exchange Agent" on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

     Holders who wish to tender their existing notes and (i) whose existing notes are not immediately available or (ii) who cannot deliver their existing notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

     o    the tender is made through an eligible institution;

     o prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and a duly executed letter of transmittal and notice of guaranteed delivery substantially in the form provided by us (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such existing notes and the principal amount of existing notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificate(s) representing the existing notes in proper form for transfer or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     o the certificates representing all tendered existing notes in proper form for transfer or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their existing notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

     Except as otherwise provided herein, tenders of existing notes may be withdrawn at any time prior to the expiration date.

     To withdraw a tender of existing notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth below, prior to the expiration date. Any such notice of withdrawal must:

     o specify the name of the person having deposited the existing notes to be withdrawn;

     o identify the existing notes to be withdrawn (including the certificate number or numbers and aggregate principal amount of such existing notes);

     o where the certificates for existing notes have been transmitted, specify the name in which such existing notes are registered, if different from that of the withdrawing holder.

     If certificates for existing notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

     If existing notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the depositary to be credited with the withdrawn existing notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us in our sole discretion, and our determination shall be final and binding on all parties. Any existing notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect thereto unless the existing notes so withdrawn are validly retendered. Properly withdrawn existing notes may be retendered by following one of the procedures described above at any time prior to the expiration date.

Certain Conditions To The Exchange Offer

     Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any existing notes. We may terminate or amend the exchange offer if at any time before the acceptance of such existing notes for exchange or the exchange of new notes for such existing notes, we determine that:

     o the exchange offer does not comply with any applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission;

     o    we have not received all applicable governmental approvals; or

     o any actions or proceedings of any governmental agency or court exist which could materially impair our ability to consummate the exchange offer.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any existing notes tendered, and no new notes will be issued in exchange for any such existing notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any such event we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

     [            ]  has been  appointed as the exchange  agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Hand, up to 4:30 p.m.: By Registered or Certified Mail: By Overnight Courier:




                                 By Facsimile:


                             Confirm by Telephone:


     Delivery other than as set forth above will not constitute a valid delivery.

Fees and Expenses

     The expenses of soliciting tenders will be borne by us. The principal solicitation is being made by mail. However, additional solicitation may be made by facsimile, telephone or in person by our officers and employees.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

     The expenses to be incurred in connection with the exchange offer will be paid by us. Such expenses include registration fees, fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Transfer Taxes

     Holders who tender their existing notes for exchange will not be obligated to pay any transfer taxes in connection with the tender, except that holders who instruct us to register new notes in the name of, or request that existing notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Accounting Treatment

     The new notes will be recorded at the same carrying value as the existing notes, which is the principal amount as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The debt issuance costs will be capitalized for accounting purposes and will be amortized over the term of the new notes.

Consequences Of Failure To Exchange; Resales Of New Notes

     Participation in the exchange offer is voluntary. Holders of the existing notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     Holders of Series C notes who do not exchange their existing notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of those Series C notes as set forth in the legend thereon as a consequence of the issuance of the Series C notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of, the Securities Act and applicable state securities laws. In general, the Series C notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. If we fail to complete this exchange offer, the holders of the Series C notes are entitled to specified liquidated damages. See "Description of the Notes--Registration Rights; Liquidated Damages."

     Holders of Series B notes who do not exchange their existing notes for new notes pursuant to the exchange offer will continue to hold registered notes but the total principal amount of Series B notes may be reduced by this exchange offer, accordingly, the liquidity of the market for a holder's Series B notes could be adversely affected upon completion of the exchange offer. Holders of Series B notes who do not exchange their existing notes will not have further rights under the registration rights agreement.

     Existing notes not exchanged pursuant to the exchange offer will continue to accrue interest at 9 5/8% per annum and will otherwise remain outstanding in accordance with their terms. Holders of existing notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the exchange offer.

     Based on interpretive letters issued by the staff of the Securities and Exchange Commission to third parties in unrelated transactions, we are of the view that new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is our "affiliate" within the meaning of Rule 405 under the Securities Act or any broker-dealer that purchases notes from us to resell pursuant to Rule 144A or any other available exemption), without compliance with the registration and prospectus delivery provisions of the Securities Act. This is the case provided that such new notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such new notes. If any holder has any arrangement or understanding with respect to the distribution of the new notes to be acquired pursuant to the exchange offer, such holder:

     o could not rely on the applicable interpretations of the staff of the Securities and Exchange Commission; and

     o    must comply with the registration and prospectus delivery requirements
          of  the  Securities  Act  in  connection   with  a  secondary   resale
          transaction.

     A broker-dealer who holds existing notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be all "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes. Each broker-dealer that receives new notes for its own account in exchange for existing notes, where the existing notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such new notes.

     The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for existing notes where such existing notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the registration rights agreement, we have agreed to make this prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of one year following the effective date. See "Plan of Distribution."

     We have not requested the staff of the Securities and Exchange Commission to consider the exchange offer in the context of a no-action letter, and there can be no assurance that the staff would take positions similar to those taken in the interpretive letters referred to above if we were to make such a no-action request.

     In addition, to comply with the securities laws of applicable jurisdictions, the new notes may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdictions or an exemption from registration or qualification is available and is complied with. We have agreed, under the registration rights agreement and subject to specified limitations therein, to register or qualify the new notes for offer or sale under the securities or blue sky laws of the applicable jurisdictions in the United States as any selling holder of the notes reasonably requests in writing.











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

                                  OUR BUSINESS

Company Overview

     We manufacture, sell and distribute a diverse portfolio of high quality, shelf-stable, branded food products with leading retail market shares in our relevant markets. In general, we position our retail branded products to appeal to the consumer desiring a high quality and reasonably priced branded product. In our relevant retail markets, eight of our products hold the number one or two position. We complement our branded retail product sales with a growing food service business. For fiscal year 2001, our net sales were $332.4 million and our adjusted EBITDA was $52.0 million.

Industry

     The processed food industry is one of the United States' largest manufacturing sectors. Due to its mature stage, it can be characterized by relatively stable sales growth, approximately 2% per year, based on modest price and population increases.

     Over the last ten years, the industry has experienced consolidation, as competitors have shed non-core business lines and made strategic acquisitions to complement category positions, maximize economies of scale in raw material sourcing and production and expand retail distribution. A series of large mergers over the last twenty years has led to the formation of a few, very large companies with a presence in a variety of branded product categories.

     As retail grocery trade has continued to consolidate and become more sophisticated, it has developed increasing negotiating power. Retailers are demanding lower pricing, while at the same time reducing inventory levels and increasing their emphasis on private label products. The importance of sustaining strong relationships with retailers has become a critical success factor for food companies and is driving many initiatives such as category management and efficient consumer response. These two initiatives focus on retailers' need to minimize inventory investment and maximize dollar sales returns from store shelf space. Food companies with category leadership positions, value-added distribution and strong retail relationships have increasingly benefited from these initiatives as a way to maintain shelf space and maximize distribution efficiencies. In addition, the specialty foods, mass merchandiser, food service and private label markets provide alternative opportunities of growth for branded food companies.

Products and Markets

     We manufacture, sell and distribute a diversified portfolio of shelf-stable branded products with leading regional or national market positions. Set forth below is a brief description of our products and their markets:

     Ac'cent. Ac'cent was introduced in 1947 as an all-natural flavor enhancer for meat preparation. The product is primarily used on beef, poultry, fish and vegetables. The brand is marketed throughout the United States.

     B&M. B&M is the original brand of brick-oven baked beans, and has been produced since 1927. The B&M line includes a variety of baked beans and brown bread (a dense, traditional New England bread baked in the can). The B&M brand currently has the leading market share in New England.

     Bloch & Guggenheimer. The Bloch & Guggenheimer product line originated in 1886. It consists of shelf-stable pickles, relishes, peppers, olives and other related specialty items. These products are marketed primarily under the B&G and Bloch & Guggenheimer brand names. Our Bloch & Guggenheimer products have strong sales in the New York metropolitan area, and we believe we are the leading brand of shelf- stable pickles sold in the New York metropolitan area. We position our Bloch & Guggenheimer products as quality, competitively priced products. We currently offer 77 distinct pickle products and 41 distinct pepper products. Nationally, pepper products have enjoyed modest sales growth over the past five years driven by changes in consumer trends and eating styles.


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

     Brer Rabbit. The Brer Rabbit brand has been in existence since 1907 and enjoys significant national market share. Brer Rabbit molasses is typically used in baking, barbeque sauces and as a breakfast syrup. The Brer Rabbit product comes in mild and full flavor varieties. The mild molasses is designed for table use as well as cooking, while the full flavor molasses has a stronger flavor and is used primarily for cooking. The Brer Rabbit brand currently holds the number two market share in the United States.

     Emeril's. Emeril's products include a line of seasonings, salad dressings, marinades, pepper sauces and pasta sauces developed with celebrity chef Emeril Lagasse under the label "Emeril's." We began producing Emeril's Products in 2000.

     Joan of Arc. Joan of Arc canned beans have been produced since 1895. The Joan of Arc label is used in a full range of canned beans. The best selling products under this label are kidney and chili beans. Joan of Arc products are sold nationally with its strongest sales coming in the Midwest.

     Las Palmas. Las Palmas, started in 1923, is a leading provider of enchilada sauce in the authentic Mexican foods segment. The Las Palmas brand is also used in other canned products, such as jalapenos, green chilies and crushed tomatillo. Las Palmas owns the largest market share in Los Angeles, California.

     Maple Grove Farms of Vermont. Pure maple syrup under the Maple Grove Farms of Vermont label has been in existence since 1915. Other products under the Maple Grove Farms of Vermont label include a line of gourmet salad dressings, marinades, fruit syrups, confections and pancake mixes under the Maple Grove Farms of Vermont label. Maple Grove Farms of Vermont currently has the second highest market share in the United States.

     Polaner. The Polaner brand is comprised of a broad array of fruit-based spreads as well as wet spices such as bottled chopped garlic and basil. The Polaner line of products was introduced in 1880. Polaner All-Fruit is the leading national brand of fruit-juice sweetened fruit spread.

     Regina. Regina brand includes vinegars and cooking wines. The brand, which has been in existence since 1949, is most commonly used in the preparation of salad dressings as well as in a variety of recipe applications, including sauces, marinades and soups. Regina's premium packaging, reputation and product quality have helped maintain its number one position nationally and command premium pricing while outselling competitors.

     Sa-so'n. Sa-so'n was introduced in 1947 as a flavor enhancer used primarily for Hispanic food preparation. The product is primarily used on beef, poultry, fish and vegetables. The brand is regionally strongest on the East Coast and in Puerto Rico but is marketed throughout the United States.

     Trappey's. Trappey's products fall into two major categories, high quality peppers and hot sauces. Trappey's, founded in 1898, was one of the first packers of pepper hot sauce and the first to process peppers for pickling. Since its inception, Trappey's has introduced many new products including Red Devil brand hot sauce, Trappey's brand peppers, Torrido brand chili peppers and Italian peperoncini peppers under the Dulcito brand.

     Underwood. The Underwood brand markets meat spreads of several types, including deviled ham, chicken and roast beef. Our management believes that Underwood products are unique because of their spreadable consistency, with no competitors offering directly comparable products. Liver pate and sardines are also marketed under the Underwood label. Granted in 1870, "Underwood Devil" is the oldest registered food trademark in the United States. Underwood products were introduced in that same year and are marketed nationally.

     Vermont Maid Syrup. Vermont Maid is a maple-flavored syrup sold primarily in the New England market. Vermont Maid has been in existence since 1919. We have reformulated the brand into a thicker, richer formula and modernized its look by introducing more appealing packaging. Vermont Maid syrup is available in two flavors, regular and lite.

     Wright's. Wright's is a leading national brand of liquid smoke. Wright's liquid smoke, introduced in 1895, is an all-natural hickory seasoning that reproduces the flavor and aroma of hickory pit smoking in meats, chicken and fish. Wright's has one primary national competitor. Since acquiring Wright's, we have sought to increase the brand's marketing by adding recipes and incentives on package and display shippers. Wright's liquid smoke is also used by commercial processors to smoke hams, bacon, sausage and barbeque sauces.

Marketing, Sales and Distribution

     We sell and distribute our products through a unique, multiple-channel system. We believe our distribution system has sufficient capacity to cost-effectively accommodate incremental product volume through existing channels. Our multiple-channel sales and distribution system includes the following:

     o    direct sales to supermarket chains;

     o    direct and distributor sales to food service outlets;

     o    direct sales to mass merchants, warehouse clubs and non-food outlets;

     o    direct sales to specialty food distributors;

     o direct-store-organization sales on a regional basis to individual grocery stores; and

     o    other sales through export, catalogues and the Internet.

     We generally sell our national brands through brokers to supermarket chains, food service outlets, mass merchants, warehouse clubs, non-food outlets and specialty food distributors. National and regional food brokers sell the entire portfolio of our products. Broker sales efforts are coordinated by our regional sales managers, who supervise brokers' activities with buyers or distributors and brokers' retail coverage of the products at the store level.

     We distribute our products in the greater New York metropolitan area primarily through our DSO system. Our DSO system supports an organization of sales personnel who directly service over 2,000 individual grocery stores with our products.

     Marketing support for the products distributed through the DSO system consists primarily of trade promotions aimed at gaining display activity to produce impulse sales. Trade advertising and coupons supplement this activity. A variety of in-store support vehicles such as hang tags, racks, signs and shipper displays are used by the individual sales personnel to highlight our products. Marketing support on a national basis typically consists of scheduled trade promotions, targeted coupons and cross-promotions with supporting products. Advertising expenditures generally consist of purchasing magazine and trade publication advertisements, which are supplemented with television advertising for selected brands.

     We did not export a significant amount of any of our products during the 2001, 2000 or 1999 fiscal years.

Competition

     We face competition in each of our product lines. Numerous brands and products compete for shelf space and sales, with competition based primarily on product quality, convenience, price, trade promotion, consumer promotion, brand recognition and loyalty, customer service, effective advertising and promotional activities and the ability to identify and satisfy emerging consumer preferences. We compete with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies. Our ability to grow our business could be impacted by the relative effectiveness of, and competitive response to, our new product initiatives, product innovation and new advertising and promotional activities. In addition, from time to time, we experience margin pressure in certain markets as a result of competitors' pricing practices or as a result of price increases for the ingredients used in our products.

     During 2001, our most significant competitors for our pickles and peppers products were Vlasic and Mt. Olive branded products. In addition, J.M. Smucker was and continues to be the main competitor of our fruit spread products


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

marketed under the Polaner label. The Maple Grove Farms of Vermont line of syrups and salad dressings compete directly with the Spring Tree brand in the pure maple syrup category but, along with our Vermont Maid syrup products, also have a number of competitors in the general pancake syrup market, such as Aunt Jemima, Mrs. Buttersworth and Log Cabin. The B&M Baked Bean and Joan of Arc products compete with Bush's products.

     In addition, our products compete not only against other brands in their respective product categories, but also against products in similar or related product categories. For example, our shelf-stable pickles compete not only with other brands of shelf-stable pickles, but also those products found in the refrigerated sections of grocery stores.

Customers and Seasonality

     None of our customers accounted for more than 10% of our net sales in fiscal years 2001, 2000 or 1999.

     Sales of a number of our products tend to be seasonal. In the aggregate, however, our sales are not heavily weighted to any particular quarter.

     We purchase most of the produce used to make our shelf-stable pickles, relishes, peppers, olives and other related specialty items during the months of July through October, and we purchase all of our maple syrup requirements during the months of April through July. Consequently, our liquidity needs are greatest during these periods.

Employees and Labor Relations

     As of January 31, 2002, our workforce consisted of 652 employees. Of that total, 423 employees were engaged in manufacturing, 97 were engaged in marketing and sales, 99 were engaged in distribution and 33 were engaged in administration. Approximately 189 of our 652 employees, as of January 31, 2002, were covered by a collective bargaining agreement. In general, we consider our employee and union relations to be good.

Facilities and Production

     Our corporate headquarters are located at Four Gatehall Drive, Suite 110, Parsippany, NJ 07054 in an office building where we lease approximately 21,000 square feet.

     Our plants are generally located near major customer markets and raw materials. Our management believes that our manufacturing plants have sufficient capacity to accommodate our planned growth. As of January 31, 2002, we operated the manufacturing and warehouse facilities described in the table below:

                                                                    Approximate
Facility Location                         Description                 Sq. Ft.
-----------------                         -----------               -----------

Parsippany, NJ.........................   Headquarters                 21,000
Hurlock, MD*...........................   Manufacturing/Warehouse     236,000
Portland, ME*..........................   Manufacturing/Warehouse     225,000
New Iberia, LA*........................   Manufacturing/Warehouse     158,000
Roseland, NJ...........................   Manufacturing/Warehouse     124,000
St. Johnsbury, VT*.....................   Manufacturing/Warehouse      92,000
La Vergne, TN..........................   Distribution Center         200,000
Houston, TX............................   Warehouse                   100,000
Biddeford, ME..........................   Warehouse                    97,000
Hurlock, MD*...........................   Warehouse                    80,000
Hurlock, MD............................   Warehouse                    66,000
Hurlock, MD............................   Warehouse                    35,000
St. Evariste, Quebec*..................   Storage Facility             50,000
Sharptown, MD*.........................   Storage Facility              3,000
Bentonville, AK........................   Sales Office                    750
------------------------

*  Owned.


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

     We also have agreements for the "co-packing" of some of our products, a common industry practice in which other companies manufacture and package these products under our brand names. Third parties produce Regina, Underwood, Las Palmas, Joan of Arc, and certain Emeril's pasta sauces and spices under co-packing agreements or purchase orders. Underwood products are produced for us pursuant to a co-packing agreement that expires December 31, 2006, with automatic one-year extensions thereafter unless either party provides at least one year's prior notice. Las Palmas products are produced under a co-packing agreement that expires on December 31, 2005, with automatic one year extensions thereafter unless either party provides at least nine months' prior notice. Joan of Arc products are produced under a co-packing agreement that continues in effect unless either party provides written notice to the other party at least twelve months in advance of a specified final shipment date. Regina products and certain Emeril's products are produced by co-packers on a purchase order basis. Each of our co-packers produce products for other companies, as well. We believe that there are alternative sources of co-packing production readily available for our products.

Raw Materials

     We purchase agricultural products and other raw materials from growers, commodity processors and other food companies. Our principal raw materials include peppers, cucumbers, other vegetables, fruits, maple syrup, meat and poultry. We purchase our agricultural raw materials in bulk or pursuant to short-term supply contracts. We purchase most of our agricultural products between July 1 and October 31. We also use packaging materials, particularly glass jars and cans. We purchase our raw materials from a variety of suppliers and alternate sources of supply that are readily available.

     The profitability of our business relies in part on the prices of raw materials, which can fluctuate due to a number of factors, including changes in crop size, national, state and local government-sponsored agricultural programs, export demand, natural disasters, weather conditions during the growing and harvesting seasons, general growing conditions and the effect of insects, plant diseases and fungi. Although we enter into advance commodities purchase agreements from time to time, increases in raw material costs could have a material adverse effect on our business, financial condition or results of operations.

Trademarks

     We own 74 trademarks which are registered in the United States and 226 trademarks which are registered in foreign countries. In addition, we have 18 trademark applications pending in foreign countries. Examples of our trademarks include Ac'cent, B&G, B&G Sandwich Toppers, B&M, Bloch & Guggenheimer, Brer Rabbit, Joan of Arc, Maple Grove Farms of Vermont, Polaner, Regina, Sa-so'n, Underwood, Vermont Maid and Wright's. We consider our trademarks to be of special significance in our business.

Legal Proceedings

     In the ordinary course of business, we are involved in various legal proceedings. We do not believe the outcome of these proceedings will have a material adverse effect on our consolidated financial condition, results of operations or liquidity.

Government Regulation

     Our operations are subject to extensive regulation by the United States Food and Drug Administration, the United States Department of Agriculture and other state and local authorities regarding the processing, packaging, storage, distribution and labeling of our products. Our processing facilities and products are subject to periodic inspection by federal, state and local authorities. We believe that we are currently in substantial compliance with all material governmental laws and regulations and maintain all material permits and licenses relating to our operations. Nevertheless, there can be no assurance that the we are in full compliance with all such laws and regulations or that we will be able to comply with any future laws and regulations in a cost-effective manner. Failure by us to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, all of which could have a material adverse effect on our business, financial condition or results of operations.


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

     We are also subject to the Food, Drug and Cosmetic Act and the regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, labeling, packaging and safety of food. For example, the FDA regulates manufacturing practices for foods through its current "good manufacturing practices" regulations and specifies the recipes for certain foods. In addition, the Nutrition Labeling and Education Act of 1990 prescribes the format and content of certain information required to appear on the labels of food products. We are subject to regulation by certain other governmental agencies, including the U.S. Department of Agriculture. Our management believes that our facilities and practices are sufficient to maintain compliance with applicable governmental regulations, although there can be no assurances in this regard.

Environmental Matters

     Except as described below, we have not made any material expenditures during the last three fiscal years in order to comply with environmental laws or regulations. Based on our experience to date, we believe that the future cost of compliance with existing environmental laws and regulations (and liability for known environmental conditions) will not have a material adverse effect on our business, financial condition or results of operations, except as noted below. However, we cannot predict what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted, nor can we predict the amount of future expenditures that may be required in order to comply with such environmental or health and safety laws or regulations or to respond to such environmental claims.

     On January 17, 2001, we became aware that fuel oil from our underground storage tank at our Roseland, New Jersey facility had been released into the ground and into a brook adjacent to such property. The New Jersey Department of Environmental Protection (NJDEP) initially engaged an environmental services firm to address the clean-up of the oil in the brook; and, with the approval of the NJDEP, we retained such environmental services firm on January 18, 2001 for the same purpose. In addition, we hired another environmental services firm to address the on-site oil impact to subsurface soils. Since January 17, 2001, together with our environmental services firms, we have worked to clean-up the oil and are cooperating with the NJDEP. Both environmental services firms have completed the site work and believe they have remediated the site such that no further clean-up is warranted. Both firms have submitted their findings to the NJDEP along with recommendations for no further action. We are awaiting the NJDEP's response to those recommendations. NJDEP could require additional investigation before acceding to the no further action recommendations, but the cost of such additional investigation is not expected to have a material adverse effect on our business, financial condition or results of operations.

     We recorded a charge of $1.1 million in the first quarter of fiscal 2001 to cover the expected cost of the clean-up, which approximates the actual amount spent as of December 29, 2001. In the third quarter of fiscal 2001, we received an insurance reimbursement of $0.2 million and accrued an additional $0.1 million for certain remaining miscellaneous expenses. Our management believes that substantially all estimated expenses relating to this matter have been incurred as of December 29, 2001. Future information and developments may require us to continually reassess the impact of this matter.

     In January 2002, we were named as a third-party defendant in an action regarding environmental liability at the Combe Fill South Landfill in New Jersey under the Comprehensive Environmental Response, Compensation and Liability Act, or Superfund, and under New Jersey's Spill Compensation and Control Act for alleged disposal of waste from White Cap Preserves, a former subsidiary of M. Polaner, Inc. M. Polaner was sold by one of our former parents and was ultimately acquired by International Home Foods, Inc. We believe we are indemnified by an affiliate of International Home Foods, Inc. for this liability. We have submitted a demand for indemnity, but the indemnitor's initial response was limited to a request for additional information. We believe that we may also have substantive defenses to the third-party complaint, and will explore those defenses if we are not indemnified for this liability.
Nevertheless, based on our understanding of the volume of waste White Cap Preserves is alleged to have sent to the site, the large number of potentially responsible parties, and the size of settlements by other parties with similar volumes, we do not believe this liability, if any, will have a material adverse effect on our consolidated financial condition, results of operations or liquidity.

                                 OUR MANAGEMENT

Executive Officers and Directors

     The following table sets forth certain information with respect to our executive officers and the members of our Board of Directors. Other officers may also be appointed to fill certain positions. Each of our directors holds office until the next annual meeting of our shareholders or until his successor has been elected and qualified.



Name                                        Age                                Position
----                                        ---     ----------------------------------------------------------------

Leonard S. Polaner..................        71      Chairman of the Board of Directors
David L. Wenner.....................        52      President, Chief Executive Officer and Director
Robert C. Cantwell..................        45      Executive Vice President of Finance and Chief Financial Officer
David H. Burke......................        60      Executive Vice President of Sales
James H. Brown......................        60      Executive Vice President of Manufacturing
Albert J. Soricelli.................        49      Executive Vice President of Marketing and Strategic Planning
Thomas Baldwin......................        43      Director
William F. Callahan III.............        60      Director
James R. Chambers...................        44      Director
Nicholas B. Dunphy..................        53      Director
Alfred Poe..........................        52      Director
Stephen C. Sherrill.................        48      Director



     Leonard S. Polaner, Chairman of the Board: Leonard Polaner has been our Chairman of the Board since March 1993 when the Polaner business was sold to International Home Foods, Inc. Prior to that time, Mr. Polaner was our President and Chief Executive Officer, positions which he had assumed upon joining our company in 1986. Mr. Polaner began his career in the food products industry in 1956 when, after earning his Masters Degree from Harvard Business School, he joined Polaner, a family-run business. He has been active in many industry trade groups, including the New York Preservers Association, where he served as President, and the International Jelly and Preservers Association, where he served as a member of the Board of Directors.

     David L. Wenner, President and Chief Executive Officer and Director: David Wenner is our President and Chief Executive Officer, positions he has held since March 1993, and has been a Director of our company since August 1997. Mr. Wenner joined our company in 1989 as Assistant to the President and was directly responsible for our distribution and Bloch & Guggenheimer operations. In 1991, he was promoted to Vice President. He continued to be responsible for distribution and assumed responsibility for all company operations. Prior to joining our company, Mr. Wenner spent 13 years at Johnson & Johnson in supervision and management positions responsible for manufacturing, maintenance and purchasing. Mr. Wenner is active in industry trade groups and has served as President of Pickle Packers International.

     Robert C. Cantwell, Executive Vice President of Finance and Chief Financial
Officer: Robert Cantwell is the Executive Vice President of Finance and Chief Financial Officer of our company. Mr. Cantwell joined our company in 1983 as the Assistant Vice President of Finance. In that position, Mr. Cantwell had responsibility for all financial reporting, including budgeting. Mr. Cantwell was promoted to his current position in 1991, assuming full responsibility for all financial matters, as well as management information systems, data processing, administration and corporate human resources. Prior to joining us, Mr. Cantwell spent four years at Deloitte & Touche, where he received accreditation as a Certified Public Accountant.

     David H. Burke, Executive Vice President of Sales: David Burke is our Executive Vice President of Sales. Mr. Burke has an extensive background with major consumer products companies. His experience includes eight years with Procter & Gamble in sales and sales management and 12 years at Quaker Oats, where he was a Regional Sales Manager and later the director of Broker Sales. Mr. Burke also spent four years with Pet Inc. as Vice President for their frozen foods business. Mr. Burke joined our company in 1990 as Vice President of Sales and was and continues to be responsible for sales of all our company's brands.

     James H. Brown, Executive Vice President of Manufacturing: James Brown is our Executive Vice President of Manufacturing and has 28 years of experience in manufacturing with our company and Polaner. Mr. Brown has been responsible for all manufacturing at the Roseland facility since 1981. In 1994, he assumed responsibility for our company's other manufacturing facilities. Prior to joining Polaner in 1972, Mr. Brown worked at Kraft Foods for two years as a project engineer and spent four years in the U.S. Navy.

     Albert J.  Soricelli,  Executive  Vice  President  of Marketing & Strategic
Planning: Prior to joining our company in 2001, Albert Soricelli held various executive positions in the food and consumer products industry. Mr. Soricelli spent 18 years at American Home Food in Madison, New Jersey where he held the position of Senior Vice President/General Manager. More recently, Mr. Soricelli served as President of Nice Pak Products in Orangeburg, New York, a baby and wet wipe consumer product company. As Executive Vice President of Marketing & Strategic Planning for our company, Mr. Soricelli is responsible for marketing, acquisitions and divestitures.

     Thomas J. Baldwin, Director: Thomas Baldwin has been a Director of our company since 1997. Since March 2000, Mr. Baldwin has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., L.P. From 1995 until February 2000, Mr. Baldwin was the Chief Executive Officer and a founding stockholder of Christmas Corner, Inc., a specialty retail chain that owns and operates seasonal Christmas stores. From 1990 until 1995, Mr. Baldwin was a Managing Director of the leveraged buyout firm Invus Group, Ltd.

     William F. Callahan III, Director: William Callahan has been a Director of our company since our company acquired Maple Grove Farms of Vermont, Inc. in 1998. Prior to that, Mr. Callahan was the Chief Executive Officer and owner of Maple Grove Farms of Vermont, Inc. Mr. Callahan began his career in the specialty foods business in 1975 when he acquired Maple Grove Farms of Vermont, Inc. Prior to such acquisition, Mr. Callahan was Vice President, Sales of Blyth, Eastman, Dillon and Co. in New York and a trial attorney for the U.S. Securities and Exchange Commission in New York. Mr. Callahan is a graduate of Georgetown University and the Boston University Law School. He is a member of the State of Vermont Chamber of Commerce, a member of the Vermont Maple Industry Council and the State of Vermont Agriculture Commissioner's Task Force.

     James R. Chambers, Director: James Chambers has been a director since 2001. Mr. Chambers is President and Chief Executive Officer of Paxonix, Inc., a wholly owned subsidiary of Meadwestvaco Corporation. He was Chairman, Chief Executive Officer and President of Netgrocer, Inc. from 2000 to 2001. Prior to that, Mr. Chambers was Group President of Information Resources, Inc. from 1998 to 1999. From 1981 through 1997, he held various positions with Nabisco, Inc., including President, Refrigerated Foods, Senior Vice President of Sales and Distribution and Vice President, Chief Information Officer.

     Nicholas B. Dunphy, Director: Nicholas Dunphy is a Managing Partner of Canterbury Capital II, LLC, with more than 20 years' business and investment banking experience. Prior to co-founding Canterbury Capital II, LLC, in 1996, he was a managing director and founding partner of Barclays Mezzanine Group. Before joining Barclays in 1980, Mr. Dunphy qualified as a Chartered Accountant in Canada and subsequently spent five years with Toronto Dominion Bank. Mr. Dunphy earned a B.Sc. from Manchester University in England and a Masters in Business Administration from York University in Canada.

     Alfred Poe, Director: Alfred Poe has been a director since 1997. He is President and Chief Executive Officer of Superior Nutrition Corporation, a provider of nutrition products. He was Chairman of the Board of the MenuDirect Corporation, a provider of specialty meals for people on restricted diets from 1997 to 1999. Mr. Poe was a Corporate Vice President of Campbell's Soup Company from 1991 through 1996. From 1993 through 1996, he was the President of Campbell's Meal Enhancement Group. From 1982 to 1991, Mr. Poe held various positions, including Vice President, Brands Director and Commercial Director with Mars, Inc.

     Stephen C. Sherrill, Director: Stephen Sherrill has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., L.P. since its formation in 1995. Mr. Sherrill was an officer of Citicorp Venture Capital from 1983 until 1994. Prior to that, he was an associate at the New York law firm of Paul, Weiss,

Rifkind, Wharton & Garrison. Mr. Sherrill is a director of Galey & Lord, Inc., Doane Pet Care Enterprises, Inc., Health Plus Corporation and Alliance Laundry Systems LLC.

Director Compensation and Arrangements

     Members of our Board of Directors receive compensation for their services as directors in the amount of $1,000 to $2,000 per meeting of the Board of Directors. Our directors are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof.

Executive Compensation

     The following table sets forth certain information with respect to annual and long-term compensation for services in all capacities for fiscal years 2001, 2000 and 1999 paid to our five most highly compensated executive officers who were serving as such at December 29, 2001.

                           Summary Compensation Table

                                                 Annual Compensation
                                       -----------------------------------------
              Name and                                                             Long-Term         All Other
         Principal Position             Year      Salary     Bonus(1)   Other(2)  Compensation(3)   Compensation(4)
-------------------------------------- ------  -----------  ---------- --------- ----------------- -----------------

David L. Wenner...................      2001      274,471    275,000    10,000          --            11,900
  President and Chief Executive         2000      257,069         --    10,000          --            11,900
  Officer                               1999      240,981    137,600    10,000          --            11,200

Robert C. Cantwell................      2001      214,586    159,600    10,000          --            11,900
  Executive Vice President of           2000      201,357         --    10,000          --            11,900
  Finance and Chief Financial           1999      192,289     73,350    10,000          --            11,200
  Officer

David H. Burke....................      2001      209,596    147,000    10,000          --            11,900
  Executive Vice President of Sales     2000      196,675         --    10,000          --            11,900
                                        1999      192,289     73,600    10,000          --            11,200

Albert J. Soricelli...............      2001      199,423    140,000    10,000         700            11,900
  Executive Vice President of           2000      135,264         --     4,615          --             8,000
  Marketing and Strategic Planning      1999           --         --        --          --                --

James H. Brown....................      2001      179,654    133,000    12,350          --            11,900
  Executive Vice President of           2000      170,117         --    10,850          --            11,900
  Manufacturing                         1999      167,520     63,100    10,850          --            11,200

---------------------

(1)  Includes annual bonus payment under our company's annual bonus plan.
(2)  Includes personal use of a company automobile or automobile allowances.
(3)  Number of shares of common stock underlying options.
(4) Includes our company's matching contributions to the 401(k) plan and contributions to our pension plan.

Employment Agreements

     We do not have any employment agreements.

Annual Bonus Plan

     We maintain an annual bonus plan that provides for annual incentive awards to be made to key executives upon our company's attainment of pre-set annual financial objectives. The amount of the annual award to each executive is based upon a percentage of the executive's annualized base salary. Awards are paid in cash in a lump sum following the close of each plan year. The plan provides for forfeiture of proration of awards in the event of certain circumstances such as the executive's promotion or demotion, death, retirement or resignation.

Stock Option Plan

     In order to attract, retain and motivate selected employees and officers of our company, our parent company adopted the B&G Foods Holdings Corp. 1997 Incentive Stock Option Plan for our and our subsidiaries' key employees. The option plan authorizes for grant to key employees and officers options for up to 6,700 shares of common stock of B&G Foods Holdings. The option plan authorizes B&G Foods Holdings to grant either (i) options intended to constitute incentive stock options under the Internal Revenue Code of 1986 or (ii) non-qualified stock options. The plan provides that it may be administered by our parent company's board of directors or a committee designated by our parent company's the board of directors. Our parent company's board of directors has designated a committee comprised of Stephen C. Sherrill and Thomas J. Baldwin. Options granted under the option plan will be exercisable in accordance with the terms established by our parent company's board of directors. Under the option plan, our parent company's board of directors determines the exercise price of each option granted, which in the case of incentive stock options cannot be less than fair market value. Options will expire on the date determined by our parent company's board of directors, which may not be later than the tenth anniversary of the date of grant. During fiscal year 2001, options to purchase 700 shares of common stock of B&G Foods Holdings were granted to Albert Soricelli. No other options were granted during fiscal year 2001. As of February 22, 2002, options to purchase 6,625 shares of common stock of B&G Foods Holdings had been granted since the inception of the plan.

Compensation Committee Interlocks and Insider Participation

     Our board of directors has appointed a compensation committee comprised of Mr. Sherrill and Mr. Baldwin. Mr. Sherrill is a former officer of our company, although he received no compensation in such capacity. Mr. Baldwin is not and has not been an officer of our company. Each of Mr. Sherrill and Mr. Baldwin is a principal of Bruckmann, Rosser, Sherrill & Co., L.P.

401(k) Plan

     We maintain a tax-qualified defined contribution plan with a cash or deferred arrangement intended to qualify under Section 401(k) of the Internal Revenue Code of 1986. Our employees become eligible to participate in the plan upon reaching age 21 and completing one year of employment with us. Each participant in the plan may elect to defer, in the form of contributions to the plan, up to 17% of compensation that would otherwise be paid to the participant in the applicable year, which percentage may be increased or decreased by the administrative committee of the plan, but is otherwise not to exceed the statutorily prescribed annual limit ($10,500 in 2001). We make a 50% matching contribution with respect to each participant's elective contributions, up to six percent of such participant's compensation. Matching contributions vest over a rolling five-year period.

Pension Plan

                                      Estimated Annual Pension
                        -------------------------------------------------------
                                          (Years of Service)
         Remuneration      15          20         25          30           35
         ------------   --------    --------   ---------   --------    --------

         $40,000         $4,667      $6,223     $7,779      $9,335     $10,890
          60,000         $8,117     $10,823    $13,529     $16,235     $18,940
          80,000        $11,567     $15,423    $19,279     $23,135     $26,990
         100,000        $15,017     $20,023    $25,029     $30,035     $35,040
         120,000        $18,467     $24,623    $30,779     $36,935     $43,090

                                      Estimated Annual Pension
                        -------------------------------------------------------
                                          (Years of Service)
         Remuneration      15          20         25          30           35
         ------------   --------    --------   ---------   --------    --------
         140,000        $21,917     $29,223    $36,529     $43,835     $51,140
         160,000        $25,367     $33,823    $42,279     $50,735     $59,190

     Benefits under the plans are calculated generally under a formula of 0.75% of final average earnings multiplied by service plus 0.4% of final average earnings in excess of covered compensation multiplied by service limited to 35 years. The compensation covered by the pension plan is W-2 earnings and any amounts contributed to any tax qualified profit sharing plan or cafeteria plan limited to $160,000 as required by Section 401(a)(17) of the Code. As of December 29, 2001, the years of credited service for each of the executive officers named in the summary compensation table above were: Mr. Wenner, 12; Mr. Cantwell, 18; Mr. Burke, 11; Mr. Brown, 14; and Mr. Soricelli, 2.

                           OWNERSHIP OF CAPITAL STOCK

     We are a wholly owned subsidiary of B&G Foods Holdings Corp. The following table sets forth information as of April 11, 2002 with respect to the beneficial ownership of B&G Foods Holdings' common stock and preferred stock by:

     o    each  person or  entity  who owns  five  percent  or more of B&G Foods
          Holdings,

     o    each director of our company,

     o    the executive officers named in the summary compensation table, and

     o    all of our directors and officers as a group.

Unless otherwise specified, all shares are directly held.

     Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of stock held by him. Shares subject to options currently exercisable or exercisable within 60 days of April 11, 2002 and not subject to repurchase on that date are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for purposes of calculating the percentage ownership of any other person.

                                                                    Number and Percent of Shares
                                 --------------------------------------------------------------------------------------------------
                                                              Series A                 Series B               Series C
Name of Beneficial Owner         Common Stock  Percentage     Preferred   Percentage   Preferred  Percentage  Preferred  Percentage
------------------------         ------------  ----------     ---------   ----------   ---------  ----------  ---------  ----------
Bruckmann, Rosser, Sherrill &      100,021.48     83.3%       18,774.99      92.3%     12,310.54     100.0%    5,000.00     20.0%
  Co., L.P.(1)(2).........
Canterbury Mezzanine Capital         9,857.92      8.5%              --        --             --        --    15,000.00     60.0%
  II, L.P.(3)(4)..........
The CIT Group/Equity                 3,285.97      3.0%              --        --             --        --     5,000.00     20.0%
  Investments, Inc.(5)
Leonard S. Polaner (6).....             3,000      2.8%             145          *            --        --           --       --
David L. Wenner (6)........             3,000      2.8%              20          *            --        --           --       --
David H. Burke (6).........             3,000      2.8%              20          *            --        --           --       --
James H. Brown (6).........             3,000      2.8%              20          *            --        --           --       --
Robert C. Cantwell (6).....             3,000      2.8%              20          *            --        --           --       --
Albert J. Soricelli (6)....             3,000      2.8%              20          *            --        --           --       --
Thomas J. Baldwin (6)(7)...               500         *              20          *            --        --           --       --
Alfred Poe (6).............               500         *          110.44          *            --        --           --       --
William F. Callahan III (6)             1,450      1.4%        1,050.94       5.2%            --        --           --       --
James R. Chambers (6)......                --       --               --        --             --        --           --       --
Stephen C. Sherrill (6)(7)(8)        1,958.69      1.9%          367.59       1.8%        241.32       2.0%       98.01         *
Nicholas B. Dunphy (9)(10)                 --       --               --        --             --        --           --       --
All directors and officers as a
  group (12 persons) (7)(9)         22,408.69     21.5%        1,793.97       8.8%        241.32       2.0%       98.01         *

        -------------------------------

        *    Less than 1%

        (1) Includes shares held by certain other entities and individuals affiliated with Bruckmann, Rosser, Sherrill & Co., L.P. Bruckmann, Rosser, Sherrill &

             Co., L.P. disclaims beneficial ownership of such shares. Bruckmann, Rosser, Sherrill & Co., L.P. is a limited partnership, the sole general partner of which is BRS Partners, Limited Partnership and the manager of which is Bruckmann, Rosser, Sherrill & Co., Inc. The sole general partner of BRS Partners, Limited Partnership is BRSE Associates, Inc. Stephen C. Sherrill and Thomas J. Baldwin are stockholders of Bruckmann, Rosser, Sherrill & Co., Inc. and BRSE Associates, Inc. and may be deemed to share beneficial ownership of the shares shown as beneficially owned by Bruckmann, Rosser, Sherrill & Co., L.P. Mr. Sherrill and Mr. Baldwin disclaim beneficial ownership of any such shares. The address for Bruckman, Rosser, Sherrill & Co., L.P. is Two Greenwich Plaza, Suite 100, Greenwich, CT 06830.
        (2) Includes warrants to purchase 15,021.58 shares of common stock, exercisable within 60 days of April 11, 2002, with an exercise price of $0.01 per share and an expiration date of December 22, 2009.
        (3) Canterbury Mezzanine Capital II, L.P. is a limited partnership, the sole general partner of which is Canterbury Capital II, LLC. Nicholas B. Dunphy holds a minor membership interest in Canterbury Mezzanine and a membership interest in Canterbury Capital and may be deemed to share beneficial ownership of the shares shown as beneficially owned by Canterbury Mezzanine. Mr. Dunphy disclaims beneficial ownership of any such shares. The address for Canterbury Capital II, LLC is 600 Fifth Avenue, 23rd Floor, New York, NY 10020.
        (4) Includes warrants to purchase 9,857.92 shares of common stock, exercisable within 60 days of April 11, 2002, with an exercise price of $0.01 per share and an expiration date of December 22, 2009.
        (5) Includes warrants to purchase 3,285.97 shares of common stock, exercisable within 60 days of April 11, 2002, with an exercise price of $0.01 per share and an expiration date of December 22, 2009. The address for CIT Group/Equity Investments, Inc. is 650 CIT Drive, Livingston, NJ 07039.
        (6) The address of such person is c/o B&G Foods, Inc., 4 Gatehall Drive, Suite 110, Parsippany, New Jersey, 07054.
        (7) With respect to Mr. Sherrill and Mr. Baldwin, directors of our company, excludes shares held by Bruckmann, Rosser, Sherrill & Co., L.P. and certain other entities and individuals affiliated with Bruckmann, Rosser, Sherrill & Co., L.P., of which shares Mr. Sherrill and Mr. Baldwin disclaim beneficial ownership.
        (8) Includes warrants to purchase 294.46 shares of common stock, exercisable within 60 days of April 11, 2002, with an exercise price of $0.01 per share and an expiration date of December 22, 2009.
        (9) With respect to Mr. Dunphy, a director of our company, excludes shares held by Canterbury Mezzanine, of which shares Mr. Dunphy disclaims beneficial ownership.
        (10) The address of Mr. Dunphy is c/o Canterbury Mezzanine Capital II, L.P., 600 Fifth Avenue, 23rd Floor, New York, New York 10020.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders Agreement and Registration Rights Agreement

     Stockholders Agreement. Bruckmann, Rosser, Sherrill & Co., L.P., Canterbury Mezzanine Capital II, L.P., The CIT Group/Equity Investments, Inc., entities and individuals affiliated with Bruckmann, Canterbury and CIT and certain members of our board of directors and our executive officers are parties to an amended and restated securities holders agreement, dated as of December 22, 1999, containing agreements among such stockholders with respect to the capital stock and corporate governance of B&G Foods Holdings and its subsidiaries. A copy of the securities holders agreement is available upon request to our company.

     The securities holders agreement contains provisions that may restrict the ability of our board of directors and our executive officers from transferring any B&G Foods Holdings common stock or preferred stock except pursuant to the terms of the securities holders agreement. If the board of directors of B&G Foods Holdings and holders of more than 50% of B&G Foods Holdings' common stock approve the sale of B&G Foods Holdings or its subsidiaries, each stockholder has agreed to consent to the sale and, if the sale includes the sale of stock, each stockholder has agreed to sell his or her common stock and preferred stock on the terms and conditions approved by the board of directors and the holders of a majority of the common stock then outstanding. The securities holders agreement also provides for additional restrictions on transfer of the common stock and preferred stock by our executive officers, including the right of B&G Foods Holdings to purchase any and all common stock and preferred stock held by our executive officers upon termination of their employment prior to March 27, 2002, at a formula price, and the grant of a right of first refusal in favor of B&G Foods Holdings in the event an executive officer elects to transfer such common stock or preferred stock.

     Registration Rights Agreement. Bruckmann, Rosser, Sherrill & Co., L.P., Canterbury Mezzanine Capital II, L.P., The CIT Group/Equity Investments, Inc., entities and individuals affiliated with Bruckmann, Canterbury and CIT and certain members of our board of directors and our executive officers are parties to a registration rights agreement pursuant to which B&G Foods Holdings has granted registration rights to the stockholders of B&G Foods Holdings with respect to its common stock. Under the registration rights agreement, B&G Foods Holdings has granted to Bruckmann, Canterbury, CIT and entities and individuals affiliated with Bruckmann, Canterbury and CIT two demand registration rights with respect to the shares of common stock held by them. All of the stockholders party to the registration rights agreement have the right to participate, or "piggy-back," in certain registrations initiated by B&G Foods Holdings.

Bruckmann, Rosser, Sherrill & Co., Inc. Management Agreement and Transaction Services Agreement

     We and B&G Foods Holdings are party to a management services agreement with Bruckmann, Rosser, Sherrill & Co., Inc., the manager of Bruckmann, Rosser, Sherrill & Co., L.P., pursuant to which Bruckmann, Rosser, Sherrill & Co., Inc. is paid $500,000 per annum for management, business and organizational strategy and merchant and investment banking services rendered to us and B&G Foods Holdings, which services include, but are not limited to, advice on corporate and financial planning, oversight of operations, including the manufacturing, marketing and sales of our products, development of business plans, the structure of our debt and equity capitalization and the identification and development of business opportunities. Any future increases in payments under the management agreement with Bruckmann, Rosser, Sherrill & Co., L.P. are restricted by the terms of the indentures governing the existing notes. We and Bruckmann, Rosser, Sherrill & Co., Inc. also are party to a transaction services agreement pursuant to which Bruckmann, Rosser, Sherrill & Co., Inc. will be paid a transaction fee for management, financial and other corporate advisory services rendered by Bruckmann, Rosser, Sherrill & Co., Inc. in connection with acquisitions, divestitures and financings by us, which fee will not exceed 1.0% of the total transaction value.

Roseland Lease

     Our subsidiary, Roseland Distribution Company, is party to a lease for its Roseland facility with 426 Eagle Rock Avenue Associates, a real estate partnership of which Leonard S. Polaner, our Chairman, is the general partner.

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

We pay $59,583 per month in rent to 426 Eagle Rock Avenue Associates pursuant to the Roseland lease. In the opinion of management, the terms of the Roseland lease are at least as favorable to us as the terms that could have been obtained from an unaffiliated third party.


                        DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facility

     We have a senior credit facility which is provided by a syndicate of lenders led by Lehman Brothers Inc., as arranger, Lehman Commercial Paper Inc., as administrative and syndication agent, and The Bank of New York and Heller Financial Inc., as documentation agents. The senior credit facility provides for:

     o a five-year revolving credit facility in the maximum amount of $60.0 million, none of which was outstanding at December 29, 2001 (other than $1.0 million of letters of credit);

     o    a  five-year   $70.0   million  term  loan   facility   term  loan  A,
          approximately $38.3 million of which was outstanding at December 29, 2001; and

     o    a  seven-year   $150.0   million  term  loan  facility  term  loan  B,
          approximately $130.7 million of which was outstanding at December 29, 2001.

     We had approximately $1.0 million of face amount of letters of credit outstanding under the revolving credit facility at December 29, 2001. The revolving credit facility enables us to obtain revolving credit loans and letters of credit from time to time for working capital, permitted acquisitions and general corporate purposes. The revolving credit facility and term loan A mature on March 15, 2004. Term loan B matures on March 31, 2006. Principal payments on term loan A and term loan B are required to be made quarterly.

     In connection with the offering of Series C notes, which was completed on March 7, 2002, our senior credit facility was amended to permit the offering of the March 7, 2002 notes and to alter the application of mandatory prepayments under the facility. The proceeds of the offering of the March 7, 2002 notes were used to repay indebtedness under term loan A and term loan B. Giving effect to the offering of the March 7, 2002 notes and the application of the proceeds to the repayment of senior credit facility indebtedness, we would have had no indebtedness outstanding under term loan A at December 29, 2001 and $73.2 million outstanding under our term loan B at December 29, 2001.

     Borrowings under our senior credit facility bear interest at rates based upon several alternatives, including the base lending rate per annum plus an applicable margin or LIBOR plus an applicable margin. The revolving credit facility requires an annual commitment fee of an amount equal to 0.60% of the average daily unused portion of the revolving credit facility.

     Our obligations under the senior credit facility are guaranteed by our subsidiaries, and the senior credit facility is secured by a first priority lien upon all of our company's and our subsidiaries' real and personal property and a pledge of all of our subsidiaries' capital stock. In addition, our parent has guaranteed our obligations under the senior credit facility, which is secured by a pledge of our capital stock.

     The senior credit facility contains covenants that limit or restrict, among other things, subject to certain exceptions, the incurrence of additional indebtedness, the creation of liens, the amount of our capital expenditures, transactions with our affiliates, restricted payments, investments and acquisitions, mergers, consolidations, dissolutions, asset sales, dividends, distributions, and certain other transactions and business activities and the creation of certain liens. The senior credit facility also contains financial covenants which, among other things, specify maximum capital expenditure limits, a minimum fixed charge coverage ratio, a minimum total interest coverage ratio and a maximum leverage ratio.

                            DESCRIPTION OF THE NOTES

                                     General

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the words "B&G Foods" refers only to B&G Foods, Inc. and not to any of its subsidiaries.

     The form and terms of the new notes (in this section the "new notes," "notes" or "Exchange Notes") are substantially identical to the form and terms of the existing notes, except that, unlike the unregistered Series C notes, the new notes will have been registered and will not bear legends restricting their transfer.

     The Series C notes were issued pursuant to an indenture among B&G Foods, the Guarantors and The Bank of New York, as trustee. The Series C notes were issued in a private transaction that is not subject to the registration requirements of the Securities Act. The Series B notes are registered securities issued pursuant to an exchange offer completed in February 1998. The terms of the indenture apply to the Series C notes and the new notes to be issued in exchange for the Series C notes and the Series B notes pursuant to the exchange offer. The form and terms of the indenture are substantially identical to the indenture governing the Series B notes. The terms of the indenture include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

     B&G Foods is required to offer to exchange the existing notes (the Series B notes and the Series C notes) for the notes (publicly registered exchange notes having substantially identical terms as the existing notes) as more fully described under "--Registration Rights; Liquidated Damages." The purpose of B&G Foods' offer to exchange both the Series B notes and the Series C notes is to create a single series of debt securities having a total outstanding principal amount that is the combination of such notes.

     The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement are available as set forth below under "--Additional Information." Certain defined terms used in this description but not defined below under "--Certain Definitions" have the meanings assigned to them in the indenture.

     The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

     The  Notes

     The  notes:

     (1)  are general unsecured obligations of B&G Foods;

     (2) are subordinated in right of payment to all existing and future Senior Debt of B&G Foods, including borrowings under the senior credit facility;

     (3) are pari passu in right of payment with any existing or future senior subordinated Indebtedness of B&G Foods, including the existing notes; and

     (4)  are unconditionally guaranteed by the Guarantors.

     The  Guarantees

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

     The  notes are guaranteed by all of B&G Foods' Subsidiaries.

     Each guarantee of the notes:

     (1)  is a general unsecured obligation of the Guarantor;

     (2) is subordinated in right of payment to all existing and future Senior Debt of that Guarantor, including its guarantee of the senior credit facility; and

     (3) is pari passu in right of payment with any existing or future senior subordinated Indebtedness of that Guarantor.

     Assuming we had completed the March 7, 2002 of notes and applied the net proceeds as intended, as of December 29, 2001, B&G Foods and the Guarantors would have had total Senior Debt of approximately $73.5 million, exclusive of unused commitment of up to $60.0 million under the senior credit facility. As indicated above and as discussed in detail below under the caption
"--Subordination," payments on the notes and under these guarantees will be subordinated to the payment of Senior Debt. The indenture will permit us and the Guarantors to incur additional Senior Debt.

Principal, Maturity and Interest

     B&G Foods will issue the notes in an aggregate principal amount of $220.0 million. B&G Foods may issue additional notes under the indenture governing the notes from time to time after this exchange offer. Any offering of additional notes is subject to the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. B&G Foods will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on August 1, 2007.

     Interest on the notes will accrue at the rate of 9 5/8% per annum and will be payable semi-annually in arrears on February 1 and August 1, commencing on August 1, 2002. B&G Foods will make each interest payment to the Holders of record on the immediately preceding January 15 and July 15.

Methods of Receiving Payments on the Notes

     If a Holder has given wire transfer instructions to B&G Foods, B&G Foods will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless B&G Foods elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

     The trustee will initially act as paying agent and registrar. B&G Foods may change the paying agent or registrar without prior notice to the Holders of the notes, and B&G Foods or any of its Subsidiaries may act as paying agent or registrar.

Subordination

     The payment of principal, interest and premium and Liquidated Damages, if any, on the notes will be subordinated to the prior payment in full of all Senior Debt of B&G Foods, including Senior Debt incurred after the date of the indenture.

     The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the Holders of notes will be entitled to receive any payment with respect to the notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of B&G Foods:

     (1)  in a liquidation or dissolution of B&G Foods;

     (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to B&G Foods or its property;

     (3)  in an assignment for the benefit of creditors; or

     (4)  in any marshaling of B&G Foods' assets and liabilities.

     B&G Foods also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "-Legal Defeasance and Covenant Defeasance") if:

     (1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

     (2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from B&G Foods or the holders of any Designated Senior Debt.

         Payments on the notes may and will be resumed:

     (1) in the case of a payment default, upon the date on which such default is cured or waived; and

     (2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

     No new Payment Blockage Notice will be effective unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

     No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

     If the trustee or any Holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") when the payment is prohibited by these subordination provisions, the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the written request of the holders of Senior Debt, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

     B&G Foods must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of B&G Foods, Holders of notes may recover less ratably than creditors of B&G Foods who are holders of Senior Debt. See "Risk Factors--Your right to receive payments on these notes is junior to our existing indebtedness and possibly all of our future borrowings."

     "Designated Senior Debt" means:

     (1)  any Indebtedness outstanding under the Credit Agreement; and

     (2) any other Senior Debt permitted hereunder the principal amount of which is $15.0 million or more and that has been designated by B&G Foods as "Designated Senior Debt."

     "Permitted Junior Securities" means:

     (1) Equity Interests in B&G Foods or any Guarantor which, to the extent received by any Holder in connection with any bankruptcy, reorganization, insolvency or similar proceeding in which any Equity Interests are also exchanged for or distributed in respect of Senior Debt, are either common equity securities or are subordinated to all such Equity Interests so exchanged or distributed to substantially the same extent as, or to a greater extent than, the notes are subordinated to Senior Debt pursuant to the indenture; and

     (2) debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the notes are subordinated to Senior Debt pursuant to the indenture.

     "Senior Debt" means:

     (1) all Obligations from time to time outstanding under the Credit Agreement, including all Hedging Obligations with respect thereto and any Permitted Refinancing Indebtedness thereunder (and, for purposes of the indenture, any such Senior Debt shall be considered to be outstanding whenever any loan commitment under the Credit Agreement is outstanding);

     (2) any other Indebtedness of B&G Foods or any Guarantor that is a Subsidiary of B&G Foods that is permitted to be incurred by B&G Foods or such Guarantor pursuant to the indenture unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes; and

     (3) all Obligations of B&G Foods or any Guarantor that is a Subsidiary of B&G Foods with respect to any of the foregoing.

     Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include:

     (1) any Obligation of B&G Foods to any Subsidiary of B&G Foods or any of its Affiliates;

     (2) any liability for federal, state, local or other taxes owed or owing by B&G Foods (other than such taxes owed or owing to the lenders under the Credit Agreement);

     (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

     (4)  any Obligations in respect of Capital Stock of B&G Foods;

     (5) the February 1998 Notes or the subsidiary guarantees of the February 1998 Notes; or

     (6) that portion of the principal amount of any Indebtedness (and any obligations with respect to such incremental principal amount) which at the time of incurrence is incurred in violation of the indenture.

Subsidiary Guarantees

     The notes will be guaranteed by each of B&G Foods' current and future Subsidiaries. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors-Federal and State statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors."

     No Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity (except B&G Foods or another Guarantor) unless:

     (1) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the notes and the indenture;

     (2) immediately after giving effect to such transaction, no Default or Event of Default exists;

     (3) such Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth
          (immediately after giving effect to such transaction) equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction; and

     (4)  either:

          (a) B&G Foods would be permitted by virtue of B&G Foods' pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption "-Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock"; or

          (b) B&G Foods would have a pro forma Fixed Charge Coverage Ratio that is greater than the actual Fixed Charge Coverage Ratio for the same four-quarter period.

     Notwithstanding the foregoing paragraph:

     (1) any Guarantor may consolidate with, merge into or transfer all or a part of its properties and assets to B&G Foods or any other Guarantor; and

     (2) any Guarantor may merge with an Affiliate that has no significant assets or liabilities and was incorporated solely for purpose of reincorporating such Guarantor in another State of the United States; provided that such merged entity continues to be a Guarantor.

     In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture. See "-Repurchase at the Option of Holders-Asset Sales."

Optional Redemption

     Except as set forth below, the notes will not be redeemable at B&G Foods' option prior to August 1, 2002.

     After August 1, 2002, B&G Foods may redeem all or part of the notes, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

Year                                                                Percentage
----                                                                ----------

2002..............................................................    104.813%
2003..............................................................    103.208
2004..............................................................    101.604
2005 and thereafter...............................................    100.000%


     At any time on or prior to August 1, 2002, B&G Foods may also redeem all but not part of the notes upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days' prior notice (but in no event may such redemption date occur more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

     "Applicable Premium" means, with respect to a note at any redemption date, the greater of:

     (1)  1.0% of the principal amount of such note; and

     (2)  the excess of:

          (a) the present value at such redemption date of the redemption price of such note at August 1, 2002 (such redemption price being set forth in the table above) plus all required interest payments due on such note through August 1, 2002, such present value computed using a discount rate equal to the Treasury Rate plus 50 basis points; over

          (b)  the principal amount of such note.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from such redemption date to August 1, 2002; provided, however, that if the period from such redemption date to August 1, 2002 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection and Notice

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

     (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

     (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.


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

     No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption

     Except as set forth below under "-Repurchase at the Option of Holders," B&G Foods is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

     Change of Control

     If a Change of Control occurs, each Holder of notes will have the right to require B&G Foods to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, B&G Foods will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the indenture and described in such notice. B&G Foods will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

     On the Change of Control Payment Date, B&G Foods will, to the extent lawful:

     (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

     (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by B&G Foods.

     The paying agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

     Prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, B&G Foods will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. B&G Foods will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.


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

     The provisions described above that require B&G Foods to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that B&G Foods repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     The Credit Agreement currently prohibits B&G Foods from purchasing any notes and also provides that certain change of control events with respect to B&G Foods would constitute a default or event of default under the Credit Agreement. Any future credit agreements or other agreements relating to Senior Debt to which B&G Foods becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when B&G Foods is prohibited from purchasing notes, B&G Foods could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If B&G Foods does not obtain such a consent or repay such borrowings, B&G Foods will remain prohibited from purchasing notes. In such case, B&G Foods' failure to purchase tendered notes would constitute an Event of Default under the indenture, which would, in turn, constitute a default or event of default under the Credit Agreement. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of notes.

     B&G Foods will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by B&G Foods and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

     "Change of Control" means the occurrence of any of the following:

     (1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of B&G Foods and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) (other than persons who are, or groups of persons who are, made up entirely of Principals or their Related Parties) other than in the ordinary course of business;

     (2) the adoption of a plan relating to the liquidation or dissolution of B&G Foods;

     (3) prior to the first public offering of Voting Stock of B&G Foods, the consummation of any transaction the result of which is that the Principals or the Related Parties cease to be the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of majority voting power of the Voting Stock of B&G Foods (measured by voting power rather than number of shares), whether as a result of issuance of securities of B&G Foods, any merger, consolidation, liquidation or dissolution of B&G Foods, any direct or indirect transfer of securities by any Principal or Related Party or otherwise (for purposes of this clause (3) and clause (4) below, the Principals and Related Parties shall be deemed to have "beneficial ownership" of the Voting Stock of a Person (the "specified corporation") held by any other Person (the "parent corporation") so long as the Principals or Related Parties beneficially own (as so defined) directly or indirectly, a majority of the voting power of the Voting Stock of the parent corporation);

     (4) following the first Public Equity Offering of Voting Stock of B&G Foods, the consummation of any transaction the result of which is that any "person" (as such term is defined in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Principals or Related Parties becomes the "beneficial owner" (as such term is defined in clause (3) above, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or is exercisable only after the passage of time or upon the occurrence of a subsequent condition), directly or indirectly, of more than 35% of the Voting Stock of B&G Foods, provided that the Principals and Related Parties beneficially own (as defined in clause (3) above), directly or

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

          indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of B&G Foods than such other person and do not have the right or ability by voting power, contract or otherwise, to elect or designate for election a majority of the Board of Directors of B&G Foods (for purposes of this clause (4), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person "beneficially owns" (as defined in clause (3) above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent corporation and the Principals and the Related Parties "beneficially own" (as defined in clause (3) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of such parent corporation than such other person and do not have the right or ability by voting power, contract or otherwise, to elect or designate for election a majority of the Board of Directors of such parent corporation);

     (5) the first day on which a majority of the members of the Board of Directors of B&G Foods are not Continuing Directors; or

     (6) B&G Foods consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, B&G Foods, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of B&G Foods is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of B&G Foods outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such conversion or exchange).

     "Principals" means BRS, any equity owner of Holdings on August 11, 1997, and the members of management of B&G Foods or Holdings or any of their respective Subsidiaries as of August 11, 1997.

     "Related Party" means, with respect to any Principal, (a) any spouse or immediate family member (in the case of an individual) of such Principal or (b) a trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or Persons beneficially holding a 66 2/3% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (a).

     Asset Sales

     B&G Foods will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless:

     (1) B&G Foods or the Subsidiary receives consideration at the time of the Asset Sale at least equal to the fair market value (which, in the case of any Asset Sale involving shares or assets having a fair market value in excess of $2.0 million, shall be determined in good faith by B&G Foods' Board of Directors) of the assets or Equity Interests issued or sold or otherwise disposed of; and

     (2) at least 75% of the consideration therefor received by B&G Foods or such Subsidiary is in the form of cash or Cash Equivalents.

     For purposes of this provision, each of the following will be deemed to be cash:

          (a) any Senior Debt of B&G Foods or any Subsidiary of B&G Foods that is assumed by the transferee of any such assets pursuant to a customary novation agreement that releases B&G Foods or such Subsidiary from further liability thereon; and

          (b) any securities, notes or other obligations received by B&G Foods or any such Subsidiary from such transferee that are immediately converted by B&G Foods or such Subsidiary into cash to the extent of the cash received in that conversion.

     Any Asset Sale pursuant to a condemnation, appropriation or other similar taking, including by deed in lieu of condemnation, or pursuant to the foreclosure or other enforcement of a Permitted Lien or exercise by the related lienholder of rights with respect to any of the foregoing, including by deed or assignment in lieu of foreclosure, will not be required to satisfy the conditions set forth in clauses (1) and (2) of the preceding paragraph.

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

     Within 270 days after the receipt of any Net Proceeds from an Asset Sale, B&G Foods may apply those Net Proceeds, at its option:

     (1) to repay Indebtedness under any Credit Facility (and to correspondingly permanently reduce the commitments with respect thereto; provided that B&G Foods will not be required to effect such permanent reductions from August 11, 1997 in excess of an aggregate of $25.0 million); or

     (2) to acquire or make a controlling Investment in or with respect to a Permitted Business or the acquisition of all or substantially all of the assets of a Permitted Business, or the making of a capital expenditure or the acquisition of other long-term assets in a Permitted Business.

     Pending the final application of any such Net Proceeds, B&G Foods may temporarily reduce Indebtedness under any Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

     Any Net Proceeds from an Asset Sale that are not applied or invested as provided in the preceding paragraph shall be deemed to constitute "Excess Proceeds" from an Asset Sale. When the aggregate amount of Excess Proceeds exceeds $5.0 million, B&G Foods shall be required to make an offer to all Holders of notes (an "Asset Sale Offer") to purchase the maximum principal amount of notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, on the notes to the date of purchase, in accordance with the procedures set forth in the indenture. To the extent that the aggregate amount of notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, B&G Foods may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Certain Covenants

     Restricted Payments

     B&G Foods will not, and will not permit any of its Subsidiaries to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of B&G Foods' or any of its Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving B&G Foods) or to the direct or indirect holders of B&G Foods' or any of its Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of B&G Foods);

     (2) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving B&G Foods) any Equity Interests of B&G Foods or any direct or indirect parent of B&G Foods or other Affiliate of B&G Foods (other than any such Equity Interests owned by a Wholly Owned Subsidiary of B&G Foods);

     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except a payment of interest or principal at Stated Maturity; or

     (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

     unless, at the time of and after giving effect to such Restricted Payment:

     (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

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

     (2) B&G Foods would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by B&G Foods or any of its Subsidiaries after August 11, 1997 (excluding Restricted Payments permitted by clauses (2), (3) or (6) of the next succeeding paragraph), is less than the sum of:

          (a) 50% of the Consolidated Net Income of B&G Foods for the period (taken as one accounting period) from the beginning of the first fiscal quarter immediately following August 11, 1997 to the end of B&G Foods' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

          (b) 100% of the aggregate net cash proceeds received by B&G Foods as a contribution to its capital or from the issue or sale since August 11, 1997 of Equity Interests of B&G Foods (other than Disqualified Stock and other than as provided in clause (8) of the definition of Permitted Investments), or of Disqualified Stock or debt securities of B&G Foods that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a
               Subsidiary of B&G Foods and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus

          (c) to the extent that any Restricted Investment that was made by B&G Foods or any of its Subsidiaries after August 11, 1997 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment.

         The preceding provisions will not prohibit:

     (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

     (2) the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness which is subordinated to the notes or Equity Interests of B&G Foods in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of B&G Foods) of, other Equity Interests of B&G Foods (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

     (3)  the  defeasance,   redemption,  repurchase  or  other  acquisition  of
          Indebtedness which is subordinated to the notes with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

     (4) the payment of any dividend or distribution by a Subsidiary of B&G Foods to the holders of its common Equity Interests on a pro rata basis;

     (5) the repurchase, redemption or other acquisition or retirement for value of Equity Interests of B&G Foods or Holdings held by any former employee, director or consultant of B&G Foods or any Subsidiary or Holdings issued pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate amount of Restricted Payments made under this clause (5) does not exceed (a) $1.0 million in any calendar year and (b) $3.0 million in the aggregate since August 11, 1997; provided further, that cancellation of Indebtedness owing to B&G Foods from members of management of B&G Foods or any of its Subsidiaries in connection with a repurchase of Equity Interests of

          B&G Foods will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the indenture;

     (6) repurchases of Equity Interests deemed to occur upon exercise of stock options upon surrender of Equity Interests to pay the exercise price of such option;

     (7)  the payment by B&G Foods of  dividends  to Holdings for the purpose of
          (a) permitting Holdings to satisfy federal, state and local income tax obligations to the extent such obligations are actually due and owing and are a direct result of the net income of B&G Foods being included on a consolidated, combined or unitary income tax return filed by Holdings or otherwise being attributed to Holdings for tax purposes and (b) permitting Holdings to pay the necessary fees and expenses to maintain its corporate existence and good standing (which shall not exceed $500,000 per annum); provided that the amount of dividends described in this clause (7) shall be excluded from the calculation of the amounts of Restricted Payments hereunder; and

     (8) reasonable and customary directors' fees to the members of Holdings' or B&G Foods' board of directors, provided that with respect to clauses (2), (3), (5), (6) and (7) above, no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by B&G Foods or such Subsidiary of B&G Foods, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment will be determined by the Board of Directors of B&G Foods whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, B&G Foods shall deliver to the Trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "-Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

     Incurrence of Indebtedness and Issuance of Preferred Stock

     B&G Foods will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that B&G Foods shall not issue any Disqualified Stock and shall not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that B&G Foods may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if B&G Foods' Fixed Charge Coverage Ratio for B&G Foods' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.00 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant shall not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

     (1) the incurrence by B&G Foods of term Indebtedness, revolving credit Indebtedness and indebtedness under letters of credit (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of B&G Foods thereunder) under any Credit Facility (and the Guarantee thereof by the Guarantors); provided that, subject to clause (12) below, the aggregate principal amount of all Indebtedness and letters of credit outstanding at any one time under all Credit Facilities after giving effect to such incurrence, does not exceed $50.0 million less the aggregate amount of all permanent repayments from Net Proceeds of Asset Sales or as stated amortization of a term loan, if applicable, optional or mandatory, of the principal of any Indebtedness under a Credit Facility (or any such Permitted Refinancing Indebtedness) that have been made since August 11, 1997; provided that such deduction will not exceed, in the aggregate, $25.0 million;

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

     (2) the incurrence by B&G Foods and its Subsidiaries of the Existing Indebtedness;

     (3) the incurrence by B&G Foods of Indebtedness represented by the Series B notes and the incurrence by the Guarantors of the subsidiary guarantees of the Series B notes and the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

     (4) the incurrence by B&G Foods or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of B&G Foods or such Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace Indebtedness incurred pursuant to this clause (4), not to exceed $5.0 million at any time outstanding;

     (5) the incurrence by B&G Foods or any of its Subsidiaries of Permitted Refinancing Indebtedness;

     (6) the incurrence by B&G Foods or any of its Subsidiaries of intercompany Indebtedness between or among B&G Foods and any of its Subsidiaries that are Guarantors; provided, however, that:

          (a) if B&G Foods is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes and the indenture,

          (b) if a Subsidiary of B&G Foods is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of such Subsidiary's Subsidiary Guarantee, and

          (c) (i) any subsequent event or issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than B&G Foods or a Subsidiary of B&G Foods and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either B&G Foods or a Subsidiary of B&G Foods that is a Guarantor shall be deemed, in each case, to constitute an incurrence of such Indebtedness by B&G Foods or such Subsidiary, as the case may be, that was not permitted by this clause (6);

     (7) the issuance by a Subsidiary that is a Guarantor of preferred stock to B&G Foods or to any of its Subsidiaries that are Guarantors; provided, however, that any subsequent event or issuance or transfer of any Equity Interests that results in the owner of such preferred stock ceasing to be B&G Foods or one of its Subsidiaries that are Guarantors or any subsequent transfer of such preferred stock to a Person other than B&G Foods or any of its Subsidiaries that are Guarantors, shall be deemed to be an issuance of preferred stock by such Subsidiary that was not permitted by this clause (7);

     (8) the incurrence by B&G Foods or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding;

     (9) Indebtedness arising from agreements of B&G Foods or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or a Subsidiary, other than the guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that:

          (a) such Indebtedness is not reflected on the balance sheet of B&G Foods or any Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)), and

          (b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by B&G Foods and its Subsidiaries in connection with such disposition;

     (10) the guarantee by B&G Foods or any of the Guarantors of Indebtedness of B&G Foods or a Subsidiary of B&G Foods that was permitted to be incurred by another provision of this covenant "-Incurrence of Indebtedness and Issuance of Preferred Stock";

     (11) the incurrence of Indebtedness by one of B&G Foods' Subsidiaries evidenced by the promissory notes (the "Eagle Rock Notes") issued and issuable under the certain Lease Agreement date April 19, 1986, as amended by a Memorandum of Agreement dated February 26, 1993, between one of B&G Foods' Subsidiaries (as successor in interest to DSD, Inc.) and 426 Eagle Rock Avenue Associates; or

     (12) the incurrence by B&G Foods of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (12), not to exceed $10.0 million; provided that such additional Indebtedness may be Senior Debt under any Credit Facility.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above or is entitled to be incurred pursuant to the first paragraph of this covenant, B&G Foods shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. The notes are being incurred under this covenant as Permitted Refinancing Indebtedness of our senior credit facility.

     Liens

     B&G Foods will not, and will not permit any of its Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness or trade payables (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

     Dividend and Other Payment Restrictions Affecting Subsidiaries

     B&G Foods will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of B&G Foods or B&G Foods to:

     (1) pay dividends or make any other distributions to B&G Foods or any of its Subsidiaries that are Guarantors on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to B&G Foods or any of its Subsidiaries;

     (2)  make loans or advances to B&G Foods or any of its Subsidiaries; or

     (3) transfer any of its properties or assets to B&G Foods or any of its Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (1) the indenture, the 1997 Indenture, the notes, the Series B notes, the Series C notes and the Credit Agreement as in effect on the date of the indenture;

     (2)  applicable law;

     (3) any instrument governing Indebtedness or Capital Stock of a Person acquired by B&G Foods or any of its Subsidiaries as in effect at the time of such acquisition (except with respect to Indebtedness incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

     (4) restrictions of the nature described in clause (3) above by reason of customary non-assignment, sub-letting and restriction on transfer provisions in contracts, agreements, and leases entered into in the ordinary course of business and consistent with past practices;

     (5) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired;

     (6) any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition;

     (7) agreements relating to secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under the "-Incurrence of Indebtedness and Issuance of Preferred Stock" and "Liens" that limit the right of the debtor to dispose of assets securing such Indebtedness;

     (8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

     (9) Permitted Refinancing Indebtedness in respect of Indebtedness referred to in clauses (1), (3) and (5) of this paragraph, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

     Merger, Consolidation or Sale of Assets

     B&G Foods will not consolidate or merge with or into (whether or not B&G Foods is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity, unless:

     (1) B&G Foods is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than B&G Foods) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

     (2) the entity or Person formed by or surviving any such consolidation or merger (if other than B&G Foods) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of B&G Foods under the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

     (3) immediately after such transaction no Default or Event of Default exists; and

     (4) except in the case of a merger of B&G Foods with or into a Wholly Owned Subsidiary of B&G Foods, B&G Foods or the entity or Person formed by or surviving any such consolidation or merger (if other than B&G Foods), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made:

          (a)  will  have   Consolidated   Net  Worth   immediately   after  the
               transaction equal to or greater than the Consolidated Net Worth of B&G Foods immediately preceding the transaction; and

          (b) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of covenant described above under the caption "-Incurrence of Indebtedness and Issuance of Preferred Stock."

         Transactions with Affiliates

     B&G Foods will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of any such Person (each of the foregoing, an "Affiliate Transaction"), unless:

     (1) such Affiliate Transaction is on terms that are no less favorable to B&G Foods or the relevant Subsidiary than those that would have been obtained in a comparable transaction by B&G Foods or such Subsidiary with an unrelated Person; and

     (2)  B&G Foods delivers to the Trustee:

          (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of its Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of its Board of Directors; and

          (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an investment banking firm (or, if an investment banking firm is generally not qualified to give such an opinion, by an appraisal firm) of national standing.

     The following will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

     (1) any employment agreement entered into by B&G Foods or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of B&G Foods or such Subsidiary, as the case may be;

     (2) transactions between or among B&G Foods and/or its Subsidiaries that are Guarantors;

     (3) Restricted Payments that are permitted by the covenant described above under the caption "-Restricted Payments" and payments made under the Eagle Rock Notes permitted by the covenant described above under the caption "-Incurrence of Indebtedness and Issuance of Preferred Stock";

     (4) fees and compensation paid to members of the Board of Directors of B&G Foods and of its Subsidiaries in their capacity as such, to the extent such fees and compensation are reasonable and customary;

     (5) advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and consistent with past practices;

     (6) management or similar fees payable to BRS or an Affiliate thereof (to the extent such fees do not, in the aggregate, exceed 2.0% of the actual Consolidated Cash Flow of B&G Foods for the period in respect of which such fees are paid);

     (7) fees payable to BRS or its Affiliate under a transaction services agreement in effect on August 11, 1997;

     (8) maintenance in the ordinary course of business of customary benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans; and

     (9) fees and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of B&G Foods or any of its Subsidiaries, as determined by the Board of Directors of B&G Foods or of any such Subsidiary, shall not be deemed to be Affiliate Transactions.

     Sale and Leaseback Transactions

     B&G Foods will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; provided that B&G Foods may enter into a sale and leaseback transaction if:

     (1) B&G Foods could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (2) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an officers' certificate delivered to the Trustee if such fair market value exceeds $2.5 million) of the property that is the subject of such sale and leaseback transaction; and

     (3) the transfer of assets in such sale and leaseback transaction is permitted by, and B&G Foods applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-Repurchase at the Option of Holders-Asset Sales," if applicable.

     Limitation on Issuances and Sales of Capital Stock of Wholly Owned Subsidiaries

     B&G Foods will not, and will not permit any Wholly Owned Subsidiary of B&G Foods to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Subsidiary of B&G Foods to any Person (other than B&G Foods or a Wholly Owned Subsidiary of B&G Foods that is a Guarantor), unless:

     (1) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Subsidiary; and

     (2) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "-Repurchase at the Option of Holders-Asset Sales."

     In addition, B&G Foods shall not permit any Wholly Owned Subsidiary of B&G Foods to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to B&G Foods or a Wholly Owned Subsidiary of B&G Foods that is a Guarantor.

     Additional Subsidiary Guarantees

     If B&G Foods or any of its Subsidiaries shall acquire or create another Subsidiary after the date of the indenture, then such newly acquired or created Subsidiary will (1) execute a supplemental indenture in form and substance satisfactory to the Trustee providing that such Subsidiary will become a Guarantor under the indenture and (2) deliver an Opinion of Counsel to the effect, inter alia, that such supplemental indenture has been duly authorized and executed by such Subsidiary.

     No Senior Subordinated Debt

     B&G Foods will not incur, create, issue, assume, guarantee or otherwise become liable directly or indirectly for any Indebtedness (including Acquired
Debt) that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness (including Acquired Debt) that is subordinate or junior in right of payment to any Senior Debt of a Guarantor and senior in any respect in right of payment to the Subsidiary Guarantees.

     Business Activities

     B&G Foods will not, and B&G Foods will not permit any of its Subsidiaries to, directly or indirectly, engage in any line of business other than a Permitted Business, except to such extent as would not be material to B&G Foods and its Subsidiaries taken as a whole.

     Payments for Consent

     B&G Foods will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

     Whether or not B&G Foods is required by the rules and regulations of the SEC, so long as any notes are outstanding, B&G Foods will furnish to each of the Holders of notes:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if B&G Foods were required to file such forms, including a "Management's
          Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of B&G Foods and any consolidated Subsidiaries and, with respect to the annual information only, reports thereon by B&G Foods' independent public accountants (which shall be firm(s) of established national reputation); and

     (2) all information that would be required to be filed with the SEC on Form 8-K if B&G Foods were required to file such reports.

     All such information and reports will be filed with the SEC on or prior to the dates on which the filings would have been required to be made had B&G Foods been subject to the rules and regulations of the SEC. In addition, whether or not required by the rules and regulations of the SEC, B&G Foods will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request; provided, however, that if prior to the effectiveness of the Exchange Offer Registration Statement, the information that would be required to be filed in a Form 10-K, 10-Q or 8-K pursuant to this sentence is filed as part of the Exchange Offer Registration Statement, such filing will be deemed to satisfy the requirements of this sentence. For so long as any notes remain outstanding, B&G Foods and the Guarantors will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

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

Events of Default and Remedies

     Each of the following is an Event of Default:

     (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes (whether or not prohibited by the subordination provisions of the indenture);

     (2) default in payment when due of the principal of or premium, if any, on the notes (whether or not prohibited by the subordination provisions of the indenture);

     (3) failure by B&G Foods or any of its Subsidiaries to comply with the provisions described under the caption "-Certain Covenants-Merger, Consolidation or Sale of Assets";

     (4) failure by B&G Foods or any of its Subsidiaries for 30 days after notice to comply with the provisions described under the captions
          "-Certain       Covenants-Restricted        Payments,"       "-Certain
          Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock," "-Repurchase at the Option of Holders-Asset Sales" or "-Repurchase at the Option of Holders-Change of Control";

     (5) failure by B&G Foods or any of its Subsidiaries for 60 days after notice to comply with any of its other agreements in the indenture or the notes;

     (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any
          Indebtedness for money borrowed by B&G Foods or any of its Subsidiaries (or the payment of which is guaranteed by B&G Foods or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, which default:

          (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

          (b) results in the acceleration of such Indebtedness prior to its express maturity;

               and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates without duplication $5.0 million or more and such default shall not have been cured or acceleration rescinded within a five business day period;

     (7) failure by B&G Foods or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million (excluding amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days;

     (8) certain events of bankruptcy or insolvency with respect to B&G Foods or any of its Subsidiaries; and

     (9) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acing on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately; provided, however, that so long as any Designated Senior Debt is outstanding, such declaration shall not become effective until the earlier of (1) five days after the receipt by representatives of Designated Senior Debt of such written notice of acceleration or (2) the date of acceleration of any Designated Senior Debt. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to B&G Foods, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of B&G Foods with the intention of avoiding payment of the premium that B&G Foods would have had to pay if B&G Foods then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to August 1, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of B&G Foods with the intention of avoiding the prohibition on redemption of the notes prior to August 1, 2002, then the premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

     B&G Foods is required to deliver to the Trustee annually a statement regarding compliance with the indenture, and B&G Foods is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

     No director, officer, employee, incorporator or stockholder of B&G Foods, as such, shall have any liability for any obligations of B&G Foods under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

     B&G Foods  may,  at its  option  and at any time,  elect to have all of its
obligations   discharged   with  respect  to  the   outstanding   notes  ("Legal
Defeasance") except for:

     (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

     (2) B&G Foods' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trusts, duties and immunities of the Trustee, and B&G Foods' obligations in connection therewith; and

     (4)  the Legal Defeasance provisions of the indenture.


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


     In addition, B&G Foods may, at its option and at any time, elect to have the obligations of B&G Foods released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) B&G Foods must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and B&G Foods must specify whether the notes are being defeased to maturity or to a particular redemption date;

     (2) in the case of Legal Defeasance, B&G Foods shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (a) B&G Foods has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, B&G Foods shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which B&G Foods or any of its Subsidiaries is a party or by which B&G Foods or any of its Subsidiaries is bound;

     (6) B&G Foods must have delivered to the Trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

     (7) B&G Foods must deliver to the Trustee an officers' certificate stating that the deposit was not made by B&G Foods with the intent of preferring the Holders of notes over the other creditors of B&G Foods with the intent of defeating, hindering, delaying or defrauding creditors of B&G Foods or others; and

     (8) B&G Foods must deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that, subject to customary assumptions and exclusions, all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

     A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. B&G Foods is not required to transfer or exchange any note selected for redemption. Also, B&G Foods is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

     The registered Holder of a note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

     Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

     (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-Repurchase at the Option of Holders");

     (3) reduce the rate of or change the time for payment of interest on any note;

     (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

     (5)  make any note payable in money other than that stated in the notes;

     (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

     (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-Repurchase at the Option of Holders"); or

     (8) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the notes then outstanding if such amendment would adversely affect the rights of Holders of notes.

     Notwithstanding the foregoing, without the consent of any Holder of notes, B&G Foods and the Trustee may amend or supplement the indenture or the notes:

     (1)  to cure any ambiguity, defect or inconsistency;

     (2) to provide for uncertificated notes in addition to or in place of certificated notes;

     (3) to provide for the assumption of B&G Foods' obligations to Holders of notes in the case of a merger or consolidation;

     (4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder; or

     (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Governing Law

     The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Concerning the Trustee

     The indenture contains certain limitations on the rights of the Trustee, should it become a creditor of B&G Foods, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

     Anyone who receives this Prospectus may obtain a copy of the indenture and Registration Rights Agreement without charge by writing to B&G Foods, Inc., Four Gatehall Drive, Suite 110, Parsippany, New Jersey 07054, Attention: Chief Financial Officer.

Book-Entry Settlement and Clearance

     The Global Notes

     The existing notes were, and the new notes will be, issued in the form of one or more registered notes in global form, without interest coupons (the "global notes").

     Upon issuance, each of the global notes will be deposited with the Trustee as custodian for The Depository Trust Company and registered in the name of Cede & Co., as nominee of DTC.

     Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

     o upon deposit of each global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

     o ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

     Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

     Book-Entry Procedures for the Global Notes

     All  interests  in the global notes will be subject to the  operations  and procedures of DTC. We provide the following  summaries of those  operations  and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

     DTC has advised us that it is:

     o a limited purpose trust company organized under the laws of the State of New York;

     o a "banking organization" within the meaning of the New York State Banking Law; . a member of the Federal Reserve System;

     o a "clearing corporation" within the meaning of the Uniform Commercial Code; and

     o a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

     So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

     o will not be entitled to have notes represented by the global note registered in their names;

     o will not receive or be entitled to receive physical, certificated notes; and

     o will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

     As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

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

     Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC's nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

     Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

     Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds.

     DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among participants in that settlement system. However, the settlement system is not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

     Certificated Notes

     Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

     o DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

     o DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

     o we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

     o    certain other events provided in the indenture should occur.

Registration Rights; Liquidated Damages

     The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety because it, and not this description, defines the registration rights of the Holders of the Series C notes. See "-Additional Information."

     B&G Foods, the Guarantors and the Initial Purchasers have entered into the Registration Rights Agreement on March 7, 2002. Upon the effectiveness of the Exchange Offer Registration Statement, B&G Foods will offer to the Holders of Transfer Restricted Securities and holders of the outstanding Series B notes pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities and Series B notes for Exchange Notes.

     If:

     (1) B&G Foods is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy; or

     (2) any Holder of Transfer Restricted Securities (other than Series B notes) notifies B&G Foods prior to the 20th day following consummation of the Exchange Offer that:

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

          (a) it is prohibited by law or SEC policy from participating in the Exchange Offer; or

          (b) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

          (c) that it is a broker-dealer and owns Series C notes acquired directly from B&G Foods or an affiliate of B&G Foods,

     B&G Foods will file with the SEC a Shelf Registration Statement to cover resales of the Transfer Restricted Securities (other than the Series B notes) by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

     For purposes of the foregoing, "Transfer Restricted Securities" means each note until:

     (1) The date on which such note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer;

     (2) following the exchange by a broker-dealer in the Exchange Offer of a note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

     (3)  the date on which such note has been effectively  registered under the
          Securities   Act  and  disposed  of  in  accordance   with  the  Shelf
          Registration Statement; or

     (4) the date on which such note is distributed to the public pursuant to Rule 144 under the Act.

     The Registration Rights Agreement provides that:

     (1) Unless the Exchange Offer would not be permitted by applicable law or SEC policy, B&G Foods will commence the Exchange Offer and use its best efforts to issue on or prior to 45 business days after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, Exchange Notes in exchange for all notes tendered prior thereto in the Exchange Offer; and

     (2) if obligated to file the Shelf Registration Statement, B&G Foods will use its best efforts to file the Shelf Registration Statement with the SEC on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the SEC on or prior to 45 days after such obligation arises.

     If:

     (1) B&G Foods fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing; or

     (2) any of such Registration Statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); or

     (3) B&G Foods fails to consummate the Exchange Offer within 45 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

     (4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement and is not succeeded within 30 days by another effective Registration Statement; provided that the Shelf Registration Statement or the Exchange Offer Registration Statement shall not cease to be effective or usable in connection with resales of Transfer Restricted Securities for more than 30 days in any calendar year (each such event referred to in clauses (1) through (4) above a "Registration Default"), then B&G Foods will pay Liquidated Damages to each Holder of Series C Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Series C Transfer Restricted Securities held by such Holder.

     The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Series C Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.25 per week per $1,000 principal amount of Series C Transfer Restricted Securities.

     For purposes of the foregoing, "Series C Transfer Restricted Securities" means Transfer Restricted Securities that are either Series C notes or Exchange Notes received in exchange for Series C notes.

     All accrued Liquidated Damages will be paid by B&G Foods on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

     Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     The purpose of B&G Foods' offer to exchange both the Series C notes and the Series B notes is to create a single series of debt securities having a total outstanding principal amount that is the combination of the Series C notes and the Series B notes.

     Holders of notes will be required to make certain representations to B&G Foods (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

Certain Definitions

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person:

     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

     provided that, the amount of Acquired Debt only at the time so acquired shall include the accreted value together with any interest thereon that is more than 30 days past due.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control


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

"(including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means:

     (1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of B&G Foods and its Subsidiaries taken as a whole will be governed by the covenants described above under the captions "-Repurchase at the Option of
          Holders-Change of Control" and "-Certain Covenants-Merger, Consolidation, or Sale of Assets" and not by the provisions of the covenant described above under the caption "-Repurchase at the Option of Holders-Asset Sales"); and

     (2) the issue or sale by B&G Foods or any of its Subsidiaries of Equity Interests of any of B&G Foods' Subsidiaries,

     in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for Net Proceeds in excess of $1.0 million.

     Notwithstanding the foregoing, none of the following items will be deemed to be an Asset Sale:

     (1) a transfer of assets by B&G Foods to a Wholly Owned Subsidiary of B&G Foods that is a Guarantor or by a Wholly Owned Subsidiary of B&G Foods to B&G Foods or to another Wholly Owned Subsidiary of B&G Foods that is a Guarantor;

     (2) an issuance or sale of Equity Interests by a Subsidiary of B&G Foods to B&G Foods or to another Wholly Owned Subsidiary of B&G Foods that is a Guarantor;

     (3) a disposition of obsolete equipment or equipment that is no longer useful in the conduct of business of B&G Foods and its Subsidiaries and that is disposed of in the ordinary course of business; provided, however, that such dispositions do not exceed $500,000 per annum;

     (4) a Restricted Payment that is permitted by the covenant described above under the caption "-Certain Covenants-Restricted Payments"; and

     (5) a disposition of inventory or Cash Equivalents in the ordinary course of business.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "BRS" means Bruckmann, Rosser, Sherrill & Co., L.P., a Delaware limited partnership.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

     (1)  in the case of a corporation, corporate stock;

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

     (2)  in the case of an association or business entity,  any and all shares,
          interests,   participation,   rights  or  other  equivalents  (however
          designated) of corporate stock;

     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

     (1)  United States dollars;

     (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition;

     (3) certificates of deposit and eurodollar time deposits with maturities of not more than one year from the date of acquisition, bankers' acceptances with maturities of not more than one year from the date of acquisition and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better;

     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

     (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or one of the two highest ratings from Standard & Poor's Rating Services with maturities of not more than one year from the date of acquisition;

     (6) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (5) above; and

     (7) readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having maturities of not more than one year from the date of acquisition and having one of the two highest rating categories obtainable from either Moody's Investors Service, Inc. or Standard & Poor's Rating Services.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

     (1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income); plus

     (2) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; plus

     (3) Fixed Charges, to the extent that any such Fixed Charge was deducted in computing such Consolidated Net Income; plus

     (4) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income; minus

     (5) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries (for such period, on a consolidated basis, determined in accordance with GAAP); provided that:

     (1) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof;

     (2) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

     (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

     (4) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of:

     (1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

     (2) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less:

          (a) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to August 11, 1997 in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person;

          (b) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments); and

          (c) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Continuing Director" means, as of any date of determination, any member of the Board of Directors of B&G Foods who:

     (1)  was a member of such Board of Directors on August 11, 1997; or

     (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

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

     "Credit Agreement" means the Second Amended and Restated Credit Agreement, dated as of August 11, 1997, among B&G Foods, Heller Financial, Inc. and the lenders from time to time party thereto, as such agreement may be amended, restated, modified, renewed, refunded, replaced or refinanced from time to time thereafter, including any appendices, exhibits or schedules to any of the foregoing, as the same may be in effect from time to time, in each case, as such agreements may be amended, modified, supplemented, renewed, refunded, replaced, refinanced, extended or restated from time to time (whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise), including any appendices, exhibits or schedules to any of the foregoing.

     "Credit Facilities" means, with respect to B&G Foods, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facility with banks or other institutional lenders providing for revolving credit loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Default" means any event that is or with the passage of time or the giving of notice (or both) would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature, except to the extent that such Capital Stock is solely redeemable with, or solely exchangeable for, any Capital Stock of such Person that is not Disqualified Stock.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means up to $1.0 million in aggregate principal amount of Indebtedness of B&G Foods and its Subsidiaries (other than Indebtedness under the Credit Agreement and the Series B notes in existence on August 11, 1997, until such amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

     (1) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount (other than issuance costs and discounts incurred on August 11, 1997), non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations);

     (2) the consolidated interest of such Person and its Subsidiaries that was capitalized during such period;

     (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon); and

     (4) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of B&G Foods (other than Disqualified Stock), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that B&G Foods or any of its Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings under any Credit Facility) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of making the computation referred to above:

     (1) acquisitions that have been made by B&G Foods or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income

     (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

     (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the statements and pronouncements of the Financial Accounting Standards Board and such other statements by such other entities as have been approved by a significant segment of the accounting profession, which are applicable at the date of determination.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Holdings" means B&G Foods Holdings Corp., a Delaware corporation.

     "Hedging Obligations" means, with respect to any Person, the net payment Obligations of such Person under:

     (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

     (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person, and any liability, whether or not contingent, whether or not it appears on the balance sheet of such Person. The amount of any Indebtedness outstanding as of any date shall be the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other Obligations), advances or capital contributions (excluding commission, travel and entertainment, moving, and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Holdings, B&G Foods or any of their respective Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Holdings or B&G Foods such that, after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Subsidiary of Holdings or B&G Foods, Holdings, B&G Foods, or such Subsidiary, as the case may be, shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-Certain Covenants-Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

     (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

     (2) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds or Cash Equivalents received by B&G Foods or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of all costs relating to such Asset Sale (including, without limitation, legal, accounting, investment banking and brokers fees, and sales and underwriting commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under any Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "1997 Indenture" means the indenture, dated as of August 11, 1997, between B&G Foods and The Bank of New York, as trustee, under which the Series A notes and Series B notes were issued.

     "Obligations" means any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Holdings, B&G Foods or their Subsidiaries whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages (including Liquidated Damages), guarantees and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.

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

     "Permitted Business" means the lines of business conducted by B&G Foods on the date hereof and businesses reasonably related thereto.

     "Permitted Investments" means:

     (1) any Investment in B&G Foods or in a Wholly Owned Subsidiary of B&G Foods that is a Guarantor;

     (2)  any Investment in Cash Equivalents;

     (3) any Investment by B&G Foods or any Subsidiary of B&G Foods in a Person engaged in a Permitted Business, if as a result of such Investment:

          (a) such Person becomes a Wholly Owned Subsidiary of B&G Foods and a Guarantor; or

          (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, B&G Foods or a Wholly Owned Subsidiary of B&G Foods that is a Guarantor;

     (4) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-Repurchase at the Option of Holders-Asset Sales";

     (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Holdings;

     (6) other Investments by B&G Foods or any of its Subsidiaries in any Person having an aggregate fair market value (measured as of the date made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause
          (6) that are at the time outstanding, not to exceed $4.0 million;

     (7) intercompany loans to the extent permitted by the covenant described above under the caption "-Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (8) loans by B&G Foods in an aggregate principal amount not exceeding $1.0 million to employees of B&G Foods or its Subsidiaries to finance the sale of Holdings Capital Stock by Holdings to such employees; provided that the net cash proceeds from such sales respecting such loaned amounts will not be included in the calculation described in clause
          (3) of the second paragraph of the covenant described above under the caption "-Certain Covenants-Restricted Payments."

     "Permitted Liens" means:

     (1) Liens on assets of B&G Foods or any of the Guarantors to secure Senior Debt permitted by the indenture to be incurred;

     (2) Liens on the assets of B&G Foods or any of the Guarantors to secure Hedging Obligations with respect to Indebtedness under any Credit Facility permitted by the indenture to be incurred;

     (3) Liens on property of a Person existing at the time such Person is merged into or consolidated with B&G Foods or any Subsidiary of B&G Foods; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with B&G Foods;

     (4) Liens on property existing at the time of acquisition thereof by B&G Foods or any Subsidiary of B&G Foods, provided that such Liens were in existence prior to the contemplation of such acquisition and only extend to the property so acquired;

     (5)  Liens existing on August 11, 1997;

     (6) Liens to secure any Permitted Refinancing Indebtedness incurred to refinance any Indebtedness secured by any Lien referred to in the foregoing clauses (1) through (5), provided, however, that such new Lien shall be limited to all or part of the same property that secured the original Lien (provided that such Liens may extend to after-acquired property, including any assets or Capital Stock of any subsequently formed or acquired Subsidiary, if such original Lien included such property or assets as collateral) and the Indebtedness secured by such Lien at such time is not increased to any amount greater than permitted under clauses (1) and (12) of the Covenant described above under the caption "-Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock" in the case of Senior Debt under any Credit Facility, or, in the case of other Indebtedness, the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (1) through (5), as the case may be, at the time the original Lien became a permitted Lien;

     (7) Liens in favor of B&G Foods or any Wholly Owned Subsidiary that is a Guarantor;

     (8) Liens incurred in the ordinary course of business of B&G Foods or any Subsidiary of B&G Foods with respect to obligations that do not exceed $5.0 million in the aggregate at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by B&G Foods or such Subsidiary;

     (9) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, leases or licenses or other obligations of a like nature incurred in the ordinary course of business (including, without limitation, landlord Liens on leased properties);

     (10) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted, provided that any reserve or other appropriate provision as shall be required to conform with GAAP shall have been made therefor;

     (11) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (5) of the second paragraph of the covenant described above under the caption "-Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

     (12) carriers', warehousemen's, mechanics', landlords' materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations not overdue for a period in excess of 60 days or which are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted; provided that any reserve or other appropriate provision as shall be required to conform with GAAP shall have been made therefor;

     (13) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in any case materially detract from the value of the property subject thereto or do not interfere with or adversely affect in any material respect the ordinary conduct of the business of B&G Foods and its Subsidiaries taken as a whole;

     (14) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business;

     (15) leases or subleases granted to third Persons not interfering with the ordinary course of business of Holdings, B&G Foods or any of their respective Subsidiaries;

     (16) Liens (other than any Lien imposed by ERISA or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security;

     (17) deposits, in an aggregate not to exceed $250,000, made in the ordinary course of business to secure liability to insurance carriers;

     (18) Liens for purchase money obligations (including refinancings thereof permitted under the covenant described above under the caption "-Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock-), provided that (a) the Indebtedness secured by any such Lien is permitted under the covenant described above under the caption "-Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock" and (B) any such Lien encumbers only the asset so purchased;

     (19) any attachment or judgment Lien not constituting an Event of Default under clause (1) of the first paragraph of the section described above under the caption "-Events of Default and Remedies";

     (20) any interest or title of a lessor or sublessor under any operating lease; and

     (21) Liens under licensing agreements for use of Intellectual Property entered into in the ordinary course of business.

     "Permitted Refinancing Indebtedness" means any Indebtedness of B&G Foods or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of B&G Foods or any of its Subsidiaries (other than intercompany Indebtedness); provided that:

     (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the amount permitted by clause (1) of the second paragraph under the covenant described above under the caption "-Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock," plus accrued and unpaid interest thereon in the case of the Credit Agreement, or the principal amount of (or accreted value, if applicable), plus accrued and unpaid interest on, any other Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

     (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

     (4) such Indebtedness is incurred either by B&G Foods or a Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Public Equity Offering" means any underwritten primary public offering of the Common Stock or other Voting Stock of B&G Foods or Holdings, pursuant to an effective registration statement (other than a registration statement on Form S-4, Form S-8, or any successor or similar form) under the Securities Act.

     "Representative" means the administrative agent under the Credit Agreement or its successor thereunder or any similar agent for any Designated Senior Debt.

     "Restricted   Investment"  means  an  Investment  other  than  a  Permitted
Investment.

     "Series A notes" means the 9 5/8% Senior Subordinated Notes due 2007 of B&G Foods issued in August 1997.

     "Series B notes" means the 9 5/8% Senior Subordinated Notes due 2007 of B&G Foods issued in February 1998 in exchange for the Series A notes.

     "Series C notes" means the 9 5/8% Senior Subordinated Notes of B&G Foods due 2007 issued in March 2002.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the Credit Agreement or other original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person:

     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person; and

     (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or an entity described in clause (1) and related to such Person or (b) the only general partners of which are such Person or one or more entities described in clause (1) and related to such Person (or any combination thereof).

     "Subsidiary Guarantee" means the Guarantee of the notes by each of the Guarantors pursuant to Article 11 of the indenture and in the form of Guarantee endorsed on the form of note attached as Exhibit A to the indenture and any additional Guarantee of the notes to be executed by any Subsidiary of B&G Foods pursuant to the covenant described above under the caption "-Certain Covenants-Additional Subsidiary Guarantees."

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

     (2)  the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" means a Subsidiary, 100% of the outstanding Capital Stock and other Equity Interests of which is directly or indirectly owned by B&G Foods or Holdings.


                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income and estate tax considerations relating to the purchase, ownership, exchange and disposition of the notes by holders thereof, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated under the Internal Revenue Code, administrative rulings and judicial decisions as of the date hereof. These authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and we cannot assure you that the Internal Revenue Service will agree with such statements and conclusions.

     This summary assumes that the notes are held as capital assets and holders purchased the notes upon their initial issuance at the notes' initial offering price. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders' particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

     o    holders subject to the alternative minimum tax;

     o    banks, insurance companies, or other financial institutions;

     o    tax-exempt organizations;

     o    dealers in securities or commodities;

     o traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

     o    holders whose "functional currency" is not the United States dollar;

     o    persons  that  will  hold  the  notes  as  a  position  in  a  hedging
          transaction,   "straddle,"  "conversion  transaction"  or  other  risk
          reduction transaction; or

     o    persons  deemed  to  sell  the  notes  under  the  constructive   sale
          provisions of the Internal Revenue Code.

     o If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the notes.

     This summary of certain United States federal tax considerations is for general information only and is not tax advice. This section does not purport to deal with all aspects of federal income taxation that may be relevant to your investment in the notes or your decision to exchange the existing notes for new notes. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Consequences to United States Holders

     The following is a summary of the United States federal tax consequences that will apply to you if you are a United States holder of the notes. Certain consequences to "non-United States holders" of the notes are described under "Consequences to Non-United States Holders" below. "United States holder" means a beneficial owner of a note that is:

     o a citizen or resident of the United States, as determined for federal income tax purposes;

     o a corporation created or organized in or under the laws of the United States or any political subdivision of the United States;

     o an estate the income of which is subject to United States federal income taxation regardless of its source; or

     o a trust that (1) is subject to the supervision of a court within th United States and the control of one or more United States persons or
          (2)  has  a  valid  election  in  effect  under  applicable   Treasury
          Regulations to be treated as a United States person.

     Payments of Interest

     Stated interest on the notes will generally be taxable to you as ordinary income at the time it is paid or accrues in accordance with your method of accounting for tax purposes.

     Disposition of Notes

     Upon the sale, exchange, redemption or other disposition of a note, you generally will recognize taxable gain or loss equal to the difference between
(i) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which is treated as interest as described above) and (ii) your adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will equal the cost of the note to such holder less any principal payments received by such holder.

     Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. holder's holding period for the note is more than 12 months. The maximum federal long-term capital gain rate is 20% for noncorporate U.S. holders (18% if the note is held for more than five years) and 35% for corporate U.S. holders. The deductibility of capital losses by U.S. holders is subject to limitations.

     Exchange Offer

     In satisfaction of the registration rights of the holders of Series C notes as provided for herein, we are offering to exchange exchange new notes for the existing notes. Because the new notes should not differ materially in kind or extent from the existing notes, your exchange of existing notes for new notes should not constitute a taxable disposition of the notes for United States federal income tax purposes. As a result, you should not recognize taxable income, gain or loss on such exchange, your holding period for the new notes should generally include the holding period for the existing notes so exchanged, your adjusted tax basis in the new notes should generally be the same as your adjusted tax basis in the existing notes so exchanged, and the federal income tax consequences associated with owning the notes will continue to apply to the new notes.

     Information Reporting and Backup Withholding

     In general, information reporting requirements will apply to certain payments of principal and interest on and the proceeds of certain sales of notes unless you are an exempt recipient. A backup withholding tax will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the Internal Revenue Service that payments to you are subject to backup withholding.

     Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your United States federal income tax liability provided the required information is properly furnished to the Internal Revenue Service on a timely basis.

     Consequences to Non-United States Holders

     The following is a summary of the United States federal tax consequences that will apply to you if you are a non-United States holder of notes. The term "non-United States holder" means a beneficial owner of a note that is not a United States holder.

     Special rules may apply to certain non-United States holders such as "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies." Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

     Payment of Interest

     The 30% United States federal withholding tax will not apply to any payment to you of interest on a note provided that:

     o you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code;

     o you are not a controlled foreign corporation that is related to us through stock ownership;

     o    you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Internal Revenue Code; and

     o (a) you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an Internal Revenue Service Form W-8BEN) or (b) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business holds the note on your behalf and certifies, under penalties of perjury, that it has received Internal Revenue Service Form W-8BEN from you or from another qualifying financial institution intermediary, and provides a copy of the Internal Revenue Service Form W-8BEN. If the notes are held by or through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

     If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) Internal Revenue Service Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

     If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, you will be required to pay United States federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax provided the certification requirement described above is met) in the same manner as if you were a United States person as defined under the Internal Revenue Code, except as otherwise provided by an applicable tax treaty. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest will be included n the earnings and profits of such foreign corporation.

     Sale, Exchange or Other Taxable Disposition of Notes

     Any gain realized upon the sale, exchange or other taxable disposition of a note (except with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to United States federal income tax unless:

     o that gain is effectively connected with your conduct of a trade or business in the United States;

     o you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

     o you are subject to Internal Revenue Code provisions applicable to certain United States expatriates.

     A holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the sale, except as otherwise required by an applicable tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A holder described in the second bullet point above will be subject to a 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States.

     United States Federal Estate Tax

     The United States federal estate tax will not apply to the notes owned by you at the time of your death, provided that (1) you do not own actually or constructively 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Internal Revenue Code and the Treasury Regulations) and (2) interest on the note would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States.

     Information Reporting and Backup Withholding

     The amount of interest paid to you on the note and the amount of tax withheld, if any, will generally be reported to you and the Internal Revenue Service. You will generally not be subject to backup withholding with respect to payments that we make to you provided that you have made appropriate certifications as to your foreign status, or you otherwise establish an exemption.

     You will generally not be subject to backup withholding or information reporting with respect to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of foreign "broker" (as defined in applicable Treasury Regulation), provided that such broker:

     o derives less than 50% of its gross income for certain periods from the conduct of a trade or business in the United States,

     o is not a controlled foreign corporation for United States federal income tax purposes, and

     o is not a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a United States trade or business.

     You will be subject to information reporting, but not backup withholding, with respect to any payment of the proceeds of a sale of a note effected outside the United States by a foreign office of any other broker unless such broker has documentary evidence in its records that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption. You will be subject to backup withholding and information reporting with respect to any payment of the proceeds of a sale of a note effected by the United States office of a broker unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption.

     Currently applicable Treasury Regulations establish reliance standards with regard to the certification requirements described above.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is properly furnished to the Internal Revenue Service on a timely basis.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for existing notes where such existing notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of one year after the effective date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until _________, 2002 (90 days after the date of this prospectus), all dealers effecting transactions in the new notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market price or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any of the new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of one year after the effective date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the existing notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the existing notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     Each broker-dealer that receives new notes are required to deliver a prospectus in connection with any resale of such note.

     Each broker-dealer that acquired existing notes as a result of market making or other trading activities may use the exchange offer prospectus, as supplemented or amended for resales of new notes.

     Broker-dealers that acquired the existing notes directly from us in the initial offering and not as a result of market making or trading activities cannot use the prospectus for the exchange offer in connection with resales of the new notes and, absent an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with secondary resale of the new notes and cannot rely on the position of the staff in Exxon Capital Holdings Corporation (April 13, 1989).

                                  LEGAL MATTERS

     The validity of the new notes offered hereby will be passed upon for us by Dechert, New York, New York.

                                     EXPERTS

     The consolidated financial statements and schedule of B&G Foods, Inc. and subsidiaries as of December 29, 2001 and December 30, 2000, and for the fiscal years ended December 29, 2001, December 30, 2000 and January 1, 2000, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are required to file periodic reports and other information with the Securities and Exchange Commission pursuant to the informational requirements of the Exchange Act. In the event we cease to be subject to the informational requirements of the Exchange Act, we have agreed that, so long as any notes remain outstanding, we will file with the SEC (but only if the SEC at such time is accepting such voluntary filings) and distribute to holders of the notes, copies of the financial information that would have been contained in the annual reports and quarterly reports, including management's discussion and analysis of financial condition and results of operations, that would have been required to be filed with the SEC pursuant to the Exchange Act. We will also furnish such other reports as we may determine or as may be required by law.

     Our filings with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Office of the SEC located at 175 West Jackson Boulevard, Suite 900, Chicago, Illinois 60604. Please call the SEC at 1.800.SEC.0330 for further information relating to the public reference rooms. Copies of our filings may be obtained at the prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains certain reports and other information regarding our company.

     This prospectus, which constitutes a part of a registration statement on Form S-4 filed by us with the SEC under the Securities Act, omits certain information contained in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and the new notes offered for exchange. Furthermore, statements contained in this prospectus regarding any contract or other document are not necessarily complete, and, in each instance, you should refer to the copy of the contract or other document filed with the SEC as an exhibit to the registration statement.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

Independent Auditors' Report................................................F-2
Consolidated Balance Sheets as of December 29, 2001 and December 30, 2000...F-3 Consolidated Statements of Operations for the years ended December 29, 2001,
December 30, 2000 and January 1, 2000.......................................F-4
Consolidated Statements of Cash Flows for the years ended December 29, 2001,
December 30, 2000 and January 1, 2000.......................................F-5
Notes to Consolidated Financial Statements..................................F-6

Schedule II - Valuation and Qualifying Account..............................F-22

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder
B&G Foods, Inc.:

     We have audited the accompanying consolidated balance sheets of B&G Foods, Inc. and subsidiaries as of December 29, 2001 and December 30, 2000, and the related consolidated statements of operations and cash flows for the years ended December 29, 2001, December 30, 2000 and January 1, 2000. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of B&G Foods, Inc. and subsidiaries as of December 29, 2001 and December 30, 2000, and the results of their operations and their cash flows for the years ended December 29, 2001, December 30, 2000 and January 1, 2000, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG LLP

Short Hills, New Jersey
February 20, 2002

                                         B&G FOODS, INC. AND SUBSIDIARIES
                                            Consolidated Balance Sheets
                                   (Dollars in thousands, except per share data)

                                                                                      Dec. 29, 2001 Dec. 30, 2000
                                                                                      ------------- -------------
                                                       Assets
 Current assets:
     Cash and cash equivalents.....................................................      $   15,055    $   13,433
     Trade accounts receivable, less allowance for doubtful accounts of $455 and $465
         in 2001 and 2000, respectively............................................          21,621        24,171
     Inventories...................................................................          66,142        63,626
     Prepaid expenses..............................................................           1,790         2,114
     Net assets held for sale......................................................              --        20,685
     Deferred income taxes.........................................................           1,672         1,279
                                                                                         ----------    ----------
          Total current assets.....................................................         106,280       125,308
     Property, plant and equipment, net............................................          36,431        38,275
     Intangible assets, net........................................................         275,100       283,666
     Other assets..................................................................           8,195         9,767
                                                                                         ----------    ----------
          Total assets.............................................................      $  426,006    $  457,016
                                                                                         ==========    ==========

                          Liabilities and Stockholder's Equity
 Current liabilities:
     Current installments of long-term debt........................................          17,436        16,009
     Trade accounts payable........................................................          21,256        24,781
     Accrued expenses..............................................................          17,494        15,267
     Due to related party..........................................................             208           208
                                                                                         ----------    ----------
          Total current liabilities................................................          56,394        56,265
     Long-term debt................................................................         271,839       313,314
     Other liabilities.............................................................             236           149
     Deferred income taxes.........................................................          34,701        30,500
                                                                                         ----------    ----------
          Total liabilities........................................................         363,170       400,228
                                                                                         ----------    ----------
 Stockholder's equity:
     Common stock, $.01 par value per share. Authorized 1,000 shares; issued and
        outstanding 1 share in 2001 and 2000.......................................              --            --
     Additional paid-in capital....................................................          56,392        56,342
     Retained earnings.............................................................           6,444           446
                                                                                         ----------    ----------
          Total stockholder's equity...............................................          62,836        56,788
                                                                                         ----------    ----------
 Commitments and contingencies (notes 6 and 12)
          Total liabilities and stockholder's equity...............................      $  426,006    $  457,016
                                                                                         ==========    ==========

                           See accompanying notes to consolidated financial statements.

                                                        F-3


                                          B&G FOODS, INC. AND SUBSIDIARIES
                                        Consolidated Statements of Operations
                                               (Dollars in thousands)

                                                                              Year          Year         Year
                                                                             ended          ended        ended
                                                                             Dec. 29,      Dec. 30,     Jan. 1,
                                                                               2001          2000         2000
                                                                           ------------   ------------ ------------
Net sales                                                                   $  332,433     $  351,416   $  336,112
Cost of goods sold....................................................         192,525        200,651      196,184
                                                                            ----------     ----------   ----------
         Gross profit.................................................         139,908        150,765      139,928
Sales, marketing and distribution expenses............................          87,576        100,711       91,120
General and administrative expenses...................................          14,120         12,957       13,802
Management fees-related party.........................................             500            500          450
Environmental clean-up................................................             950             --           --
Special charge-severance..............................................              --            250           --
                                                                            ----------     ----------   ----------
         Operating income.............................................          36,762         36,347       34,556
Other expense:
  Gain on sale of assets..............................................          (3,112)            --           --
  Interest expense-related party......................................              --             --           15
  Interest expense....................................................          29,847         36,073       29,859
                                                                            ----------     ----------   ----------
         Income before income tax expense.............................          10,027            274        4,682
Income tax expense....................................................           4,029          1,559        2,429
                                                                            ----------     ----------   ----------
         Net income (loss)............................................      $    5,998     $   (1,285)  $    2,253
                                                                            ==========     ==========   ==========


                            See accompanying notes to consolidated financial statements.


                                                         F-4


                                        B&G FOODS, INC. AND SUBSIDIARIES
                                      Consolidated Statements of Cash Flows
                                             (Dollars in thousands)


                                                                             Year        Year         Year
                                                                            ended        ended        ended
                                                                            Dec. 29     Dec. 30,     Jan. 1,
                                                                             2001         2000         2000
                                                                         ------------ ------------ ------------
Cash flows from operating activities:
  Net income (loss).................................................     $    5,998     $   (1,285)   $   2,253
    Adjustments to reconcile net income (loss) to net cash
        provided by operating activities:
  Depreciation and amortization.....................................         14,290         15,754       15,148
  Amortization of deferred debt issuance costs......................          1,972          1,843        1,477
  Deferred income tax expense (benefit).............................          3,832          2,150         (268)
  Gain from sale of property, plant and equipment...................         (3,112)           (93)          --
  Provision for doubtful accounts...................................            118            128          596
  Changes in assets and liabilities, net of effects from
    businesses acquired and net assets held for sale:
         Trade accounts receivable..................................          2,432          1,553      (10,792)
         Inventories................................................         (2,788)         5,722       (5,026)
         Prepaid expenses and other current assets..................            303            (13)        (651)
         Other assets...............................................           (400)            (9)         (53)
         Trade accounts payable.....................................         (3,525)         1,141        6,132
         Accrued expenses...........................................          2,227         (2,790)       4,851
         Due to related party.......................................             --             --         (497)
         Other liabilities..........................................             87             98           51
                                                                          ---------     ----------    ---------
  Net cash provided by operating activities.........................         21,434         24,199       13,221
                                                                          ---------     ----------    ---------
Cash flows from investing activities:
  Paid for acquisitions                                                          --             --     (224,700)
  Capital expenditures                                                       (3,904)        (5,891)      (5,500)
  Net cash received for sale of assets                                       24,090             --           --
  Proceeds from sales of property, plant and equipment                           --            211           --
                                                                         ----------     ----------    ---------
         Net cash provided by (used in) investing activities                 20,186         (5,680)    (230,200)
                                                                         ----------     ----------    ---------
Cash flows from financing activities:
  Payments of long-term debt........................................        (40,048)       (11,569)     (24,264)
  Proceeds from issuance of long-term debt..........................             --             --      220,000
  Proceeds from issuance of equity and capital contributions........             50             --       35,000
  Payments of debt issuance costs...................................             --         (1,262)      (6,611)
                                                                         ----------     ----------    ---------
         Net cash (used in) provided by financing activities........        (39,998)       (12,831)     224,125
                                                                         ----------     ----------    ---------
         Increase in cash and cash equivalents......................          1,622          5,688        7,146
Cash and cash equivalents at beginning of period....................         13,433          7,745          599
                                                                         ----------     ----------    ---------
Cash and cash equivalents at end of period..........................     $   15,055     $   13,433    $   7,745
                                                                         ==========     ==========    =========
Supplemental disclosure of cash flow information-cash paid for:
        Interest....................................................     $   29,966      $  34,104    $  26,093
                                                                         ==========     ==========    =========
        Income taxes................................................     $      271      $     652    $   2,179
                                                                         ==========     ==========    =========

                          See accompanying notes to consolidated financial statements.

                                                       F-5

                        B&G FOODS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                     December 29, 2001 and December 30, 2000
                             (Dollars in thousands)

(1) Business Acquisitions and Nature of Operations

Organization and Acquisition

     B&G Foods, Inc. and subsidiaries (the "Company") is a wholly-owned subsidiary of, B&G Foods Holdings Corp. ("Holdings"), which in turn is majority owned by Bruckmann, Rosser, Sherrill and Co., L.P. ("BRS"), a private equity investment firm, and minority owned by management and certain other investors.

Nature of Operations

     The Company operates in one industry segment, the manufacturing, selling and distribution of branded, shelf-stable food products. The Company's products include pickles, peppers, jams and jellies, canned meats and beans, spices, syrups, hot sauces, maple syrup, salad dressings and other specialty food products which are sold to retailers and food service establishments. The Company distributes these products to retailers in the greater New York metropolitan area through a direct-store-organization sales and distribution system and elsewhere in the United States through a nationwide network of independent brokers and distributors. Sales of a number of the Company's products tend to be seasonal; however, in the aggregate, the Company's sales are not heavily weighted to any particular quarter. Sales during the first quarter of the fiscal year are generally below that of the following three quarters.

Business and Credit Concentrations

     The Company's exposure to credit loss in the event of non-payment of accounts receivable by customers is represented in the amount of those receivables. The Company performs ongoing credit evaluations of its customers' financial condition. As of December 29, 2001, the Company does not believe it has any significant concentration of credit risk with respect to its trade accounts receivable. The Company had no customers in fiscal 2001, 2000 or 1999, that exceeded 10% of consolidated net sales.

Acquisitions and Dispositions

     On February 5, 1999, the Company acquired certain assets of the Polaner and related brands (collectively, "Polaner") from International Home Foods, Inc. for approximately $30,574, including transaction costs (the "Polaner Acquisition"). Financing for the Polaner Acquisition and certain related transaction fees and expenses was provided by borrowings from the Company's then-existing $50,000 senior secured credit facility.

     On March 15, 1999, through a subsidiary, the Company acquired the assets of The Heritage Portfolio of Brands from The Pillsbury Company, Indivined B.V. and IC Acquisition Corp. for approximately $194,126, including transaction costs (the "Heritage Brands Acquisition"). In connection with this transaction, the Company entered into a $280,000 senior secured credit facility (the "Senior Secured Credit Facility"). The borrowings under the Senior Secured Credit Facility, together with an additional $35,000 of equity from BRS, were used to fund the Heritage Brands Acquisition and refinance borrowings under the Company's then existing $50,000 senior secured credit facility.

     The acquisitions described above have been accounted for using the purchase method and, accordingly, the assets acquired, liabilities assumed, and results of operations are included in the consolidated financial statements from the respective date of the acquisitions. The excess of the purchase price over the fair value of identifiable net assets acquired, representing goodwill, is included in intangible assets. Goodwill and trademarks resulting from the above acquisitions are being amortized over their estimated useful lives on a straight-line basis of 40 and 30-32 years, respectively.

                        B&G FOODS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                     December 29, 2001 and December 30, 2000
                             (Dollars in thousands)


     The costs of the Polaner Acquisition and the Heritage Brands Acquisition as of the dates of acquisition were allocated to tangible and intangible assets as follows:


Property, plant and equipment.................................      $    15,100
Intangible assets-trademarks..................................          128,600
Intangible assets-goodwill....................................           72,318
Other assets, principally net current assets..................           25,152
Deferred income tax liabilities, net..........................          (16,470)
                                                                    -----------
                                                                    $   224,700
                                                                    ===========

     On January 17, 2001, the Company completed the sale of its wholly-owned subsidiary, Burns & Ricker, Inc. ("Burns & Ricker"), to Nonni's Food Company, Inc. ("Nonni's") (the "B&R Disposition") pursuant to a stock purchase agreement of the same date under which the Company sold all of the issued and outstanding capital stock of Burns & Ricker to Nonni's for $26.0 million in cash. The gain on the sale, net of transaction expenses, was approximately $3.1 million. The Company applied the net cash proceeds from the sale of Burns & Ricker toward the partial prepayment of term loans, as required under the Company's Senior Secured Credit Facility. Burns & Ricker generated sales of $26.4 million and $27.3 million during fiscal 2000 and 1999, respectively.

Pro Forma Summary of Operations



     The following unaudited pro forma summary of operations for the fiscal year ended January 1, 2000 presents the results of operations of the Company as if the Polaner Acquisition and Heritage Brands Acquisition had occurred as of the beginning of such fiscal year. In addition to including the results of operations of such acquisitions, the unaudited pro forma information gives effect primarily to interest on additional borrowings and changes in depreciation and amortization of intangible assets. Pro forma results effecting the B&R Disposition are not presented, as Burns & Ricker was not a significant subsidiary of the Company.


                                                              Year ended
                                                             Jan. 1, 2000
                                                        ------------------------

Net sales..............................................        $  362,101
Net income.............................................        $    4,664
                                                               ==========

     The unaudited pro forma information presented above does not purport to be indicative of the results that actually would have been attained if such acquisitions, and related financing transactions had occurred at the beginning of the year presented and is not intended to be a projection of future results.

Special Charge-Severance

     During the second quarter of 2000, the Company recorded a severance charge of $0.3 million. As part of the severance arrangements, 13 employees were terminated. At December 30, 2000, all amounts related to such severance charges were paid.

(2) Summary of Significant Accounting Policies

(a) Fiscal Year and Basis of Presentation

     The Company utilizes a 52 week fiscal year ending on the Saturday closest to December 31.

                        B&G FOODS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                     December 29, 2001 and December 30, 2000
                             (Dollars in thousands)


     The financial statements are presented on a consolidated basis. All significant intercompany balances and transactions have been eliminated.

(b) Cash and Cash Equivalents

     For purposes of the consolidated statements of cash flows, all highly liquid debt instruments with original maturities of three months or less are considered to be cash and cash equivalents.

(c) Inventories

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out and average cost methods.

(d) Property, Plant and Equipment

     Property, plant, and equipment are stated at cost. Plant and equipment under capital leases are stated at the present value of minimum lease payments. Depreciation on plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets, generally 12 to 20 years for buildings and improvements, 5 to 10 years for machinery and equipment, and 3 to 5 years for office furniture and vehicles. Plant and equipment held under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.
Expenditures for maintenance, repairs and minor replacements are charged to current operations. Expenditures for major replacements and betterments are capitalized.

(e) Intangible Assets

     Intangible assets consist of goodwill and trademarks. Goodwill is amortized on a straight-line basis over 40 years. Trademarks are amortized on a straight-line basis over 31 to 40 years. The Company assesses the recoverability of the intangible assets by determining whether the amortization of the intangible assets over their remaining lives can be recovered through undiscounted future operating cash flows. The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of intangible assets will be impacted if estimated future operating cash flows are not achieved.

(f) Deferred Debt Issuance Costs

     Deferred debt issuance costs are amortized using the straight-line method over the term of the related debt agreements and are classified as other non-current assets. Amortization of deferred debt issuance costs for fiscal years 2001, 2000 and 1999 was $1,972, $1,843 and $1,477, respectively.

(g) Revenue Recognition

     Revenues are recognized when products are shipped. In accordance with the provisions of Emerging Issues Task Force Issue 00-10, Accounting for Shipping and Handling Fees and Costs, the Company reports all amounts billed to a customer in a sale transaction as revenue, including those amounts related to shipping and handling. Shipping and handling costs are included in cost of goods sold.

(h) Advertising Costs

     Advertising costs are expensed as incurred. Advertising costs amounted to approximately $1,337, $2,469 and $2,641 during the fiscal years 2001, 2000 and 1999, respectively.

                        B&G FOODS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                     December 29, 2001 and December 30, 2000
                             (Dollars in thousands)

(i) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities of the Company are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided when it is more likely than not that all or some portion of the deferred tax asset will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(j) Pension Plans

     The Company has defined benefit pension plans covering substantially all of its employees. The Company's funding policy is to contribute annually the amount recommended by its actuaries.

(k) Fair Value of Financial Instruments

     Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reflected in the consolidated financial statements at carrying value, which approximates fair value due to the short-term nature of these instruments. The fair value of the $120,000 Senior Subordinated Notes at December 29, 2001, based on quoted market prices, was $116,400. The carrying value of the Company's remaining borrowings approximates the fair value based on the current rates available to the Company for similar instruments.

(l) Use of Estimates

     The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the management's estimates.

(m) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company considers various valuation factors (principally, discounted cash flows) to assess the fair values of long-lived assets. Assets held for sale are reported at the lower of the carrying amount or fair value less costs to sell.

(n) Statements of Cash Flows-Noncash Financing and Investing Activities

     Capital lease obligations of $460 were incurred during fiscal year 1999 when the Company entered into leases for new machinery and equipment. No capital lease obligations were entered into in fiscal 2001 or 2000.

                        B&G FOODS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                     December 29, 2001 and December 30, 2000
                             (Dollars in thousands)


(o) Recent Accounting Pronouncements

     The Emerging Issues Task Force (EITF) has reached a consensus with respect to the issue of "Accounting for Certain Sales Incentives," including point of sale coupons, rebates and free merchandise. The consensus included a conclusion that the value of such sales incentives that result in a reduction of the price paid by the customer should be netted against revenue and not classified as a sales or marketing expense. The Company currently records reductions in price pursuant to coupons as sales, marketing and distribution expenses. Upon the implementation of the EITF consensus, which is required in the first quarter of fiscal 2002, the Company will reclassify current and prior period coupon expense as a reduction of net sales. Coupon expense was $1.4 million, $2.5 million and $2.8 million in fiscal 2001, 2000 and 1999, respectively. The implementation of the EITF consensus will impact the classification of expenses in the consolidated statement of operations, but will not have any effect on the Company's net income (loss). The Company includes free merchandise in cost of goods sold as required by the new EITF consensus.

     In April 2001, the EITF reached a consensus with respect to EITF Issue No. 00-25, "Vendor Income Statement Characterization of Consideration to a Purchaser of the Vendor's Products or Services." The consensus included a conclusion that consideration from a vendor to a retailer is presumed to be a reduction to the selling prices of the vendor's products and, therefore, should be characterized as a reduction of revenue when recognized in the vendor's income statement. Upon implementation of the EITF consensus, which is required in the first quarter of fiscal 2002, the Company will reclassify certain current and prior period expenses as a reduction of net sales. Such reclassification will reduce sales and gross margin, but will have no impact on operating income or net earnings. The Company is currently evaluating the impact of adoption of this EITF consensus. While the Company has not completed the significant effort involved in analyzing the effect of adopting this EITF, management believes that such expenses to be reclassified as a reduction of net sales and a decrease in sales, marketing and distribution expenses will be approximately 11% to 14% of net sales in each period.

     In July 2001, the FASB issued Statement No. 141, "Business Combinations" and Statement No. 142, "Goodwill and Other Intangible Assets." Statement No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. Statement No. 141 also specifies the criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. Statement No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement No.
142. Statement No. 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

     The Company was required to adopt the provisions of Statement No. 141 immediately, and Statement No. 142 effective December 30, 2001. Furthermore, any goodwill and any intangible asset determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30, 2001 will not be amortized, but will continue to be evaluated for impairment in accordance with the appropriate pre-Statement No. 142 accounting literature. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized prior to the adoption of Statement No. 142.

     Statement No. 141 will require, upon adoption of Statement No. 142, that the Company evaluate its existing intangible assets and goodwill that were acquired in a prior purchase business combination, and to make any necessary reclassifications in order to conform with the new criteria in Statement No. 141 for recognition apart from goodwill. Upon adoption of Statement No. 142, the Company will be required to reassess the useful lives and residual values of all intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, the Company will be required to test the intangible asset for impairment in accordance with the provisions of Statement No. 142 within the first interim period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

                        B&G FOODS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                     December 29, 2001 and December 30, 2000
                             (Dollars in thousands)


     In connection with the transitional goodwill impairment evaluation, Statement No. 142 will require the Company to perform an assessment, by reporting unit, of whether there is an indication that goodwill is impaired as of the date of adoption. Management believes the Company has one reporting unit. The Company will then have up to six months from the date of adoption to determine the fair value of its reporting unit and compare it to the reporting unit's carrying amount. To the extent the reporting unit's carrying amount exceeds its fair value, an indication exists that the reporting unit's goodwill may be impaired and the Company must perform the second step of the transitional impairment test. In the second step, the Company must compare the implied fair value of the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of it assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with Statement No. 141, to its carrying amount, both of which would be measured as of the date of adoption. This second step is required to be completed as soon as possible, but no later than the end of the year of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the Company's statement of earnings.

     As of the date of adoption, the Company expects to have unamortized goodwill in the amount of $112.3 million, and unamortized identifiable intangible assets (trademarks) in the amount of $162.8 million, all of which will be subject to the transition provisions of Statements 141 and 142. Amortization expense related to goodwill was $3.1 million and $3.8 million for the fiscal 2001 and 2000, respectively. Amortization expense related to trademarks was $5.4 million and $5.7 million for fiscal 2001 and 2000. Because of the extensive effort needed to comply with adopting Statements 141 and 142, the Company has not finalized its assessment of the impact of adopting these Statements on the Company's consolidated financial statements at this time, including whether any transitional impairment losses will be required to be recognized as the cumulative effect of a change in accounting principle. However, based upon its initial analysis, the Company believes that the adoption of Statements 141 and 142 will not have a material effect on the consolidated financial statements other than the nonamortization of goodwill and other identifiable intangible assets (beginning upon adoption) deemed to have an indefinite useful life.

(3)  Inventories

     Inventories consists of the following:

                                                          Dec. 29,     Dec. 30,
                                                            2001         2000
                                                         ----------   ----------

     Raw materials and packaging..................       $  15,035    $  16,613
     Work in process..............................           2,041        1,738
     Finished goods...............................          49,066       45,275
                                                         ---------    ---------
                                                         $  66,142    $  63,626
                                                         =========    =========

                        B&G FOODS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                     December 29, 2001 and December 30, 2000
                             (Dollars in thousands)


(4)  Property, Plant and Equipment

     Property, plant and equipment, net consists of the following:

                                                           Dec. 29,     Dec. 30,
                                                            2001          2000
                                                          ---------    ---------

     Land.............................................    $   2,880    $   2,879
     Buildings and improvements.......................       13,720       13,654
     Machinery and equipment..........................       33,590       30,256
     Office furniture and vehicles....................        5,791        5,282
     Leased property under capital leases.............        1,837        1,837
     Construction-in-progress.........................            2            8
                                                          ---------    ---------
                                                             57,820       53,916
     Less accumulated depreciation and amortization...       21,389       15,641
                                                          ---------    ---------
                                                          $  36,431    $  38,275
                                                          =========    =========


     Plant and equipment includes amounts under capital leases as follows:

                                                           Dec. 29,     Dec. 30,
                                                             2001         2000
                                                           ---------   ---------
     Machinery and equipment.........................      $     591   $     591
     Office furniture and vehicles...................          1,246       1,246
                                                           ---------   ---------
                                                               1,837       1,837
     Less accumulated amortization...................          1,308       1,181
                                                           ---------   ---------
                                                           $     529   $     656
                                                           =========   =========


     Amortization   of  assets  held  under  capital  leases  is  included  with depreciation expense.

(5)  Intangible Assets

     Intangible assets consists of the following:

                                                           Dec. 29,     Dec. 30,
                                                             2001         2000
                                                           ---------   ---------

      Goodwill...................................       $   123,043  $   123,067
      Trademarks.................................           180,226      180,226
                                                        -----------  -----------
                                                            303,269      303,293
      Less accumulated amortization..............            28,169       19,627
                                                        -----------  -----------
                                                        $   275,100  $   283,666
                                                        ===========  ===========

                        B&G FOODS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                     December 29, 2001 and December 30, 2000
                             (Dollars in thousands)



(6)  Leases

     The Company has several noncancelable operating leases, primarily for its corporate headquarters, warehouses, transportation equipment and machinery. These leases generally require the Company to pay all executory costs such as maintenance, taxes and insurance.

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) for the periods set forth below are as follows:


          Years ended December:
                2002.......................                   $  3,079
                2003.......................                      2,422
                2004.......................                      2,154
                2005.......................                      1,691
                2006.......................                      1,432
                Thereafter.................                      3,597
                                                              --------
                                                              $ 14,375
                                                              ========


     Future minimum capital lease payments (included in long-term debt) as of December 29, 2001 are as follows:


       Years ended December 31:
             2002..................................................     $ 163
             2003..................................................        81
             2004..................................................        97
                                                                        -----
             Total minimum lease payments..........................       341
       Less amount representing interest (at 9% to 13%)............        28
                                                                        -----
             Present value of net minimum capital lease payments...       313
       Less current installments of obligations under capital leases.     146
                                                                        -----
             Obligations under capital leases, excluding current
               installments (included in long-term debt)...........     $ 167
                                                                       ======


     Total rental expense was $3,116, $3,400 and $2,275 for the fiscal years 2001, 2000 and 1999, respectively.

     The Company leases a manufacturing and warehouse facility from the Chairman of the Board of Directors of the Company under an operating lease which expires in April 2009. Total rent expense associated with this lease for the fiscal years 2001, 2000 and 1999 was $769, $769 and $639, respectively.

                        B&G FOODS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                     December 29, 2001 and December 30, 2000
                             (Dollars in thousands)


(7)  Long-term Debt

     Long-term debt consists of the following:

                                                                                                Dec. 29,      Dec. 30,
                                                                                                  2001         2000
                                                                                               ----------    ----------
Revolving credit facility.................................................................     $       --    $       --
Term Loan A...............................................................................         38,301        58,750
Term Loan B...............................................................................        130,661       150,000
9.625% Senior Subordinated Notes due August 1, 2007.......................................        120,000       120,000
Obligations under capital leases with interest at 9% to 13% collateralized by certain
  machinery, equipment and vehicles.......................................................            313           573
                                                                                               ----------    ----------
  Total long-term debt....................................................................        289,275       329,323
Less current installments.................................................................         17,436        16,009
                                                                                               ----------    ----------
  Long-term debt, excluding current installments..........................................     $  271,839    $  313,314
                                                                                               ==========    ==========


     The Senior Secured Credit Facility is comprised of a $60,000 five-year revolving credit facility (the "Revolving Credit Facility"), a $70,000 five-year term loan facility ("Term Loan A") and a $150,000 seven-year term loan facility ("Term Loan B" and collectively with Term Loan A, the "Term Loan Facilities"). Interest on the Senior Secured Credit Facility is determined based on several alternative rates as stipulated in the Senior Secured Credit Facility, including the base lending rate per annum plus an applicable margin or LIBOR plus an applicable margin. At December 29, 2001 the interest rate for Term Loan A and Term Loan B was 7.31% and 6.17% to 7.56%, respectively. At December 30, 2000 the interest rate for Term Loan A and Term Loan B was 10.41% and 10.72%, respectively. The Senior Secured Credit Facility is secured by substantially all of the Company's assets. The Senior Secured Credit Facility also provides for mandatory prepayment requirements based on asset dispositions and issuance of securities, as defined. The Senior Secured Credit Facility contains covenants that will restrict, among other things, the ability of the Company to incur additional indebtedness, pay dividends and create certain liens. The Senior Secured Credit Facility also contains certain financial covenants which, among other things, specify maximum capital expenditure limits, a minimum fixed charge coverage ratio, a minimum total interest coverage ratio and a maximum indebtedness to earnings before interest, taxes, depreciation and amortization ("EBITDA") ratio, each ratio as defined. Proceeds of the Senior Secured Credit Facility are restricted to funding the Company's working capital requirements, capital expenditures and acquisitions of companies in the same line of business as the Company, subject to certain criteria. The Senior Secured Credit Facility limits expenditures on acquisitions to $40,000 per year.

     The Revolving Credit Facility requires an annual commitment fee of an amount equal to 0.60% of the average daily unused portion of the Revolving Credit Facility. The Revolving Credit Facility also provides a maximum commitment for letters of credit of $5,000. At December 29, 2001 and December 30, 2000, letters of credit of approximately $1,015 and $1,343, respectively, have been issued under the Revolving Credit Facility.

     The Company has outstanding $120,000 of 9.625% Senior Subordinated Notes (the "Notes") due August 1, 2007 with interest payable semiannually on February 1 and August 1 of each year. The indentures for the Notes contains certain covenants that, among other things, limit the ability of the Company to incur additional debt, issue preferred stock, pay dividends or make certain other restricted payments, enter into transactions with affiliates, make certain asset dispositions, merge or consolidate with, or transfer substantially all of its assets to, another person, as defined, encumber assets under certain circumstances, restrict dividends and other payments from subsidiaries, engage in sale and leaseback transactions, issue capital stock, as defined, or engage in certain business activities.

                        B&G FOODS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                     December 29, 2001 and December 30, 2000
                             (Dollars in thousands)

     The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after August 1, 2002 at 104.813% of their principal amount plus accrued and unpaid interest and Liquidated Damages, as defined, if any, beginning August 1, 2002, and thereafter at prices declining annually to 100% on or after August 1, 2005. Upon the occurrence of a Change in Control, as defined, the Company will have the option, at any time on or prior to August 1, 2002, to redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount plus the Applicable Premium, as defined, plus accrued and unpaid interest and Liquidated Damages, as defined, if any, to the date of redemption, and if the Company does not so redeem the Notes or if such Change in Control, as defined, occurs after August 1, 2002, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount, together with accrued and unpaid interest and Liquidated Damages, as defined, if any, to the date of repurchase. The Notes are not subject to any sinking fund requirements.

     B&G  Foods,   Inc.  has  no  assets  or  operations   independent   of  its
subsidiaries. All of B&G Foods, Inc.'s subsidiaries (the "Guarantors") are wholly owned, and all of B&G Foods, Inc.'s subsidiaries jointly and severally, and fully and unconditionally, guarantee the Notes (the "Subsidiary Guarantees"). Consequently, separate financial statements have not been presented for the guarantor subsidiaries because management has determined that they would not be material to investors. The Subsidiary Guarantee of each Guarantor is subordinate to the prior payment in full of all Senior Debt, as defined. As of December 29, 2001, B&G Foods, Inc. and its subsidiaries had Senior Debt and additional liabilities (including trade payables, accrued expenses, amounts due to related parties, deferred income taxes and other liabilities) aggregating approximately $363.2 million.

     As part of the registration rights agreement dated August 11, 1997 entered into with the initial purchasers of the Notes, the Company agreed to offer to exchange an aggregate principal amount of up to $120,000 of its 9.625% Senior Subordinated Notes due 2007 (the "New Notes") for a like principal amount of the Notes outstanding (the "Exchange Offer").

     The terms of the New Notes are identical in all material respects to those of the Notes (including principal amount, interest rate, maturity and guarantees), except for certain transfer restrictions and registration rights relating to the Notes. The Exchange Offer was completed on February 6, 1998.

     At December 29, 2001 and December 30, 2000, accrued interest of $7,222 and $9,313, respectively, was included in accrued expenses in the accompanying consolidated balance sheets.

     The aggregate maturities of long-term debt are as follows:

     Years ended December:
           2002........................................              $    17,436
           2003........................................                   18,455
           2004........................................                   51,967
           2005........................................                   65,002
           2006........................................                   16,415
           Thereafter..................................                  120,000
                                                                     -----------
                                                                     $   289,275
                                                                     ===========

                        B&G FOODS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                     December 29, 2001 and December 30, 2000
                             (Dollars in thousands)

(8)  Income Tax Expense

     Income tax expense consists of the following:


                                           Year          Year          Year
                                           ended         ended         ended
                                          Dec. 29,      Dec. 30,       Jan 1,
                                            2001          2000          2000
                                         ----------    -----------    ----------

  Current:
   Federal.........................      $     54      $    (764)     $   2,071
   State...........................           168            245            765
                                         --------      ---------      ----------
                                              222           (519)         2,836
                                         --------      ---------      ----------
  Deferred:
   Federal.........................         2,995          1,346           (163)
   State...........................           812            732           (244)
                                         --------      ---------      ----------
                                            3,807          2,078           (407)
                                         --------      ---------      ----------
                                         $  4,029      $   1,559      $   2,429
                                         ========      =========      ==========


     Income tax expense differs from the expected income tax expense (computed by applying the U.S. federal income tax rate of 34% to income before income tax expense) as a result of the following:


                                             Year          Year         Year
                                             ended         ended        ended
                                            Dec. 29,      Dec. 30,      Jan 1,
                                              2001          2000         2000
                                           ----------    -----------   ---------

   Computed expected tax expense......     $   3,409     $      93   $  1,592
   State income taxes, net of federal
     income tax benefit...............           647           645        344
   Nondeductible expenses, principally
     amortization of goodwill.........           855           666        572
   Change in valuation allowance for
     deferred income taxes allocated to
     income tax expense...............             -           415        (34)
   Gain on sale of assets.............          (844)            -          -
   Other..............................           (38)         (260)       (45)
                                           ---------     ---------   --------
                                           $   4,029     $   1,559   $  2,429
                                           =========     =========   ========

                        B&G FOODS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                     December 29, 2001 and December 30, 2000
                             (Dollars in thousands)



     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                                  Dec. 29,      Dec. 30,
                                                                                    2001         2000
                                                                                 -----------   -------------
   Deferred tax assets:
     Accounts receivable, principally due to allowance.....................      $       44     $       48
     Inventories, principally due to additional costs capitalized for                   691            758
     tax purposes..........................................................
     Accruals and other liabilities not currently deductible...............           1,386          2,206
     Net operating loss carryforwards......................................           3,586          5,051
     Deferred financing costs..............................................             347            561
                                                                                 ----------     ----------
        Total gross deferred tax assets                                               6,054          8,624
     Less valuation allowance..............................................          (1,282)        (1,282)
                                                                                 ----------     ----------
        Net deferred tax assets                                                       4,772          7,342
                                                                                 ----------     ----------
   Deferred tax liabilities:
     Plant and equipment...................................................          (3,817)        (2,293)
     Intangible assets.....................................................         (33,984)       (38,200)
                                                                                 ----------     ----------
        Total deferred tax liabilities.....................................         (37,801)       (40,493)
                                                                                 ----------     ----------
        Net deferred tax liability.........................................      $  (33,029)    $  (33,151)
                                                                                 ==========     ==========



     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 29, 2001 and December 30, 2000. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. The valuation allowance at December 29, 2001 and December 30, 2000 of $1,282 and $1,282, respectively, represents the allowance for certain fully reserved state net operating loss carryforwards of $22,773 and $21,449, respectively, which are available to offset future state taxable income, if any, through 2007. The Company established a valuation allowance for the deferred tax assets associated with state net operating loss carryforwards at December 29, 2001 because management believes that based upon historical and projected state taxable income, it is not more likely than not that the deferred tax asset related to such net operating loss carryforwards will be realized. Any future utilization of acquired state net operating loss carryforwards will result in an adjustment to goodwill to the extent it reduces the valuation allowance. The change in the valuation allowance in fiscal 2000 was primarily due to a net increase of state net operating loss carryforwards.

     At December 29, 2001, the Company has net operating loss carryforwards for federal income tax purposes of $9,927 which are available to offset future federal taxable income, if any, through 2020. As a result of the acquisitions described in note 1, the annual utilization of the net operating loss carryforwards acquired is limited under certain provisions of the Internal Revenue Code.

(9)  Pension Benefits

     The Company has defined benefit pension plans covering substantially all of its employees. The benefits are based on years of service and the employee's

                        B&G FOODS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                     December 29, 2001 and December 30, 2000
                             (Dollars in thousands)

compensation, as defined. The Company makes annual contributions to the plans equal to the maximum amount that can be deducted for income tax purposes. The following table sets forth the Company's defined benefit pension plans' benefit obligation, fair value of plan assets and funded status recognized in the consolidated balance sheets:

                                                                                Dec. 29,  Dec. 30,
                                                                                 2001       2000
                                                                                --------  --------

Change in benefit obligation
Benefit obligation at beginning of period..................................     $ 7,582    $ 6,917
Actuarial gain (loss)......................................................         847       (178)
Service cost...............................................................         652        552
Interest cost..............................................................         601        522
Benefits paid..............................................................        (267)      (231)
                                                                                -------    -------
Benefit obligation at end of period........................................       9,415      7,582
                                                                                -------    -------
Change in plan assets
Fair value of plan assets at beginning of period...........................       6,196      6,250
Actual (loss) return on plan assets........................................        (333)        29
Employer contributions.....................................................         144        148
Benefits paid..............................................................        (267)      (231)
                                                                                -------    -------
Fair value of plan assets at end of period.................................       5,740      6,196
                                                                                -------    -------
Funded status..............................................................      (3,675)    (1,386)
Unrecognized prior service cost............................................           6          7
Unrecognized net actuarial loss (gain).....................................         124     (1,625)
                                                                                -------    -------
Accrued pension cost.......................................................     $(3,545)   $(3,004)
                                                                                =======    =======

Amount recognized in the consolidated balance sheet
Accrued benefit cost at beginning of period................................     $(3,004)   $(2,697)
Net periodic pension cost..................................................        (685)      (455)
Contributions..............................................................         144        148
                                                                                --------   -------
Accrued pension cost at end of period......................................     $(3,545)   $(3,004)
                                                                                =======    =======


Weighted-average assumptions as of December 29, 2001 and December 30, 2000
Discount rate..............................................................     7.25%      7.50%
Rate of compensation increase...............................................    4.00%      4.50%
Expected long-term rate of return...........................................    8.50%      8.50%


  Plan assets are invested primarily in government securities and mutual funds.

                        B&G FOODS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                     December 29, 2001 and December 30, 2000
                             (Dollars in thousands)



     Net periodic cost includes the following components:

                                                                      Year          Year        Year
                                                                      ended         ended       ended
                                                                     Dec. 29,      Dec. 30,     Jan 1,
                                                                       2001         2000        2000
                                                                     --------      --------   --------

     Service cost-benefits earned during the period...........       $    652      $    552   $    562
     Interest cost on projected benefit obligation............            601           522        504
     Expected return on plan assets...........................           (515)         (521)      (496)
     Net amortization and deferral............................            (53)          (98)        --
                                                                     --------      --------   --------
       Net pension cost.......................................       $    685      $    455   $    570
                                                                     ========      ========   ========



     The Company sponsors several defined contribution plans covering substantially all of its employees. Employees may contribute to these plans and these contributions are matched at varying amounts by the Company. Company contributions for the matching component of these plans amounted to $453, $468 and $426 for the fiscal years ended December 29, 2001, December 30, 2000 and January 1, 2000, respectively. During fiscal 2000, the Company became a member of a multi-employer pension plan. Pension expenses incurred in fiscal 2001 and fiscal 2000 relating to such plan was $390 and $146, respectively.

(10) Changes in Stockholder's Equity

     The changes in stockholder's equity for the fiscal years ended December 29, 2001, December 30, 2000 and January 1, 2000 are as follows:

                                                                           Additional   Retained earnings
                                                      Common Stock          paid-in       (accumulated
                                                                            capital         deficit)          Total
                                                   -------------------     ----------   -----------------    --------
                                                   Shares       Amount
                                                   ------       ------
Balance at Jan. 2, 1999                                 1     $     --       21,342             (522)         20,820
Net income                                             --           --           --            2,253           2,253
Capital contribution                                   --           --       35,000               --          35,000
                                                   ------     --------      -------          -------         -------
Balance at Jan. 1, 2000                                 1           --       56,342            1,731          58,073
Net loss                                               --           --           --           (1,285)         (1,285)
                                                   ------     --------      -------          -------         -------
Balance at Dec. 30, 2000                                1           --       56,342              446          56,788
Net income                                             --           --           --            5,998           5,998
Capital contribution                                   --           --           50               --              50
                                                   ------     --------      -------          -------         -------
Balance at Dec. 29, 2001                                1     $     --       56,392            6,444          62,836
                                                   ======     ========      =======          =======         =======


(11) Related-party Transactions

     The Company is party to a management agreement (the "Management Agreement") with Bruckmann, Rosser, Sherrill & Co., Inc. ("BRS & Co."), the manager of BRS, pursuant to which BRS & Co. is paid an annual fee for certain management, business and organizational strategy, and merchant and investment banking services. In March, 1999, such annual fee was increased to $500 per year. Charges for such services amounted to approximately $500 during the fiscal years

                        B&G FOODS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                     December 29, 2001 and December 30, 2000
                             (Dollars in thousands)

ended December 29, 2001 and December 30, 2000 and $450 during the fiscal year ended January 1, 2000. The Management Agreement will expire on the earlier of December 27, 2006 and the date that BRS owns less than 20% of the outstanding common stock of Holdings.

     The Company also entered into a transaction services agreement pursuant to which BRS & Co. will be paid a transaction fee for management, financial and other corporate advisory services rendered by BRS & Co. in connection with acquisitions by the Company, which fee will not exceed 1.0% of the total transaction value. In connection with the Polaner Acquisition and the Heritage Brands Acquisition in fiscal 1999, the Company paid transaction fees aggregating $300 and $1,920, respectively, which were included in the cost of the respective acquisitions.

     As described in note 6, the Company leases a manufacturing and warehouse facility from the Chairman of the Board of Directors of the Company.

     "Due to related party" at December 29, 2001 and December 30, 2000 includes management fees to BRS.

(12) Commitments and Contingencies

     On January 17, 2001, the Company became aware that fuel oil from its underground storage tank at its Roseland, New Jersey facility had been released into the ground and into a brook adjacent to such property. The New Jersey Department of Environmental Protection ("NJDEP") initially engaged an environmental services firm to address the clean-up of the oil in the brook; and, with the approval of the NJDEP, the Company retained such environmental services firm on January 18, 2001 for the same purpose. In addition, the Company hired another environmental services firm to address the on-site oil impact to subsurface soils. Since January 17, 2001, together with the Company's environmental services firms, the Company has worked to clean-up the oil and is cooperating with the NJDEP. Both environmental services firms have completed the site work and believe they have remediated the site such that no further clean-up is warranted. Both firms have submitted their findings to the NJDEP along with recommendations for no further action. The Company is awaiting the NJDEP's response to those recommendations. NJDEP could require additional investigation before acceding to the no further action recommendations but the cost of such additional investigation is not expected to have a material adverse effect on the Company's consolidated financial condition, results of operations or liquidity.

     The Company recorded a charge of $1.1 million in the first quarter of fiscal 2001 to cover the expected cost of the clean-up, which approximates the actual amount spent as of December 29, 2001. In the third quarter of fiscal 2001, the Company received an insurance reimbursement of $0.2 million and accrued an additional $0.1 million for certain remaining miscellaneous expenses. Management believes that substantially all estimated expenses relating to this matter have been incurred and paid as of December 29, 2001. At December 29, 2001, the remaining accrual related to this matter was less than $0.1 million. Future information and developments may require the Company to continually reassess the impact of this matter.

     In January 2002, the Company was named as a third-party defendant in an action regarding environmental liability at the Combe Fill South Landfill in New Jersey under the Comprehensive Environmental Response, Compensation and Liability Act, or Superfund, for alleged disposal of waste from White Cap Preserves, a former subsidiary of M. Polaner, Inc. M. Polaner was sold by one of the Company's former parents and was ultimately acquired by International Home Foods, Inc. The Company believes that it is indemnified by an affiliate of International Home Foods, Inc. for this liability. The Company has submitted a demand for indemnity, but the indemnitor's initial response was limited to a request for additional information. The Company believes that it may also have substantive defenses to the third-party complaint, and will explore those defenses if the Company is not indemnified for this liability. Nevertheless, based on the Company's understanding of the volume of waste White Cap Preserves is alleged to have sent to the site, the large number of potentially responsible parties, and the size of settlements by other parties with similar volumes, the Company does not believe this liability, if any, will have a material adverse effect on its consolidated financial condition, results of operations or liquidity.

                        B&G FOODS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                     December 29, 2001 and December 30, 2000
                             (Dollars in thousands)


     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

     The Company is subject to environmental regulations in the normal course of business. Management believes that the cost of compliance with such regulations will not have a material adverse effect on the Company's business, consolidated financial position, results of operations or liquidity.

     On December 29, 2001, the Company had purchase commitments with various suppliers to purchase certain raw materials in the aggregate amount of approximately $8,714. Management believes that all such commitments will be fulfilled within one year.

(13) Quarterly Financial Data (unaudited)

                                                                   First       Second     Third      Fourth
                                                                  Quarter     Quarter    Quarter     Quarter       Year
                                                                ---------     -------    -------     -------       ----

Net sales
  2001......................................................    $ 71,956      $  88,090  $  84,632  $ 87,755    $  332,433
  2000......................................................    $ 73,394      $  95,767  $  89,080  $ 93,175    $  351,416
Gross profit
  2001......................................................    $ 30,146      $  38,202  $  35,430  $ 36,130    $  139,908
  2000......................................................    $ 31,890      $  42,339  $  38,782  $ 37,754    $  150,765
Net income (loss)
  2001......................................................    $    608      $   1,694  $   1,085  $  2,611    $    5,998
  2000......................................................    $   (556)     $   1,144  $     189  $ (2,062)   $   (1,285)




                                                                                                      Schedule II

                                         B&G Foods, Inc. and Subsidiaries

                                         Valuation and Qualifying Accounts

                                              (Dollars in thousands)


        Column A               Column B                   Column C                    Column D           Column E
        --------               --------       ---------------------------------       --------           --------
                                                          Additions
                              Balance at                          Charged to
                             beginning of    Charged to costs    other accounts     Deductions -      Balance at end
       Description              period         and expenses        - describe         describe          of period
       -----------           ------------    ----------------    --------------     ------------      ---------------
2001:
Allowance for doubtful
   accounts                     $    465          $    118                 --       $       128(a)        $    455

Environmental Reserves                --          $  1,200                 --       $     1,120(b)        $     80

2000:
Allowance for doubtful
   accounts                     $    517          $    128                 --       $       180(a)        $    465

1999:
Allowance for doubtful
   accounts                     $    229          $    596                 --       $       308(a)        $    517

(a)      Represents bad-debt write-offs.

(b)      Represents payments of $870 and an insurance reimbursement of $250.





==========================================================      =======================================================


     No  dealer,  salesperson,  or other  person has been
authorized  to  give  any  information  or  to  make  any
representations  not contained in this  prospectus,  and,
if given or made,  such  information  or  representations                            $220,000,000
must not be relied upon as having been  authorized  by us.
This  prospectus  does  not constitute  an  offer to sell,
or a  solicitation  of an offer to buy, any of the new
notes offered hereby  in any jurisdiction  to any  person to                             [LOGO]
whom it is  unlawful  to make such  offer or  solicitation
in such  jurisdiction.  Neither  the  delivery  of this
prospectus  nor any sale made hereunder  shall,  under any
circumstances,  create any implication that the information                         B&G FOODS, INC.
contained herein is correct as of any time  subsequent to
the date hereof or that there has been no change in our
affairs  since such date.

                    _________________
                                                     Page                ____________________________________
Forward Looking Statements............................ ii
Summary...............................................  1                             PROSPECTUS
Risk Factors.......................................... 12                ____________________________________
Use of Proceeds....................................... 20
Capitalization........................................ 21
Selected Historical Consolidated Financial Data....... 22
Management's Discussion and Analysis of Financial
     Condition and Results of Operations.............. 24
The Exchange Offer.................................... 31                         OFFER TO EXCHANGE
Our Business.......................................... 40                          All Outstanding
Our Management........................................ 46                  9 5/8% Senior Subordinated Notes
Ownership of Capital Stock............................ 51                    due 2007, Series B and Related
Certain Relationships and Related Transactions........ 53                        Subsidiary Guarantees
Description of Other Indebtedness..................... 54                                 and
Description of the Notes.............................. 55                  9 5/8% Senior Subordinated Notes
Certain U.S. Federal Income Tax Considerations........ 92                    due 2007, Series C and Related
Plan of Distribution.................................. 96                        Subsidiary Guarantees
Legal Matters......................................... 96                                 for
Independent Auditors.................................. 97                  9 5/8% Senior Subordinated Notes
Where You Can Find More Information................... 97                    due 2007, Series D and Related
Index to Consolidated Financial Statements............F-1                       Subsidiary Guarantees


     Until _________, 2002 (90 days after the date of
this prospectus), all dealers effecting transactions in
the notes, whether or not participating in the original                          ______________, 2002
distribution, may be required to deliver a prospectus
when acting as underwriters and with respect to their
unsold allotments or subscriptions.
==========================================================      =======================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers


     Under Section 145 of the Delaware General Corporation Law B&G Foods may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of B&G Foods) by reason of the fact that such person is or was a director, officer, employee, or agent of B&G Foods, or is or was serving at the request of B&G Foods as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of B&G Foods, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     In addition, under Section 145 B&G Foods may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of B&G Foods to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of B&G Foods, or is or was serving at the request of B&G Foods as a director, officer, employee or agent of B&G Foods, or is or was serving at the request of B&G Foods as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of B&G Foods and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to B&G Foods unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     Section 145 also provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or defense of any claim issue or matter therein, such person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by such person in connection therewith.

     Furthermore, Section 145 provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Under Section 102(b)(7) of the Delaware General Corporation Law B&G Foods may in its certificate of incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation's capital stock); or (iv) for any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation provides that our directors shall be entitled to the benefits of all limitations on the liability of directors generally permissible under Delaware law and that we shall indemnify all persons whom we are permitted to indemnify to the full extent permitted under Section 145 of the Delaware General Corporation Law.

     In addition, our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under Delaware law as in effect from time to time and by our certificate of incorporation.

Item 21. Exhibits and Financial Statement Schedules


(a)       Exhibits.

2.1 Stock Purchase Agreement, dated July 2, 1998, by and among BGH Holdings, Inc., Maple Grove Farms of Vermont, Inc., Up Country Naturals of Vermont, Inc., Les Produits Alimentaires Jacques et Fils Inc., William F. Callahan and Ruth M. Callahan. (Filed with the Securities and Exchange Commission as Exhibit 2.1 to Commission Filing No. 333-39813 on August 3, 1998 and incorporated herein by reference)

2.2 Asset Purchase Agreement, dated as of January 12, 1999, by and among Polaner, Inc. (f.k.a. Roseland Distribution Company), International Home Foods, Inc. and M. Polaner, Inc. (Filed with the Securities and Exchange Commission as Exhibit 1 to our company's report on Form 8-K filed February 19, 1999 and incorporated herein by reference)

2.3 Asset and Stock Purchase Agreement, dated as of January 28, 1999, by and among The Pillsbury Company, Indivined B.V., IC Acquisition Company, Heritage Acquisition Corp. and, as guarantor, B&G Foods, Inc. (Filed as Exhibit 2.1 to our company's report on Form 8-K filed April 1, 1999 and incorporated herein by reference).

3.1 Certificate of Incorporation of B&G Foods, Inc. (Filed with the Securities and Exchange Commission as Exhibit 3.1 to Amendment No. 1 to Registration Statement No. 333-39813 on January 14, 1998 and incorporated herein by reference)

3.2 Bylaws of B&G Foods, Inc. (Filed with the Securities and Exchange Commission as Exhibit 3.2 to Amendment No. 1 to Registration Statement No. 333-39813 on January 14, 1998 and incorporated herein by reference)

3.3 Certificate of Incorporation of BGH Holdings, Inc. (Filed with the Securities and Exchange Commission as Exhibit 3.3 to Amendment No. 1 to Registration Statement No. 333-39813 on January 14, 1998 and incorporated herein by reference)

3.4 Bylaws of BGH Holdings, Inc. (Filed with the Securities and Exchange Commission as Exhibit 3.4 to Amendment No. 1 to Registration Statement No. 333-39813 on January 14, 1998 and incorporated herein by reference)

3.5       Certificate of Incorporation of Maple Groves Farms of Vermont, Inc. *

3.6       Bylaws of Maple Groves Farms of Vermont, Inc. *

3.7 Certificate of Incorporation of Trappey's Fine Foods, Inc. (Filed with the Securities and Exchange Commission as Exhibit 3.7 to Amendment No. 1 to Registration Statement No. 333-39813 on January 14, 1998 and incorporated herein by reference)

3.8 Bylaws of Trappey's Fine Foods, Inc. (Filed with the Securities and Exchange Commission as Exhibit 3.8 to Amendment No. 1 to Registration Statement No. 333-39813 on January 14, 1998 and incorporated herein by reference)

3.9 Certificate of Incorporation for Bloch & Guggenheimer, Inc. (Filed with the Securities and Exchange Commission as Exhibit 3.9 to Amendment No. 1 to Registration Statement No. 333-39813 on January 14, 1998 and 63 incorporated herein by reference)

3.10 Bylaws of Bloch & Guggenheimer, Inc. (Filed with the Securities and Exchange Commission as Exhibit 3.10 to Amendment No. 1 to Registration Statement No. 333-39813 on January 14, 1998 and incorporated herein by reference)

3.11 Certificate of Incorporation of RWBV Acquisition Corp. (Filed with the Securities and Exchange Commission as Exhibit 3.11 to Amendment No. 1 to Registration Statement No. 333-39813 on January 14, 1998 and incorporated herein by reference)

3.12 Bylaws of RWBV Acquisition Corp. (Filed with the Securities and Exchange Commission as Exhibit 3.12 to Amendment No. 1 to Registration Statement No. 333-39813 on January 14, 1998 and incorporated herein by reference)

3.13 Certificate of Incorporation of Les Produits Alimentaires Jacques Et Fils, Inc. *

3.14      Bylaws of Les  Produits  Alimentaires  Jacques  Et Fils,  Inc. *

3.15 Certificate of Incorporation of Polaner, Inc. (f.k.a. Roseland Distribution Company). (Filed with the Securities and Exchange Commission as Exhibit 3.15 to Amendment No. 1 to Registration Statement No. 333-39813 on January 14, 1998 and incorporated herein by reference)

3.16 Bylaws of Polaner, Inc. (f.k.a. Roseland Distribution Company). (Filed with the Securities and Exchange Commission as Exhibit 3.16 to Amendment No. 1 to Registration Statement No. 333-39813 on January 14, 1998 and incorporated herein by reference)

3.17      Certificate of  Incorporation  of Heritage  Acquisition  Corp. *

3.18      Bylaws of Heritage Acquisition Corp. *

3.19      Declaration of Trust of William Underwood Company. *

3.20      Bylaws of William Underwood Company. *

4.1       Indenture  dated as of August 11,  1997  between B&G Foods,  Inc,  BGH
          Holdings, Inc., RWBV Acquisition Corp., BRH Holdings, Inc., Bloch & Guggenheimer, Inc., Polaner, Inc. (f.k.a. Roseland Distribution Company), Burns & Ricker, Inc., Roseland Manufacturing, Inc., and RWBW Brands Company and The Bank of New York, as trustee. (Filed with the Securities and Exchange Commission as Exhibit 4.1 to Registration Statement No. 333-39813 on November 7, 1997 and incorporated herein by reference)

4.2 First Supplemental Indenture dated as of May 31, 2000 (to the Indenture dated as of August 11, 1997) between B&G Foods, Inc., BGH Holdings, Inc., RWBV Acquisition Corp., Bloch & Guggenheimer, Inc., Polaner, Inc. (f.k.a. Roseland Distribution Company), Burns & Ricker, Inc., Trappey's Fine Foods, Inc., Maple Groves Farms of Vermont, Inc., William Underwood Company, Heritage Acquisition Corp. and the Bank of New York. *

4.3 Second Supplemental Indenture dated as of February 28, 2002 between B&G Foods, Inc., BGH Holdings, Inc., RWBV Acquisition Corp., Bloch & Guggenheimer, Inc., Polaner, Inc. (f.k.a. Roseland Distribution Company), Trappey's Fine Foods, Inc., Maple Groves Farms of Vermont, Inc., William Underwood Company, Heritage Acquisition Corp., Les Produits Alimentaires Jacques Et Fils, Inc. and the Bank of New York.
          *

4.4 Indenture dated as of March 7, 2002 between B&G Foods, Inc, BGH Holdings, Inc., RWBV Acquisition Corp., Bloch & Guggenheimer, Inc., Polaner, Inc., Maple Groves Farms of Vermont, Inc., Les Produits Alimentaires Jacques Et Fils, Inc., Heritage Acquisition Corp., Trappey's Fine Foods, Inc., William Underwood Company and The Bank of New York, as trustee. (Filed herewith)

4.5 Form of 9 5/8% Senior Subordinated Notes due 2007 issued on August 11, 1997. (Filed with the Securities and Exchange Commission as Exhibit
          4.1 to Registration Statement No. 333-39813 on November 7, 1997 and incorporated herein by reference)

4.6       Form of 9 5/8% Senior  Subordinated  Notes due 2007 issued on March 7,
          2002. *

4.7       Form of 9 5/8% Senior Subordinated Notes due 2007 offered hereby. *

5.1       Opinion from Dechert regarding legality. *

8.1       Opinion from Dechert regarding tax matters. *

10.1 Registration Rights Agreement dated as of August 11, 1997 by and among B&G Foods, Inc., the guarantors party thereto, Lehman Brothers, Inc. and Lazard Freres & Co., LLC. (Filed with the Securities and Exchange Commission as Exhibit 10.1 to Registration Statement No. 333-39813 on November 7, 1997 and incorporated herein by reference)

10.2 Purchase Agreement dated August 6, 1997 among B&G Foods, Inc., the Guarantors party thereto, Lehman Brothers, Inc., and Lazard Freres & Co., LLC. (Filed with the Securities and Exchange Commission as
          Exhibit 10.2 to Registration Statement No. 333-39813 on November 7, 1997 and incorporated herein by reference)

10.3 Guaranty, dated as of January 12, 1999, of B&G Foods, Inc. in favor of International Home Foods, Inc. and M. Polaner, Inc. (Filed with the Securities and Exchange Commission as Exhibit 3 to the Company's Report on Form 8-K filed February 19, 1999 and incorporated herein by reference).

10.4 Revolving Credit Agreement, dated as of March 15, 1999 among B&G Foods Holdings Corp., B&G Foods, Inc., as borrower, the several lenders 65 from time to time party thereto, Lehman Brothers Inc., as Arranger, The Bank of New York, as documentation agent, Heller Financial, Inc., as co-documentation agent, and Lehman Commercial Paper Inc. as syndication agent and administrative agent. (Filed as Exhibit 10.1 to the Company's report on Form 10-Q filed May 17, 1999 and incorporated herein by reference).

10.5 Term Loan Agreement, dated as of March 15, 1999, among B&G Foods Holdings Corp., B&G Foods, Inc., as borrower, the several lenders from time to time party thereto, Lehman Brothers Inc., as arranger, The Bank of New York, as documentation agent, Heller Financial, Inc., as co-documentation agent, and Lehman Commercial Paper, Inc., as syndication agent and administrative agent. (Filed as Exhibit 10.2 to the Company's report on Form 10-Q filed May 17, 1999 and incorporated herein by reference).

10.6 Guarantee and Collateral Agreement, dated as of March 15, 1999, by B&G Foods Holdings Corp., B&G Foods, Inc., and certain of its subsidiaries in favor of Lehman Commercial Paper, Inc., as administrative agent. (Filed as Exhibit 10.3 to the Company's report on Form 10-Q filed May 17, 1999 and incorporated herein by reference)

10.7 Amended and Restated Securities Holders Agreement dated December 22, 1999 among B&G Foods Holdings Corp., Bruckmann, Rosser, Sherrill & Co., L.P., Canterbury Mezzanine Capital II, L.P., The CIT Group/Equity Investments, Inc. and the Management Stockholders named therein. (Filed as Exhibit 10.14 to the Company's report on Form 10-K filed March 3, 2000 and incorporated herein by reference)

10.8 Amendment, dated as of May 12, 2000, to Revolving Credit Agreement, dated as of March 15, 1999, among B&G Foods Holdings Corp., B&G Foods, Inc., as borrower, the several lenders from time to time party thereto, Lehman Brothers Inc., as arranger, The Bank of New York, as documentation agent, Heller Financial, Inc., as co-documentation agent, and Lehman Commercial Paper Inc. as syndication agent and administrative agent. (Filed as Exhibit 10.15 to the Company's report on Form 10-Q filed May 15, 2000 and incorporated herein by reference).

10.9 Amendment, dated as of May 12, 2000, to Term Loan Agreement, dated as of March 15, 1999, among B&G Foods Holdings Corp., B&G Foods, Inc., as borrower, the several lenders from time to time party thereto, Lehman Brothers Inc., as arranger, The Bank of New York, as documentation agent, Heller Financial, Inc., as co-documentation agent, and Lehman Commercial Paper, Inc., as syndication agent and administrative agent. (Filed as Exhibit 10.16 to the Company's report on Form 10-Q filed May 15, 2000 and incorporated herein by reference).

10.10 Second Amendment, dated as of March 5, 2002, to Revolving Credit Agreement, dated as of March 15, 1999, as Amended by the Amendment dated as of May 12, 2000, among B&G Foods Holdings Corp., B&G Foods, Inc., the several banks and other financial institutions or entities from time to time parties to the Revolving Credit Agreement, Lehman Brothers Inc., as advisor, lead arranger and book manager, The Bank of New York, as documentation agent, Heller Financial, Inc., as co-documentation agent, and Lehman Commercial Paper Inc. as syndication agent and administrative agent. (Filed herewith)

10.11 Second Amendment, dated as of March 5, 2002, to Term Loan Agreement, dated as of March 15, 1999, as Amended by the Amendment dated as of May 12, 2000, among B&G Foods Holdings Corp., B&G Foods, Inc., the several financial institutions or entities from time to time parties to the Term Loan Agreement thereto, Lehman Brothers Inc., as advisor, lead arranger and book manager, The Bank of New York, as documentation agent, Heller Financial, Inc., as co-documentation agent, and Lehman Commercial Paper, Inc., as syndication agent and administrative agent. (Filed herewith)

10.12 Purchase Agreement dated as of March 4, 2002 between B&G Foods, Inc., BGH Holdings, Inc., RWBV Acquisition Corp., Bloch & Guggenheimer, Inc., Polaner, Inc., Trappey's Fine Foods, Inc., Maple Grove Farms of Vermont, Inc., Les Produits Alimentaires Jacques et Fils, Inc., Heritage Acquisition Corp., William Underwood Company and The Bank of New York. (Filed herewith)

10.13 Registration Rights Agreement dated as of March 7, 2002 between B&G Foods, Inc., BGH Holdings, Inc., RWBV Acquisition Corp., Bloch & Guggenheimer, Inc., Polaner, Inc., Trappey's Fine Foods, Inc., Maple Grove Farms of Vermont, Inc., Les Produits Alimentaires Jacques et Fils, Inc., Heritage Acquisition Corp., William Underwood Company, Lehman Brothers Inc. and Fleet Securities, Inc. (Filed herewith)

12.1      Computation of Ratio of Earnings to Fixed  Charges.  (Filed as Exhibit
          12.1 to our company's report on Form 10-K filed February 22, 2002 and incorporated herein by reference)

21.1 Subsidiaries of the Company and the additional registrants. (Filed as Exhibit 21.1 to our company's report on Form 10-K filed February 22, 2002 and incorporated herein by reference)

23.1      Consent of KPMG LLP. (Filed herewith)

23.2      Consent of Dechert. (Included in Exhibit 5.1) *

24.1      Power of attorney. (Included on pages signature pages)

25.1 Statement of eligibility and qualification of The Bank of New York on Form T-1. *

99.1      Form of letter of transmittal.*

99.2      Form of notice of guaranteed delivery.*

---------------------

*         To be filed by amendment

(b)       Financial Statement Schedules

          Shedule II B&G Foods, Inc. Valuation and Qualifying Accounts

     Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

Item 22.  Undertakings

     (a)  The undersigned registrants hereby undertake:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the corporation being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey on April 11, 2002.

                                        B&G Foods, inc.


                                        By:  /s/ David L. Wenner
                                             -----------------------------------
                                                       David L. Wenner
                                                          President

                                        BGH Holdings, Inc.
                                        Trappey's Fine Foods, Inc.
                                        Maple Groves Farms of Vermont, Inc.
                                        William Underwood Company
                                        Polaner, Inc.
                                        Heritage Acquisition Corp.
                                        Bloch & Guggenhemer, Inc.


                                        By:  /s/ David L. Wenner
                                             -----------------------------------
                                                       David L. Wenner
                                                          President

                                        RWBV Acquisition Corp.
                                        Les Produits Alimentaires
                                           Jacques et Fils Inc.


                                        By: /s/ David L. Wenner
                                            ------------------------------------
                                                       David L. Wenner
                                                        Vice President


     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of David L. Wenner and Robert C. Cantwell, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, as well as any related registration statement (or amendment thereto) filed pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

     This power of attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the date indicated.


                                                B&G FOODS, INC

                     Name                                          Title                         Date
                     ----                                          -----                         ----

 /s/ David L. Wenner                               President and Director (Principal
-----------------------------------------------       Executive Officer)                      April 11, 2002
              David L. Wenner

 /s/ Robert C. Cantwell                            Executive Vice President of                April 11, 2002
-----------------------------------------------       Finance and Chief Financial Officer
              Robert C. Cantwell                      (Principal Financial Officer and
                                                      Accounting Officer)

 /s/ Thomas J. Baldwin                             Director                                   April 11, 2002
-----------------------------------------------
              Thomas J. Baldwin

  /s/ Alfred Poe                                   Director                                   April 11, 2002
-----------------------------------------------
                  Alfred Poe

  /s/ Stephen C. Sherrill                          Director                                   April 11, 2002
-----------------------------------------------
             Stephen C. Sherrill

 /s/ Leonard S. Polaner                            Director                                   April 11, 2002
-----------------------------------------------
              Leonard S. Polaner

 /s/ William F. Callahan III                       Director                                   April 11, 2002
-----------------------------------------------
           William F. Callahan III

  /s/ Nicholas B. Dunphy                           Director                                   April 11, 2002
-----------------------------------------------
              Nicholas B. Dunphy

 /s/ James R. Chambers                             Director                                   April 11, 2002
-----------------------------------------------
              James R. Chambers

                                              BGH HOLDINGS, INC.

                     Name                                      Title                                Date
                     ----                                      -----                                ----

 /s/ David L. Wenner                               President (Principal Executive
-----------------------------------------------       Officer)                                April 11, 2002
               David L. Wenner

 /s/ Robert C. Cantwell                            Executive Vice President of
-----------------------------------------------       Finance and Secretary (Principal        April 11, 2002
              Robert C. Cantwell                      Financial Officer and Accounting
                                                      Officer)

 /s/ Stephen C. Sherrill                           Director                                   April 11, 2002
-----------------------------------------------
             Stephen C. Sherrill



                                                     II-8


                                          TRAPPEY'S FINE FOODS, INC.

                     Name                                          Title                         Date
                     ----                                          -----                         -----
 /s/ David L. Wenner                               President (Principal Executive
-----------------------------------------------       Officer)
               David L. Wenner                                                                April 11, 2002

 /s/ Robert C. Cantwell                            Executive Vice President of
-----------------------------------------------       Finance and Secretary (Principal        April 11, 2002
              Robert C. Cantwell                      Financial Officer and Accounting
                                                      Officer)

 /s/ Stephen C. Sherrill                           Director                                   April 11, 2002
-----------------------------------------------
             Stephen C. Sherrill



                                            RWBV ACQUISITION CORP.

                     Name                                          Title                         Date
                     ----                                          -----                         ----
 /s/ Stephen C. Sherrill                           President, Secretary and
-----------------------------------------------
             Stephen C. Sherrill                     Director (Principal Executive            April 11, 2002
                                                     Officer)

 /s/ Robert C. Cantwell                            Vice President of Finance and
-----------------------------------------------
              Robert C. Cantwell                     Assistant Secretary (Principal           April 11, 2002
                                                     Financial Officer and Accounting
                                                     Officer)


                                      MAPLE GROVE FARMS OF VERMONT, INC.

                     Name                                          Title                         Date
                     ----                                          -----                         ----

 /s/ David L. Wenner                               President and Treasurer                    April 11, 2002
-----------------------------------------------       (Principal Executive Officer)
               David L. Wenner

 /s/ Robert C. Cantwell                            Executive Vice President or Finance        April 11, 2002
-----------------------------------------------       and Secretary (Principal Financial
              Robert C. Cantwell                      Officer and Accounting Officer)

 /s/ Stephen C. Sherrill                           Director                                   April 11, 2002
-----------------------------------------------
             Stephen C. Sherrill


                                                     II-9

                                          WILLIAM UNDERWOOD COMPANY

                     Name                                          Title                         Date
                     ----                                          -----                         ----
  /s/ David L. Wenner                              President and Secretary (Principal
-----------------------------------------------       Executive Officer)                      April 11, 2002
               David L. Wenner

 /s/ Robert C. Cantwell                            Vice President of Finance, Treasurer,
-----------------------------------------------       Secretary and Trustee (Principal        April 11, 2002
              Robert C. Cantwell                      Financial Officer and Accounting
                                                      Officer)

 /s/ Stephen C. Sherrill                           Trustee                                    April 11, 2002
-----------------------------------------------
             Stephen C. Sherrill

 /s/ Thomas J. Baldwin                             Trustee                                    April 11, 2002
-----------------------------------------------
              Thomas J. Baldwin

 /s/ Leonard S. Polaner                            Trustee                                    April 11, 2002
-----------------------------------------------
              Leonard S. Polaner

 /s/ James Brown                                   Trustee                                    April 11, 2002
-----------------------------------------------
                 James Brown

 /s/ David Burke                                   Trustee                                    April 11, 2002
-----------------------------------------------
                 David Burke


                                                POLANER, INC.

                     Name                                          Title                         Date
                     ----                                          -----                         ----

 /s/ David L. Wenner                               President (Principal Executive             April 11, 2002
-----------------------------------------------       Officer)
               David L. Wenner

 /s/ Robert C. Cantwell                            Executive Vice President and
-----------------------------------------------       Secretary (Principal Financial          April 11, 2002
              Robert C. Cantwell                      Officer and Accounting Officer)

 /s/ Stephen C. Sherrill                           Director                                   April 11, 2002
-----------------------------------------------
             Stephen C. Sherrill




                                                    II-10


                               LES PRODUITS ALIMENTAIRES JACQUES ET FILS, INC.

                     Name                                          Title                         Date
                     ----                                          -----                         ----

 /s/ Ghislain Jacques                              President (Principal Executive             April 11, 2002
-----------------------------------------------       Officer)
               Ghislain Jacques

 /s/ David L. Wenner                               Vice President and Director                April 11, 2002
-----------------------------------------------
               David L. Wenner

 /s/ Robert C. Cantwell                            Executive Vice President and               April 11, 2002
-----------------------------------------------       Secretary (Principal Financial
              Robert C. Cantwell                      Officer and Accounting Officer)

 /s/ Stephen C. Sherrill                           Vice President, Assistant Secretary        April 11, 2002
-----------------------------------------------       and Director
             Stephen C. Sherrill

                                          HERITAGE ACQUISITION CORP.

                     Name                                          Title                         Date
                     ----                                          -----                         ----


 /s/ David L. Wenner                               President and Secretary (Principal
-----------------------------------------------       Executive Officer)                      April 11, 2002
               David L. Wenner

 /s/ Robert C. Cantwell                            Vice President of Finance, Treasurer
-----------------------------------------------       and Assistant Secretary (Principal      April 11, 2002
              Robert C. Cantwell                      Financial Officer and Accounting
                                                      Officer)

 /s/ Stephen C. Sherrill                           Director                                   April 11, 2002
-----------------------------------------------
             Stephen C. Sherrill


                                          BLOCH & GUGGENHEIMER, INC.

                      Name                                          Title                         Date
                     ----                                          -----                         ----


 /s/ David L. Wenner                               President (Principal Executive             April 11, 2002
-----------------------------------------------       Officer)
               David L. Wenner

 /s/ Robert C. Cantwell                            Executive Vice President and               April 11, 2002
-----------------------------------------------       Assistant Secretary (Principal
              Robert C. Cantwell                      Financial Officer and Accounting
                                                      Officer)

 /s/ Stephen C. Sherrill                           Vice President and Director                April 11, 2002
-----------------------------------------------
             Stephen C. Sherrill




                                                    II-11